SCHEDULE 14A
                           (Rule 14a-101)

              INFORMATION REQUIRED IN PROXY STATEMENT

                      SCHEDULE 14A INFORMATION

    Proxy Statement Pursuant to Section 14(a) of the Securities
               Exchange Act of 1934 (Amendment No. 1)


Filed by the registrant

Filed by a party other than the registrant

Check the appropriate box:
 Preliminary proxy statement
x Definitive proxy statement
 Definitive additional materials
 Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                  Bedford Property Investors, Inc.
          (Name of Registrant as Specified in Its Charter)

                          Donald A. Lorenz
             (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
 $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or
14a-6(i)(2).
 $500 per each party to the controversy pursuant to Exchange Act Rule
14a-6(i)(3).
 Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

(4) Proposed maximum aggregate value of transaction:


  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:  $125.00

(2) Form, schedule or registration statement no.: PRE 14A

(3) Filing party: Donald A. Lorenz for Bedford Property Investors, Inc.

(4) Date filed: May 30, 1995




_________________________

* Set forth the amount on which the filing fee is calculated and state how it was determined.

Dear Shareholder:

The directors and officers join me in extending to you a cordial invitation to attend our Annual Meeting of Stockholders. This meeting will be on Wednesday, September 13, 1995 at 1:00 p.m., at the A. P. Giannini Auditorium on the Concourse Level of the Bank of America Building in San Francisco, California.

Enclosed please find the Notice of Meeting, Proxy Statement, and Proxy Card. We apologize for the length of the Proxy Statement, but it reflects the proposed sale of $50 million of Series A Convertible Preferred Stock, a transaction your management recommends FOR approval. In addition, the Proxy Statement includes the customary election of directors and three proposals amending the Charter of the Company. One proposal creates a new class of stock to be known as Series A Convertible Preferred Stock. Another proposal limits the transferability of shares of Common Stock which is intended to protect the Company from failing to meet one of the conditions to qualify as a REIT. The third amendment to the Charter deletes Article VIII of the Charter relating to certain business combinations.

The sale of $50 million of Series A Convertible Preferred Stock will enable the Company to grow in the near term. Your careful review of this transaction and your support will be greatly appreciated. You should note that the approval of the matters set forth herein will result in a change of control of the Company. If the proposed stock sale is consummated, the purchaser will hold Series A Convertible Preferred Stock which, after two years, will be convertible into common stock representing 58% of the Company's currently outstanding common stock. Prior to conversion, under the terms of the Series A Convertible Preferred Stock and the terms of the Series A Convertible Preferred Stock Purchase Agreement (all of which is described more fully in Proposals 1 and 2 of the attached Proxy Statement), the purchaser will have the ability to exercise substantial control over the Company.

Your management and Board of Directors unanimously recommend that you vote FOR all of the proposals, and FOR all nominees for directors.

Please take time to review and vote on each proposal. Your vote is important. Please remember to return your Proxy Cards.

Hope to see you at the Annual Meeting.

Very truly yours,



Peter B. Bedford
Chairman of the Board and
Chief Executive Officer

                 BEDFORD PROPERTY INVESTORS, INC.
                       270 Lafayette Circle
                       Lafayette, CA  94549



             NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   To Be Held September 13, 1995



TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Bedford Property
Investors, Inc., a Maryland corporation (the "Company"), will be held in the A. P. Giannini Auditorium, Concourse Level, The Bank of America Building, 555 California Street, San Franisco, California on
Wednesday, September 13, 1995, at 1:00 p.m., local time, to consider the following proposals:

     1. To consider for approval the sale and issuance of 8,333,334 shares of Series A Convertible Preferred Stock of the Company to AEW Partners, L.P. for an aggregate purchase price of $50 million;

     2. To amend the charter of the Company (the "Charter") to create a new class of stock of the Company to be known as "Series A Convertible Preferred Stock", and to state the terms of such class;

     3. To amend the Charter to substitute a new Article VII, containing provisions limiting the transferability of shares of Common Stock intended to reduce the risk that the Company would fail to satisfy one of the requirements for qualifying as a real estate investment trust for federal income tax purposes;

     4.   To amend the Charter to delete in its entirety Article
VIII, relating to certain business combinations;

     5. To elect five Directors to serve until the next annual meeting of the stockholders and until their successors are duly elected and qualify; and

     6. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on July 7, 1995 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. THE PRESENCE AT THE MEETING, IN PERSON OR BY PROXY, OF STOCKHOLDERS HOLDING SHARES ENTITLED TO CAST A MAJORITY OF ALL VOTES ENTITLED TO BE CAST AT THE MEETING SHALL CONSTITUTE A QUORUM. IF YOU CANNOT ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

                              By Order of the Board of Directors



                              JENNIFER I. MORI
                              Secretary

August 7, 1995
Lafayette, California

                              PROXY STATEMENT

                             TABLE OF CONTENTS


                                                                       Page

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
         The Stock Purchase Agreement. . . . . . . . . . . . . . . . . .  4
         Terms of the Series A Convertible Preferred Stock . . . . . . .  8
         Limitations on Transferability of the Company's Stock . . . . . 11
         Removal of Article VIII from the Company's Charter
            Regarding Business Combinations. . . . . . . . . . . . . . . 12
         Certain Considerations Concerning the Investment
            Proposals. . . . . . . . . . . . . . . . . . . . . . . . . . 13
         Potential Conflicts of Interest . . . . . . . . . . . . . . . . 16

PROPOSAL 1  APPROVAL OF THE SALE AND ISSUANCE OF 8,333,334
            SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK . . . . . . . 18
         General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
         The Stock Purchase Agreement. . . . . . . . . . . . . . . . . . 18
         Background and Reasons for the AEW Stock Sale . . . . . . . . . 19
         Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . 21
         Certain Rights Under the Stock Purchase Agreement . . . . . . . 22
         Certain Ancillary Agreements. . . . . . . . . . . . . . . . . . 27
         Fees and Expenses Payable in Connection with the
            Offering . . . . . . . . . . . . . . . . . . . . . . . . . . 29
         Conditions to Closing . . . . . . . . . . . . . . . . . . . . . 29
         Listing of the Common Stock Issuable Upon Conversion
            of the AEW Preferred Stock . . . . . . . . . . . . . . . . . 30
         Certain Considerations. . . . . . . . . . . . . . . . . . . . . 30
         Potential Conflicts of Interest . . . . . . . . . . . . . . . . 35
         Certain Income Tax Considerations . . . . . . . . . . . . . . . 36
         Vote Required; Recommendation of the Board of
            Directors. . . . . . . . . . . . . . . . . . . . . . . . . . 38

PROPOSAL 2  AMENDMENT OF CHARTER TO CREATE A NEW CLASS OF
            STOCK OF THE COMPANY TO BE KNOWN AS "SERIES A
            CONVERTIBLE PREFERRED STOCK", TO STATE THE TERMS
            OF SUCH STOCK. . . . . . . . . . . . . . . . . . . . . . . . 40
         Terms of the Series A Convertible Preferred Stock . . . . . . . 40
            General. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
            Ranking. . . . . . . . . . . . . . . . . . . . . . . . . . . 40
            Dividends. . . . . . . . . . . . . . . . . . . . . . . . . . 41
            Liquidation Preference . . . . . . . . . . . . . . . . . . . 42
            Redemption . . . . . . . . . . . . . . . . . . . . . . . . . 42
            Voting Rights. . . . . . . . . . . . . . . . . . . . . . . . 44
            Conversion Rights. . . . . . . . . . . . . . . . . . . . . . 46
            Protective Provisions. . . . . . . . . . . . . . . . . . . . 48
            Transfer Agent . . . . . . . . . . . . . . . . . . . . . . . 49
         Vote Required; Recommendation of the Board of
            Directors. . . . . . . . . . . . . . . . . . . . . . . . . . 49

PROPOSAL 3  AMENDMENT OF CHARTER TO SUBSTITUTE A NEW ARTICLE
            VII LIMITING TRANSFERABILITY OF THE COMPANY'S
            STOCK. . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
         Limitations on Transferability of the Company's Stock . . . . . 50
            The Current Charter Provision. . . . . . . . . . . . . . . . 50
            The Articles of Amendment. . . . . . . . . . . . . . . . . . 50
            Antitakeover Effect. . . . . . . . . . . . . . . . . . . . . 54
            Effect on AEW and Mr. Bedford. . . . . . . . . . . . . . . . 54
         Vote Required; Recommendation of the Board of
            Directors. . . . . . . . . . . . . . . . . . . . . . . . . . 54

PROPOSAL 4  AMENDMENT OF CHARTER TO DELETE ARTICLE VIII
            REGARDING CERTAIN BUSINESS COMBINATIONS. . . . . . . . . . . 55
         Vote Required; Recommendation of the Board of
            Directors. . . . . . . . . . . . . . . . . . . . . . . . . . 58

PROPOSAL 5  ELECTION OF DIRECTORS. . . . . . . . . . . . . . . . . . . . 59
         Executive Officers of the Company . . . . . . . . . . . . . . . 61
         Compensation of Executive Officers. . . . . . . . . . . . . . . 62
         Compensation of Directors . . . . . . . . . . . . . . . . . . . 64
         Committees and Meetings of the Board of Directors . . . . . . . 65
         Compensation Committee Interlocks and Insider
            Participation. . . . . . . . . . . . . . . . . . . . . . . . 66
         Certain Other Matters . . . . . . . . . . . . . . . . . . . . . 66
         Option Grants . . . . . . . . . . . . . . . . . . . . . . . . . 67
         Aggregate Option Values at Year-End 1994. . . . . . . . . . . . 68
         Security Ownership of Certain Beneficial Owners and
            Management . . . . . . . . . . . . . . . . . . . . . . . . . 69
         Security Ownership Assuming Consummation of the AEW
         Stock Sale . . . .                                              70
         Certain Relationship and Related Transactions . . . . . . . . . 71
            Cost of Acquisitions . . . . . . . . . . . . . . . . . . . . 71
            Other Transactions . . . . . . . . . . . . . . . . . . . . . 72
         Vote Required; Recommendation of the Board of
            Directors. . . . . . . . . . . . . . . . . . . . . . . . . . 72

INDEPENDENT AUDITORS . . . . . . . . . . . . . . . . . . . . . . . . . . 73

OTHER MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE. . . . . . . . . . . . 73

STOCKHOLDER PROPOSALS. . . . . . . . . . . . . . . . . . . . . . . . . . 74

GLOSSARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 75

                                 EXHIBITS


EXHIBIT A  Articles of Amendment Defining the Terms of the
           Series A Convertible Preferred Stock and Amending the Limitations on the Transferability of the Company's Stock

EXHIBIT B  Articles of Amendment Deleting Article VIII
           (relating to Certain Business Combinations) from the Charter

EXHIBIT C  Bedford Property Investors, Inc. Pro Forma
           Consolidated Statement of Operations for the Year
           Ended December 31, 1994

EXHIBIT D  Historical Summary of Gross Income and Direct
           Operating Expenses of Properties Acquired in 1994
           for the Year Ended December 31, 1993

                     BEDFORD PROPERTY INVESTORS, INC.
                           270 Lafayette Circle
                           Lafayette, CA  94549

                              PROXY STATEMENT


                            September 13, 1995
                      Annual Meeting of Stockholders


                               INTRODUCTION


    This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board of Directors" or the "Board") of Bedford Property Investors, Inc., a Maryland corporation (the "Company") of proxies from the holders (the "Stockholders") of the Company's issued and outstanding shares of Common Stock, par value $.01 per share (the "Common Stock"), to be exercised at the Annual Meeting of Stockholders to be held on Wednesday, September 13, 1995, in the A. P. Giannini Auditorium, Concourse Level, The Bank of America Building, 555 California Street, San Francisco, California, at 1:00 p.m., local time, and at any adjournment(s) or postponement(s) of such meeting (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders.

    This Proxy Statement and the enclosed Proxy Card are being mailed to the Stockholders on or about August 14, 1995.

    Only the holders of record of the shares of Common Stock at the close of business on July 7, 1995 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 5,990,650 shares of Common Stock were outstanding, each of which is entitled to cast one vote.

    The presence at the Annual Meeting, in person or by proxy, of Stockholders holding shares entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (i.e., votes not cast by a broker or other record holder in "street" or nominee name solely because such record holder does not have discretionary authority to vote on the matter) will be counted toward the presence of a quorum. With respect to the approval of the sale of Series A Convertible Preferred Stock (Proposal 1), abstentions and broker non-votes will have no effect on the result of the vote, assuming that the number of votes cast represents over 50% of all outstanding shares of Common Stock. With respect to the amendments to the Charter of the Company (the "Charter") (Proposals 2, 3 and 4), abstentions and broker non-votes will have the same effect as votes against those Proposals. With respect to the election of directors, abstentions and broker non-votes will not be counted as votes cast (Proposal 5).

    The approval of Proposals 1 and 2 are each contingent on the approval of the other. Unless both of such proposals are approved by the Stockholders, neither will be permitted to become effective by the Company. In addition, the approval of Proposal 3 is contingent on the approval of both Proposals 1 and 2. Unless both Proposals 1 and 2 are approved, Proposal 3 will not be permitted to become effective by the Company.

    Under the Maryland General Corporation Law ("MGCL"), holders of shares of Common Stock will not be entitled to appraisal rights with respect to such shares with respect to any of the Proposals.

    All expenses in connection with the solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers and directors of the Company may also solicit proxies by mail, telephone, facsimile or in person. Additionally, the Company may retain the services of a professional proxy solicitation firm to assist in the solicitation of proxies, at a cost of approximately $15,000 plus expenses, which would be borne by the Company.

    The shares of Common Stock represented by all properly executed Proxy Cards will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of all of the Proposals. As to any other business which may properly come before the Annual Meeting, all properly executed Proxy Cards will be voted by the persons named therein in accordance with their best judgment. The Company does not presently know of any other business which may come before the Annual Meeting. Any person giving a proxy has the right to revoke it at any time before it is exercised (a) by filing with the Secretary of the Company a duly signed revocation or Proxy Card bearing a later date or
(b) by voting in person at the Annual Meeting.

                                  SUMMARY

    The following is a brief summary of certain information contained elsewhere in this Proxy Statement (the "Proxy Statement"). This summary is not intended to be a complete description of the matters covered in this Proxy Statement and is subject to and qualified in its entirety by reference to the more detailed information contained elsewhere in this Proxy Statement, including the Exhibits hereto and the documents incorporated herein by reference. Stockholders are urged to read carefully the entire Proxy Statement, including the Exhibits. All capitalized terms are defined in the Glossary.

    Matters Submitted for Stockholder Vote. The following matters are submitted for Stockholder approval pursuant to this Proxy Statement:

    (i)  The Investment Proposals.  The investment proposals (the
"Investment Proposals") relate to the transaction and acts contemplated by the Company in connection with the Series A
Convertible Preferred Stock Purchase Agreement among the Company, AEW Partners, L.P. and Peter B. Bedford dated May 18, 1995 (the "Stock Purchase Agreement"), and consist of:

         (a) a proposal to approve the sale and issuance of 8,333,334 shares of Series A Convertible Preferred Stock to AEW Partners, L.P., for an aggregate purchase price of $50 million (Proposal 1);

         (b)  a proposal to amend the Company's Charter (the
"Charter") to create the Series A Convertible Preferred Stock and to set forth the terms of such stock (Proposal 2);

         (c)  a proposal to amend the Charter to substitute a new
Article VII limiting the transferability of the Company's Stock by imposing limitations on the amount of the Company's stock a stockholder may own which is intended to reduce the risk that the Company would fail to satisfy one of the requirements for qualifying as a real estate investment trust for federal income tax purposes (Proposal 3); and

         (d) a proposal to amend the Charter to delete the provisions of Article VIII regarding business combinations (Proposal 4).

     (ii) The Election of Directors. All of the five directors of the Company have been nominated for reelection to the Board of Directors (Proposal 5).

    If the Investment Proposals are approved and the stock sale is consummated, the transaction will result in a change of control of the Company. The purchaser of the Series A Convertible Preferred Stock will hold stock which, after two years, will be convertible into common stock representing 58% of the Company's currently outstanding common stock. Prior to conversion, under the terms of the Series A Convertible Preferred Stock and the terms of the Stock Purchase Agreement, the purchaser of the Preferred Stock will have the ability to exercise substantial control over the Company. See Proposals 1 and 2 of this Proxy Statement.

    Required Vote. Approval of the sale of the Series A Convertible Preferred Stock (Proposal 1) requires the affirmative vote of a majority of the votes cast on that Proposal, provided that the number of votes cast represents over 50% of the outstanding shares of Common Stock. Approval of the amendment to the Charter to create the Series A Convertible Preferred Stock (Proposal 2) requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, as does the approval of the amendment to the Charter to substitute a new Article VII regarding the transferability of the Common Stock (Proposal 3). The affirmative vote of holders of 80% of the outstanding shares of Common Stock is required to approve the proposal to delete the provisions of Article VIII of the Charter regarding business combinations (Proposal 4). The approval of holders of a plurality of the outstanding shares of Common Stock will be required for the election of directors (Proposal 5). The approval of the Stock Purchase Agreement (Proposal 1) and the amendment to the Charter to create the Series A Convertible Preferred Stock (Proposal
2) are each contingent on the approval of the other. In addition, the amendment to the Charter to limit the transferability of the Company's stock (Proposal 3) is contingent upon the approval of Proposals 1 and 2.

The Stock Purchase Agreement

    Pursuant to the Stock Purchase Agreement, the Company has agreed to sell and issue on the date of closing of the sale (the "Closing
Date"), and AEW has agreed to purchase, subject to Stockholder approval of the transaction and certain other conditions set forth in the Stock Purchase Agreement, 8,333,334 shares of Series A Convertible Preferred Stock for $6.00 per share, or in the aggregate, $50 million (the "AEW Stock Sale"). Each share of AEW Preferred Stock will be convertible after two years from the date of issuance into one share of Common Stock. Based on that conversion ratio, the purchase price of the AEW Preferred Stock represents a 5% premium over the average closing price of the Common Stock for the 60 trading days prior to May 18, 1995, and the AEW Preferred Stock would represent approximately
58% of the outstanding shares of Common Stock following conversion.

    Pursuant to the terms of the Stock Purchase Agreement, among other rights, AEW (i) will have the right to cause the Company to register certain shares of Common Stock issuable upon conversion of the AEW Preferred Stock, (ii) will have the right to purchase shares offered in future offerings by the Company in order to maintain its proportionate ownership interest in the Company, and (iii) will be exempt, by irrevocable resolutions of the Board, from certain antitakeover provisions of Maryland General Corporate Law and of the Charter which would otherwise limit the ability of AEW to enter into transactions with the Company following the closing of the AEW Stock Sale. In addition, pursuant to AEW's request, and as a condition to closing of the AEW Stock Sale, the Company has agreed to terminate its Stockholder Rights Plan, which was originally implemented to protect the Company from hostile takeovers. See Proposal 1 - "Certain Rights Under the Stock Purchase Agreement".

    Background and Reasons for AEW Stock Sale. The Board of Directors believes that the AEW Stock Sale is in the best interest of the Company because it will enable the Company to (i) increase its equity market capitalization which may, in the future, enable the Company to raise additional equity capital, (ii) increase the amount available under its Credit Facility from $23 million to $60 million pursuant to an amendment to its Credit Facility with Bank of America, N.T. & S.A. ("BofA") (the "Amended Credit Facility") and (iii) increase its asset base by using a portion of the proceeds of the AEW Stock Sale to finance real estate acquisitions. See Proposal 1 - "Use of Proceeds". Moreover, the Board believes that the consummation of the AEW Stock Sale would be advantageous to the Company because the price of the AEW Preferred Stock, based on the conversion ratio, represents a premium over the trading price of the Common Stock as of May 18, 1995. It should be noted, however, that whether or not the AEW Stock Sale closes, the Company will continue to evaluate potential sources of capital, including both public and private debt and equity offerings.

    In recommending the AEW Stock Sale for approval, the Board considered the following factors: (i) the aggregate purchase price,
(ii) the dividend rate, (iii) the liquidation preference, and (iv) the ability of the holders of the AEW Preferred Stock to force a redemption of the AEW Preferred Stock at a time when the Company may not be able to finance a redemption. In considering the dividend rate payable on the AEW Preferred Stock, the Board reviewed the terms of several other preferred stock issuances by other REITs. Although those transactions were not directly comparable to the AEW Stock Sale in that the particular terms varied from the terms of the AEW Stock Sale, the Board believes that the dividend rate is within the range of those paid in connection with those other transactions. The Board weighed the negative effects of the liquidation preference and the dividends payable on the AEW Preferred Stock, as well as the redemption rights of the holders of the AEW Preferred Stock against the benefits of potential future growth of the Company, and concluded that the AEW Stock Sale would be in the best interests of the Company. See Proposal 1 - "Background and Reasons for the AEW Stock Sale".

    The approval of the AEW Stock Sale and the approval of the Investment Proposals as a group will have certain adverse consequences to the Stockholders, including (i) that the Investment Proposals may discourage certain transactions involving a change of control which could be beneficial to the Stockholders, (ii) that the adoption of the Investment Proposals will result in a change of control of the Company, (iii) that as a result of the Investment Proposals the Company will lose certain protections from unsolicited takeovers which may be detrimental to the Stockholders, (iv) that the holders of the AEW Preferred Stock will have the right to cause the redemption at a time when the Company may not be able to finance such a redemption,
(v) the potential adverse effect of the registration rights pursuant to the Stock Purchase Agreement on the market price of the Common Stock and on the ability of the Company to raise additional equity capital; (vi) the potential dilutive effect of the conversion of the AEW Preferred Stock to Common Stock; (vii) the preferential dividends and liquidation preference of the AEW Preferred Stock; (viii) the potential impairment of the Company's use of approximately $31 million of net operating loss carryforwards; and (ix) the risk of Mr. Bedford's death or disability, which event is outside of the Company's control and would trigger the right of the holders of the AEW Preferred Stock to redeem their shares. See " - Certain Considerations Regarding the Investment Proposals", and Proposal 1 - "Certain Considerations".

    In addition, the Investment Proposals involve certain conflicts of interest, including (i) that upon closing of the AEW Stock Sale, the Company will pay to a corporation wholly-owned by Mr. Bedford $750,000 and that on closing of an Amended Credit Facility, the Company will pay to that corporation $550,000, in each case for services rendered in connection therewith, (ii) that under the proposed Charter amendment Mr. Bedford and AEW will be subject to ownership limitations higher than those applicable to other Stockholders, (iii) that because of the terms of the Stock Purchase Agreement and the AEW Preferred Stock, the Company will be less likely to replace Mr. Bedford as Chief Executive Officer and (iv) that the Company has entered into preliminary negotiations with an affiliate of AEW regarding the purchase of a property owned by that affiliate. See " - Potential Conflicts of Interest", and Proposal 1 - "Potential Conflicts of Interest".

    Use of Proceeds. After payment of offering expenses (including a placement fee) estimated to be approximately $3.75 million, the Company expects that the proceeds of the AEW Stock Sale (the "Transaction Proceeds") will be used (i) to repay in full outstanding borrowings under the Company's current revolving credit facility with BofA (see Proposal 1 - "Certain Ancillary Agreements - Amended Credit Facility") estimated to be approximately $19 million, which will, in turn, enable the Company to close on the Amended Credit Facility with BofA, (ii) to finance acquisitions of additional suburban office and industrial properties, and (iii) for general corporate purposes, including working capital. As part of the offering expenses payable, the Company will pay to Bedford Acquisitions, Inc. d/b/a/ BPI Acquisitions ("BPIA") $750,000 pursuant to an agreement between the Company and BPIA. BPIA is a corporation wholly owned by Mr. Bedford. Such amount does not exceed the aggregate amount of costs incurred by BPIA to date in connection with acquisition services. See "Certain Considerations Concerning the Investment Proposals - Potential Conflicts of Interest".

    Conditions to Closing. Each of the Company's and AEW's obligations to effect the closing of the AEW Stock Sale is subject to various conditions, including that the AEW Stock Sale shall have been approved by the Stockholders.

    AEW's obligation to consummate the AEW Stock Sale is subject to certain additional conditions, including the following: (i) the closing, simultaneously with the Closing of the AEW Stock Sale, of the Amended Credit Facility with BofA, in a form reasonably satisfactory to AEW; (ii) that the average closing sale price of the Common Stock for the seven business days immediately preceding the Closing Date be at least $5.25; (iii) AEW's due diligence review of the Company and its assets; (iv) the termination of the Company's Rights Plan; and (v) that either (A) the approval of the amendment to the Charter to remove
Article VIII by the Stockholders, or (B) the execution of an agreement between AEW and Mr. Bedford pursuant to which he will agree to vote his shares in favor of the proposal to delete Article VIII of the Charter and will agree not to assert against AEW or its affiliate the provisions of Article VIII of the Charter. See Proposal 1 - "Conditions to Closing".

Terms of the Series A Convertible Preferred Stock

    The AEW Preferred Stock will rank senior to the Common Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company. See "Terms of the Series A Convertible Preferred Stock".

    Dividends. Holders of shares of AEW Preferred Stock will be entitled to receive in each calendar quarter cumulative dividends in cash in an amount equal to the greater of (i) an amount per share of $0.135 or (ii) the dividends payable with respect to such quarter on the Common Stock into which the AEW Preferred Stock is convertible plus, in both cases, any accumulated but unpaid dividends on the AEW Preferred Stock. If the holders of the AEW Preferred Stock exercise their redemption rights and such redemption is not made, the dividend rate will increase to $0.165 per share. Dividends may be paid on shares of Common Stock in any fiscal quarter only if full cumulative dividends have been paid on all shares of AEW Preferred Stock.

    Liquidation Preference. The holders of shares of AEW Preferred Stock will be entitled to receive in the event of a Liquidation Event (which includes liquidations, mergers, consolidations, and certain other transactions involving a substantial change in ownership of the Company) $6.30 per share of AEW Preferred Stock plus all accrued and unpaid dividends thereon. Until the holders of the AEW Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Common Stock upon the liquidation, dissolution or winding up of the Company.

    Redemption. At any time after the second anniversary of the Closing Date, the AEW Preferred Stock may be redeemed in whole (but not in part) at the option of the Company. If redemption is made at the option of the Company, the redemption price will be equal to a price calculated by determining an internal rate of return on the AEW Preferred Stock of 25% per annum for the first two years commencing with the Closing Date until the date of redemption, and an internal rate of return on the AEW Preferred Stock of 20% per annum from and after the second anniversary of the Closing Date until the date of redemption, but not beyond the fifth anniversary of the Closing Date. At any time after the fifth anniversary of the Closing Date, or at any time prior thereto if there are less than 400,000 shares of AEW Preferred Stock outstanding, the AEW Preferred Stock may be redeemed in whole or in part at the option of the Company for $6.30 per share.

    After the first anniversary of the Closing, the Company will be required, at the option of the holders of the AEW Preferred Stock, to redeem the AEW Preferred Stock on demand of the holder thereof at a price of $6.00 per share plus all accrued and unpaid dividends on the occurrence of any one or more of the following: (a) the failure to pay dividends on the AEW Preferred Stock for two consecutive quarters (including all dividends accumulated but unpaid for all prior quarters); (b) a default in the payment on certain institutional debt;
(c) the failure of the Company to obtain any consent of AEW or other holder of AEW Preferred Stock as provided under the section "Protective Provisions"; and (d) the failure to meet certain financial targets. (See Proposal 2 - "Terms of the Series A Convertible Preferred Stock - Redemption - Redemption at Preferred Stockholders' Option").

    Voting Rights. The holders of the AEW Preferred Stock as a class initially will have the right to elect two directors. The holders of AEW Preferred Stock will have the right to elect a majority of the Board if (i) the Company has failed in two consecutive quarters to pay quarterly dividends payable on the AEW Preferred Stock (including all dividends accumulated but unpaid for all prior quarters), (ii) Mr. Bedford ceases to serve substantially full-time as Chief Executive Officer of the Company, (iii) Mr. Bedford and his affiliates sell a substantial portion of their shares of Common Stock, or (iv) the Company fails to pay the full redemption price payable on demand for redemption by the holders of the AEW Preferred Stock under circumstances in which the holders of the AEW Preferred Stock may demand redemption.

    The approval of holders of a majority of the outstanding shares of AEW Preferred Stock will be required to amend the Charter in a way that would materially and adversely affect the rights or preferences of the holders of AEW Preferred Stock or to authorize any class or series of stock having rights equal or senior to the AEW Preferred Stock. In addition, if the Stockholders do not approve the deletion of Article VIII of the Charter pursuant to Proposal 4 of the Proxy Statement, the holders of the AEW Preferred Stock will have the right to vote on a subsequent proposal to delete Article VIII of the Charter.

    Conversion Rights. Each share of AEW Preferred Stock will be convertible after the second anniversary of the Closing into one share of Common Stock. The Conversion Price, which dictates the number of shares into which each share of AEW Preferred Stock is convertible, is subject to adjustment upon any subsequent issuance of shares of the Company's stock for consideration which is less than the Conversion Price. Prior to the second anniversary of the Closing, if the Company issues additional stock for a consideration per share less than the Conversion Price, then the Conversion Price will be reduced to a price equal to the consideration per share received by the Company for such additional stock. On or after the second anniversary of the Closing, if the Company issues additional stock for consideration in an amount per share which is less than the Conversion Price, then the Conversion Price will be reduced proportionate to the amount by which the Conversion Price exceeds the per share consideration of the additional stock, taking into account the amount of additional stock issued relative to the number of outstanding shares of Common Stock. See the Articles of Amendment and Proposal 2 - "Conversion Rights" for a more detailed description of the adjustments to the Conversion Price.

    Protective Provisions. The consent of AEW or any transferee of AEW holding more than 50% of the outstanding shares of AEW Preferred Stock will be required for the Company to effect any of the following transactions (each a "Major Transaction"): (i) the consolidation or merger of the Company; (ii) the issuance or modification of any debt in a principal amount which exceeds $10 million; (iii) the making of new investments with a purchase price equal to or greater than $10 million, or any series of purchases within any 90-day period with aggregate purchase prices exceeding $25 million; (iv) the issuance of any equity securities, except with respect to the exercise of stock options issued to employees and directors of the Company; (v) the sale of any assets with a sale price in excess of $10 million, or any series of sales within any 90-day period with aggregate sales prices exceeding $25 million; (vi) the modification of any executive employment agreement; (vii) the modification of any agreement between the Company and Mr. Bedford or any of his affiliates; (viii) the termination of the Company's status as a REIT; (ix) any substantial change in the Company's current business strategies; (x) permitting
Mr. Bedford to cease serving as the chief executive officer of the Company (which event may be outside of the Company's control) or permitting Mr. Bedford and his affiliates to dispose of a substantial percentage of their shares of Common Stock (Mr. Bedford will execute a Standstill Agreement with the Company pursuant to which he will agree not to sell shares of Common Stock where such sale would cause this provision to be violated; See Proposal 1 - "Certain Ancillary Agreements - Standstill Agreement"); (xi) any amendment to the resolution of the Board of Directors exempting AEW and any affiliate of AEW from the business combination provisions set forth in Section 3-602 of the MGCL; and (xii) the filing or assenting to or in any other way participating in the filing of an involuntary petition in bankruptcy or seeking similar protection from creditors under federal or state bankruptcy or insolvency laws.

Limitations on Transferability of the Company's Stock

    The Current Charter Provision. Because the Company has qualified as a REIT under the Code, it is subject to certain limitations on the ownership of its stock. One of the limitations imposed by the Internal Revenue Code prohibits ownership by five or fewer individuals of more than 50% of the value of the outstanding stock of a real estate investment trust (the "Five or Fewer Requirement"). In order to meet such requirements and maintain its qualification as a REIT, the Company's Charter currently provides that the Company may refuse to accept for transfer or to issue a new certificate for any shares of stock delivered for transfer if the Board concludes that such sale or transfer will or could result in the loss of the Company's REIT status.

    The Board has proposed for Stockholder approval an amendment to the Charter to change the transferability restrictions. Under the proposed amendment and subject to certain exceptions, no holder (other than Mr. Bedford and AEW) would be permitted to own more than 5% (in value) of the aggregate outstanding shares of stock of the Company, and more than 5% (in number or value) of the outstanding shares of Common Stock. Any purported transfer in violation of that limitation would result in an automatic transfer of such stock to a trust for the benefit of a charitable beneficiary, which trust would enjoy the economic benefits of, and voting rights associated with, the stock until such time as the trustee of the trust transfers such shares to a person who may own such shares without violating the ownership restrictions. Under the proposed amendment, Mr. Bedford and AEW would be subject to higher ownership limitations than the Stockholders. Specifically, Mr. Bedford would not be permitted to own more than 15% of the lesser of the number or value of the outstanding shares of Common Stock (including shares of Common Stock into which the AEW Preferred Stock will be convertible). AEW would be permitted to own 100% of the outstanding shares of AEW Preferred Stock, but would not be permitted to own more than 58% of the lesser of the number or value of the outstanding shares of Common Stock. Unless Board approval is obtained, however, (i) AEW will not be permitted to acquire additional shares of the Company's stock and (ii) Mr. Bedford will be permitted to purchase only that number of additional shares which would bring his ownership total to 15% of the outstanding shares assuming conversion of the AEW Preferred Stock. See Proposal 3 - "Effect on
AEW and Mr. Bedford".

    The purpose of the proposed amendment is to protect the Company from inadvertently failing to meet the Five or Fewer Requirement, and therefore failing to qualify as a REIT. The adoption of the proposed amendment could have certain antitakeover effects on the Company. See "Certain Considerations Concerning the Investment Proposals - Antitakeover Effects of the Investment Proposals", below.

Removal of Article VIII from the Company's Charter Regarding Business
Combinations

    Proposal 4 sets forth an amendment to the Company's Charter removing therefrom Article VIII, which includes certain antitakeover provisions. As currently in effect, the Charter provides that a "business combination" as defined in the Charter, between the Company and an "interested stockholder" must be approved by 80% of the outstanding shares of Common Stock. A "business combination" includes, among other transactions, (i) a merger or consolidation of the Company, (ii) any sale of greater than $5 million of the Company's assets, and (iii) the adoption of a plan of liquidation or dissolution proposed by the interested stockholder. For purposes of this Charter provision, an "interested stockholder" is defined as an entity owning more than 10% of the Company's outstanding stock. These provisions are intended to protect the Company from unsolicited or hostile takeover attempts which could be detrimental to the Company and its stockholders.

    Pursuant to the request of AEW, the Board of Directors has recommended for Stockholder approval the deletion of Article VIII from the Charter. Management believes that the investment community views charter provisions such as Article VIII unfavorably and, thus, the continued presence of Article VIII in the Charter may tend to discourage investment in the Company. Moreover, management believes that the potential adverse consequences to the Company and its Stockholders of the loss of the takeover protections provided by
Article VIII (as described in " - Certain Considerations Concerning the Investment Proposals - Loss of Protection from Unsolicited Takeovers") is outweighed by the overall benefit to the Company resulting from the AEW Stock Sale.

Certain Considerations Concerning the Investment Proposals

    Although the Board of Directors believes that all of the Investment Proposals are in the best interest of the Stockholders of the Company, Stockholders should consider the following:

    Antitakeover Effects of the Investment Proposals. The adoption of the Investment Proposals may discourage a change of control of the Company. As more fully described in the Proxy Statement, the consent of the holders of a majority of the outstanding shares of AEW Preferred Stock will be required in order to effect, among other transactions, a merger, consolidation or the sale of assets with a purchase price of more than $10 million. This consent requirement remains in effect until the outstanding shares of AEW Preferred Stock represents less than 15% of the outstanding shares of Common Stock, assuming conversion of all outstanding shares of AEW Preferred Stock (the "Outstanding Shares"). The consent requirement may deter a change of control by means of a tender offer or otherwise, as a potential acquiror would be unable to effect many transactions incidental or subsequent to any acquisition with the Company without the consent of the holders of the AEW Preferred Stock. In addition, the ownership limitations which are proposed to be included in the Company's Charter will limit the amount of stock of the Company which a potential acquiror may beneficially own. Such ownership limitations, if approved, will discourage any tender offer which may be attractive to the Stockholders and will limit the opportunity for Stockholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 5% in number or value of the Company's stock, or to otherwise effect a change in control of the Company.

    Change of Control. In the event that the AEW Stock Sale is consummated, AEW will hold Series A Convertible Preferred Stock convertible (after two years) into 58% of the Company's currently outstanding Common Stock. Upon Closing, the holders of the AEW Preferred Stock will be entitled to elect two directors to the Board. Upon the occurrence of certain events (including, among others, the failure to make two consecutive dividend payments on the AEW Preferred Stock, and the failure to redeem the AEW Preferred Stock on demand of the holders thereof in those circumstances in which the holders of the AEW Preferred Stock have a right to such a demand) the holders of the AEW Preferred Stock will be entitled to elect a majority of the Board. In addition, following the Closing, the holders of the AEW Preferred Stock will have the right to veto any substantial transaction entered into by the Company. As a result, in the event that the Investment Proposals are adopted, the holders of the AEW Preferred Stock will have the right to exercise substantial control over the Company. In addition, the Board could become controlled by the holders of AEW Preferred Stock, which could, in turn, result in a change in the management, as well as investment policies and strategies of the Company.

    Loss of Protection from Unsolicited Takeovers. As a result of the removal of Article VIII and the removal of the protection of the Rights Plan, the Company could become more vulnerable to coercive two-tiered, front-end loaded or partial offers which may not offer full value to all Stockholders, and to purchasers seeking to accumulate blocks of stock in order to exercise a controlling influence over the policies of the Company, whose interests may conflict with those of the Stockholders. The removal of the antitakeover provisions from the Charter would, if AEW then controlled the Board of Directors, permit AEW to cause the Company to liquidate, dissolve, or redeem the outstanding shares of AEW Preferred Stock, or enter into certain transactions with the Company. Any liquidation, however, would be subject to approval by the Stockholders. Any of such transactions could result in a greater return to the holders of the AEW Preferred Stock than to holders of Common Stock.

    Business Combination Provisions and Article VIII. As noted above, the Board has recommended for Stockholder approval an amendment to the Charter to delete Article VIII, thereby removing certain antitakeover provisions. The Board has also adopted a resolution exempting AEW from the provisions of Article VIII, so that even if the Stockholders fail to approve this amendment to the Charter, AEW will nonetheless be exempt from the current antitakeover provisions of the Charter. Therefore, if a Stockholder does not favor the elimination of the antitakeover provisions of Article VIII, they should vote against the creation of the AEW Preferred Stock (Proposal 2) and against the approval of the AEW Stock Sale (Proposal 1).

    Redemption Rights of the AEW Preferred Stock. Under the terms of the AEW Preferred Stock, the holders thereof will have the right to demand redemption on the occurrence of certain events, including on
(i) the failure of the Company to pay two consecutive dividends on the AEW Preferred Stock, (ii) the failure to meet certain financial performance targets and (iii) the failure to obtain the consent of AEW to enter into any of the Major Transactions. Significantly, the failure to make two consecutive dividends on the AEW Preferred Stock will constitute an event of default under the Amended Credit Facility. As a result, the Company could (i) experience difficulty in financing the redemption of the AEW Preferred Stock, (ii) be subject to foreclosure under the Amended Credit Facility, and (iii) experience difficulty in carrying on its day-to-day operations.

    Certain Other Considerations. Stockholders should also consider the following: (i) the potential adverse effect of the registration rights pursuant to the Stock Purchase Agreement on the market price of the Common Stock and on the ability of the Company to raise additional equity capital; (ii) the potential dilutive effect of the conversion of the AEW Preferred Stock to Common Stock; (iii) the preferential dividends and liquidation preference of the AEW Preferred Stock; (iv) the potential impairment of the Company's use of approximately $31 million of net operating loss carryforwards (see Proposal 1 - "Certain Considerations - Limitations on Use of Net Operating Loss Carryforward"); and (v) the risk of Mr. Bedford's death or disability, which event is outside of the Company's control and would trigger the right of the holders of the AEW Preferred Stock to redeem their shares. See Proposal 1 - "Certain Considerations"; and (vi) the risk that, as a result of, among other things, a substantial decline in the value of a share of the Common Stock of the Company relative to the value of a share of Preferred Stock, the Company would cease to be eligible to be treated as a real estate investment trust (see Proposal One - "Certain Income Tax Considerations").

Potential Conflicts of Interest

    Amounts Payable to Corporation Wholly-Owned by Mr. Bedford. Upon Closing of the Stock Purchase Agreement, the Company will pay to BPIA, a corporation wholly-owned by Mr. Bedford, $750,000 pursuant to an agreement between the parties whereby BPIA performs acquisition services for the Company. In addition, on closing of the Amended Credit Facility, the Company will pay to BPIA $550,000 in consideration of services provided by BPIA in connection with the Amended Credit Facility. Such amounts, in the aggregate, do not exceed the aggregate amount of costs incurred by BPIA to date in connection with such acquisition services. See Proposal 1 - "Certain Ancillary Agreements - BPIA Agreement", and Proposal 5 - "Certain Relationships and Related Transactions".

    Stock Ownership Limitations. In the event that the Company's Charter is amended to substitute a new Article VII, Mr. Bedford and AEW will be subject to limitations on the ownership of the Company's stock which are higher than those applicable to other holders of the Company's stock. Without such higher limitations, however, both Mr. Bedford and AEW (assuming consummation of the AEW Stock Sale) would violate the provisions of the proposed amendment to the Charter. Unless Board approval is obtained, however, (i) AEW will not be permitted to acquire additional shares of the Company's stock and (ii) Mr. Bedford will be permitted to purchase only that number of additional shares which would bring his ownership total to 15% of the outstanding shares assuming conversion of the AEW Preferred Stock.
See Proposal 3 - "Effect on AEW and Mr. Bedford".

    Continued Employment of Mr. Bedford. Under the terms of the Stock Purchase Agreement and the terms of the AEW Preferred Stock, the termination of Mr. Bedford as chief executive officer would result in material adverse consequences to the Company. Specifically, the holders of the AEW Preferred Stock would be entitled to demand the redemption of their shares at a time when the Company may experience difficulty in financing such a redemption, and the holders of the AEW Preferred Stock would be entitled to elect a majority of the Board.
As a result of these provisions, the Board of Directors will be less likely to replace Mr. Bedford as Chief Executive Officer. It should be noted, however, that such provisions were required by AEW as a basis for their agreement to make an investment in the Company.

    Certain Detriments to Mr. Bedford. Pursuant to the Investment Proposals, Mr. Bedford has agreed to refrain from selling a substantial portion of his shares of Common Stock. As a result, he will be precluded from liquidating a large part of his substantial investment in the Company. In addition, Mr. Bedford has agreed to permit AEW to participate in any sale of Common Stock made by Mr. Bedford in transactions other than on the public market, thereby further limiting his ability to sell shares of Common Stock.

    Acquisition of Property Owned by an Affiliate of AEW. Aldrich Eastman Waltch, L.P., an affiliate of AEW (see Proposal 1 -
 "Background and Research for the AEW Stock Sale") is a national real estate investment adviser. As such, it is affiliated with and/or controls entities which, in turn, have extensive real estate holdings. As a result, the Company may, from time to time, enter into negotiations to purchase properties which are owned by entities affiliated with AEW.

    For example, the Company has entered into preliminary negotiations with an affiliate of AEW concerning the purchase of an office building owned by that affiliate. The Company has not yet commenced its due diligence review of the property, but expects to enter into a letter of intent regarding such property. If the sale is consummated, it is expected that the purchase price will be approximately $6,375,000, which will be funded either from the proceeds of the AEW Stock Sale or from the proceeds of mortgage debt to be secured on certain of the Company's other properties. There can be no assurance, however, that at the conclusion of its due diligence review the Company will decide to proceed with the acquisition, or that if such a decision is made, the parties will be able to reach agreement on the terms of any contract. In order to address the potential conflicts of interest, only those directors who are not affiliates of AEW will act upon those matters concerning properties owned by AEW affiliates.
                                PROPOSAL 1


           APPROVAL OF THE SALE AND ISSUANCE OF 8,333,334 SHARES
                  OF SERIES A CONVERTIBLE PREFERRED STOCK

THIS PROPOSAL 1 IS CONTINGENT UPON THE APPROVAL OF THE PROPOSED
CHARTER AMENDMENT SET FORTH IN PROPOSAL 2. UNLESS PROPOSALS 1 AND 2 ARE APPROVED, NEITHER OF SUCH PROPOSALS WILL BE PERMITTED TO BECOME EFFECTIVE BY THE COMPANY.

General

    As required by the rules of the New York Stock Exchange (the "NYSE"), the Stockholders are being asked to approve the sale and issuance of Series A Convertible Preferred Stock (the "AEW Preferred Stock") to AEW Partners, L.P., a Delaware limited partnership, or to a single affiliate of AEW to be identified prior to Closing (either of which is referred to hereafter as "AEW").

    The Board of Directors of the Company (the "Board") reserves its right to amend the provisions of the Series A Convertible Preferred Stock Purchase Agreement dated as of May 18, 1995 (the "Stock Purchase Agreement") without Stockholder approval, either before or after the approval of the Stock Purchase Agreement, by the Stockholders. In this regard, the Board will not solicit further Stockholder approval of any such amendment. The Board does not, however, currently anticipate that any of the terms of such agreement will be amended.
In addition, it should be noted that any amendment would require the consent of AEW. The Board also reserves the right to terminate the Stock Purchase Agreement without obtaining further Stockholder approval. Should the Board wish to amend the terms of the AEW Preferred Stock following Stockholder approval of the amendment to the Charter creating the AEW Preferred Stock, the Board would be required to resubmit for Stockholder approval any such additional amendments.

The Stock Purchase Agreement

    The Company has entered into a Series A Convertible Preferred Stock Purchase Agreement with AEW pursuant to which the Company has agreed to sell and issue on the date (the "Closing Date") of closing of the sale (the "Closing"), and AEW has agreed to purchase, each subject to the conditions set forth in the Stock Purchase Agreement, 8,333,334 shares of Series A Convertible Preferred Stock (the "AEW Preferred Stock") for $6.00 per share, or in the aggregate, $50 million (the
"AEW Stock Sale"). Each share of AEW Preferred Stock will be convertible, at the option of holder, after two years from the date of issuance into one share of Common Stock. The initial Conversion Price (as hereinafter defined) represents a 5% premium over the average closing price of the Common Stock for the 60 trading days prior to May 18, 1995. The Conversion Price is subject to adjustment on certain events as more fully described below. Based on the initial conversion ratio, the AEW Preferred Stock would represent approximately 58% of the outstanding shares of Common Stock following conversion.

    Pursuant to the terms of the Stock Purchase Agreement, AEW will (i) have the right to cause the Company to register certain shares of Common Stock issuable upon conversion of the AEW Preferred Stock, (ii) have the right to purchase shares offered in future offerings by the Company in order to maintain its proportionate ownership interest in the Company, (iii) be exempt, by irrevocable resolutions of the Board, from certain antitakeover provisions of Maryland General Corporation Law and of the Charter which would otherwise limit the ability of AEW to enter into transactions with the Company following the execution of the Stock Purchase Agreement. See "Certain Rights Under the Stock Purchase Agreement".

    To summarize the terms of the AEW Preferred Stock, each share thereof will be entitled to cumulative dividends equal to at least $.135 per share each quarter, and will be entitled to receive, in the event of liquidation or merger of the Company, $6.30 per share. In addition, the holders of the AEW Preferred Stock will be entitled to cause the redemption of the stock in the event that the Company fails to make two consecutive dividend payments on the AEW Preferred Stock, and in certain other circumstances. The holders of AEW Preferred Stock may, in certain circumstances, including in the event that the Company fails to make two consecutive dividend payments, elect a majority of the Board of Directors. For a more complete description of the AEW Preferred Stock, see "Terms of the AEW Preferred Stock" below.

Background and Reasons for the AEW Stock Sale

    AEW is limited partnership. The General Partner is AEW/L.P., a Delaware limited partnership, the general partner of which is AEW, Inc., a Delaware corporation, each of which is an affiliate of Aldrich Eastman Waltch, L.P. Aldrich Eastman Waltch is a national real estate investment adviser whose clients primarily include institutional investors.

    The Company engaged Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill") as its Placement Agent to identify and contact potential purchasers of the Company's equity. Of the potential investors solicited, several candidates were interested; however, due to capital and timing constraints, AEW emerged as the most likely candidate to purchase the Company's equity. The Board believes that the terms of the Stock Purchase Agreement are not unreasonable in light of AEW's proposed $50 million investment as compared to the Company's current equity market capitalization of approximately $33 million.

    The Board of Directors believes that the AEW Stock Sale is in the best interest of the Company because it will enable the Company to (i) increase its market capitalization which may, in the future, enable the Company to raise additional equity capital, (ii) increase the amount available under its Credit Facility from $23 million to $60 million and (iii) increase its asset base by using a portion of the proceeds of the AEW Stock Sale to finance real estate acquisitions. See "Use of Proceeds". Moreover, the Board believes that the consummation of the AEW Stock Sale would be advantageous to the Company because the price of the AEW Preferred Stock, based on the initial Conversion Price, represents a 5% premium over the average closing price of the Common Stock for the 60 trading days prior to May 18, 1995 and a 12% premium over the closing price of the Common Stock on May 18, 1995. It should be noted, however, that whether or not the AEW Stock Sale closes, the Company will continue to evaluate potential sources of capital, including both public and private debt and equity offerings.

    The Board, in recommending the AEW Stock Sale for approval, considered, among others, the following factors: (i) the aggregate purchase price, (ii) the dividend rate, (iii) the liquidation preference, and (iv) the ability of AEW to force a redemption of the AEW Preferred Stock at a time when the Company may not be able to finance such a redemption. In considering the dividend rate payable on the AEW Preferred Stock, the Board reviewed the terms of several other Preferred Stock issuances by other REITs. Although those transactions were not directly comparable to the AEW Stock Sale in that the particular terms varied from the terms of the AEW Stock Sale, the Board believes that the dividend rate on the AEW Preferred Stock is within the range of those paid in connection with those other transactions. The Board weighed the negative effects of the liquidation preference and the dividends payable on the AEW Preferred Stock, as well as the redemption rights of the holders of the AEW Preferred Stock, against the benefits which the Board believes will derive to Stockholders from future growth of the Company. In light of the totality of the benefits to the Company from the transaction, the Board concluded that it would be in the best interest of the Stockholders to enter into the transaction.

Use of Proceeds

    After payment of offering expenses (including a placement fee) estimated to be approximately $3.75 million, the Company expects that the proceeds of the AEW Stock Sale (the "Transaction Proceeds") will be used (i) to repay in full outstanding borrowings under the Company's current revolving credit facility with Bank of America, N.T. & S.A. ("BofA") (see "Certain Ancillary Agreements - Amended Credit Facility") estimated to be approximately $19 million, (ii) to finance acquisitions of additional suburban office and industrial properties, and (iii) for general corporate purposes, including working capital. As part of the offering expenses payable, the Company will pay to Bedford Acquisitions, Inc. d/b/a/ BPI Acquisitions ("BPIA") $750,000 pursuant to an agreement between the Company and BPIA Agreement. BPIA is a corporation wholly owned by Mr. Bedford. Such amount does not exceed the aggregate amount of expenses incurred by BPIA for acquisition services pursuant to the BPIA Agreement. See "Certain Ancillary Agreements - BPIA Agreement", and "Certain Considerations - Potential Conflicts of Interest". The Stock Purchase Agreement provides that no more than $20 million of the Transaction Proceeds may be used to repay amounts due under the current credit facility. Management estimates, however, that the total amount outstanding under the current credit facility at the Closing Date will be approximately $19 million.

    As part of its ongoing acquisition process, management pursues acquisitions of quality industrial and suburban office properties. Consistent with its acquisition strategy and criteria, management continually reviews and enters into negotiations concerning potential acquisitions. As a general matter, such acquisitions are not
disclosed until they are consummated.    See "Potential Conflicts of
Interest - Acquisition of Property Owned by an Affiliate of AEW".

    The Company has entered into a contract to acquire a 142,620 square foot building in San Jose, California, for a purchase price of $8,325,000. The building is leased to a single tenant under the terms of a lease expiring on December 31, 2001. The lease provides for annual rent of $1,112,000 with the tenant also responsible for all property taxes, insurance and operating expenses (triple-net lease).

    Upon acquisition, the Company estimates that the annual straight-line depreciation will be $118,000. This estimate of depreciation has been calculated utilizing the estimated portion of the purchase price to be allocated to buildings and an estimated useful life of forty-five years. Additionally, if the Company borrows the funds to acquire the property, annual interest expense is estimated to be $697,200.
The estimated interest expense has been calculated utilizing the August 1, 1995 interest rate being charged on the Company's Credit Facility of 8.375%. An increase in the interest rate of one-eighth percent would increase annual interest expense by approximately $10,400.

    The building is leased to Compression Labs, Inc., a company manufacturing and marketing products for videoconferencing, broadcast video and personal video/multimedia. Compression Labs, Inc.'s stock trades on the NASDAQ national market under the symbol CLIX.

    Although there can be no assurance that the acquisition will be completed, the Company believes that it is probable that the transaction will close in the middle of September. The Company expects to complete this sale either from (i) proceeds from the AEW Preferred Stock, (ii) availability from the Company's credit facility, or (iii) proceeds from secured indebtedness to be placed on either the property being acquired or other properties in the Company's portfolio.

    For financial information concerning the Company's acquisitions in 1994, please see the Proforma Consolidated Statement of Operations for the year ended December 31, 1994, and the Historical Summary of Gross Income and Direct Operating Expenses for the year ended December 31, 1993, set forth in Exhibits C and D to this Proxy Statement.

Certain Rights Under the Stock Purchase Agreement

    The following summarizes certain rights of AEW, its affiliates and its transferees under the Stock Purchase Agreement. In addition to the rights set forth below, AEW and other holders of the AEW Preferred Stock which will be issued pursuant to the terms of the Stock Purchase Agreement will have certain rights set forth in the proposed amendment to the Charter defining the terms of the AEW Preferred Stock. See Proposal 2 - "Terms of the Series A Convertible Preferred Stock".

    Registration Rights. The AEW Preferred Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and accordingly may not be re-offered or re-sold in the United States absent registration under the Securities Act or an applicable exemption from the registration requirements under the Securities Act. Under the Stock Purchase Agreement, Registrable Securities ("Registrable Securities") are defined as the shares of Common Stock issuable upon the conversion of the AEW Preferred Stock and any Common Stock which may be issued or distributed in respect thereof by way of recapitalization, reclassification, stock dividend, stock split or other distribution. Any stockholder owning 40% or more of the Registrable Securities that have not been sold to the public will have the right, after the second anniversary of the Closing, to require the Company to use its best efforts to register under the Securities Act at least one million shares of Registrable Securities for resale in up to five registrations upon demand, but not more than one demand registration in any 12-month period. In addition, the Company has agreed to include in up to four incidental ("piggyback") registrations shares of Common Stock held by AEW, its affiliates or by any transferee of the registration rights as permitted under the Stock Purchase Agreement (any of which is a "Holder"), provided that the number of shares of Common Stock that such Holder requests to be included is not less than 500,000. If the Company qualifies for the use of Form S-3 as promulgated by the Securities and Exchange Commission (the "SEC"), then at any time after the second anniversary and prior to the seventh anniversary of the Closing, any Holder will have the right to cause the Company to use its best efforts to effect a registration of at least one million shares of the Registrable Securities on behalf of such Holder and other Holders. The registration rights will be assignable by any Holder to any transferee acquiring at least 500,000 Registrable Securities. The Company will pay all registration expenses in connection with each registration of Registrable Securities pursuant to the Stock Purchase Agreement.

    Right to Participate in Future Offerings. So long as AEW owns shares of AEW Preferred Stock which represent 15% or more of the Outstanding Shares (as defined hereafter), AEW will have the right to purchase for cash its pro rata share of each issuance by the Company of New Securities, as defined hereafter, on the same terms and conditions as the New Securities are offered to third parties. "Outstanding Shares" means the sum of all then outstanding shares of Common Stock plus the shares of Common Stock that would be issued upon the conversion of the then outstanding shares of AEW Preferred Stock. "New Securities" means any voting securities sold and issued for cash or cash equivalents other than (i) securities issuable upon conversion of any convertible voting securities; (ii) securities issuable upon exercise of any options or warrants; (iii) securities issuable pursuant to the Directors' Stock Option Plan and the Employee Stock Option Plan of the Company (together, the "Stock Option Plans"); (iv) securities issuable in consideration of the acquisition of assets or shares of another entity; (v) securities issuable in a firm commitment underwritten public offering; (vi) warrants (or the shares of Common Stock issuable upon exercise thereof) issuable to an underwriter as partial compensation for a firm commitment underwritten public offering; and (vii) securities issuable in connection with any stock split, stock dividend, or recapitalization of the Company.

    Business Combination Provisions; Rights Plan. Among other conditions to closing of the AEW Stock Sale (the "Closing"), the Company is required to exclude AEW, any of its Affiliates, as defined in the Charter (the "AEW Affiliates"), and any transferee of AEW from the terms of Article VIII of the Charter which would otherwise limit the Company's ability to enter into "business combinations" with AEW or an AEW Affiliate. Article VIII requires that "business combinations" be approved by the holders of at least 80% of the Voting Stock (as defined in Article VIII), subject to certain exceptions. A "business combination", as it would relate to AEW, is defined in
Article VIII of the Charter as (i) a merger or consolidation of the Company with or into AEW or an AEW Affiliate, (ii) a transfer of any of the Company's assets with an aggregate fair market value greater than $5,000,000 to AEW or an AEW Affiliate, (iii) a reclassification of securities or a recapitalization of the Company which would have the effect of increasing the proportionate share of outstanding shares of any class of equity securities of the Company convertible into such class of equity securities owned by AEW or an AEW Affiliate or (iv) the adoption of any plan of liquidation or dissolution of the Company proposed by or on behalf of AEW or an AEW Affiliate. After the AEW Stock Sale, if not exempted from the terms of Article VIII, AEW would be subject to the provisions of Article VIII because it would be a beneficial owner of ten percent or more of the outstanding Voting Stock (as defined in the Charter) of the Company. Management believes that the Company may not be able to obtain the super-majority approval of any future "business combination" between the Company and AEW or an AEW Affiliate.

    Another condition to the closing of the AEW Stock Sale requires the Company to exempt from the provisions of Section 3-602 of the Maryland General Corporation Law ("MGCL") any "business combination" (as defined in Section 3-601 of the MGCL) between the Company and AEW, any AEW Affiliate or any transferee. See Proposal 4 for a description of the provisions of Section 3-602 of the MGCL. Finally, the Company is required to redeem all Rights (as defined hereafter) outstanding under, and terminate, the Stockholder Rights Plan between the Company and Mellon Bank, N.A., originally dated as of July 18, 1989 (the "Rights Plan") (the Rights Plan, Article VIII of the Charter, and
Section 3-602 of the MGCL collectively are referred to as the "Antitakeover Provisions"). See "Certain Considerations -
Antitakeover Provisions".

    Pursuant to the above conditions to Closing, the Board has adopted a resolution, subject to Stockholder approval, to amend the Company's Charter to delete Article VIII in its entirety. See Proposal 4. In the event that Proposal 4 is not approved by the Stockholders, it is expected that the Board will submit for stockholder approval at a subsequent stockholder meeting an amendment to the Charter to delete
Article VIII. Pursuant to the terms of the AEW Preferred Stock, the holders thereof have the right to vote on such a subsequent proposal to amend the Charter to remove the current Article VIII therefrom. In addition, Mr. Bedford will enter into an agreement with AEW pursuant to which he will agree to vote his shares of Common Stock in favor of such an amendment.

    Also pursuant to the above conditions to Closing, the Board has adopted an irrevocable resolution to exclude AEW, any AEW Affiliate, and any transferee of AEW from the limitations on business combinations set forth in Article VIII of the Charter, thereby enabling the Company to enter into the business combinations set forth in Article VIII with AEW, subject to any other applicable limitations imposed by law. Similarly, the Board has also adopted an irrevocable resolution exempting any business combination (as defined in Section 3-601 of the MGCL) with AEW, any AEW Affiliate or any transferee of AEW from the application of the limitations set forth in Section 3-602 of the MGCL which would otherwise apply to transactions between the Company and AEW, any AEW Affiliate or any transferee of AEW. See Proposal 4. Therefore, even if the proposed amendment to the Charter deleting Article VIII is not approved by the Stockholders, the Board has irrevocably waived the application of the business combination provisions set forth in the Charter and the MGCL to AEW, AEW Affiliates and AEW's transferees.

    On July 18, 1989, the Board of Directors of the Company declared a distribution of one right (each, a "Right") for each then outstanding share of Common Stock and for each share of Common Stock issued by the Company thereafter and prior to a date specified pursuant to the terms of the related Rights Agreement. Following certain business combinations, the Rights generally entitle the holders thereof to acquire shares of the Company's authorized but unissued Series A Preferred Stock (which is a completely different and unrelated class of security from the AEW Preferred Stock) or, if the Company was not the surviving corporation, capital stock of the surviving corporation. The Company has agreed to redeem all outstanding Rights at a cost of approximately $60,000, and to terminate the Rights Plan as a condition to Closing.

    The Board's actions described above and the Stockholder's approval of Proposal 4 set forth below would result in AEW and AEW Affiliates, or any other beneficial owner of ten percent or more of the outstanding voting stock of the Company, being able to enter into business combinations with the Company, which may not be in the best interest of the Stockholders, without compliance by the Company with the requirements set forth in Section 3-602 of the MGCL and currently in Article VIII of the Charter. The removal of all of these Antitakeover Provisions would, absent the right of AEW and certain of its transferees to veto most substantial transactions, meaningfully increase the Company's vulnerability to (i) coercive two-tiered, front-end loaded or partial offers which may not offer full value to all Stockholders; and (ii) market accumulators who through open market or private purchases would be able to exercise a controlling influence over the policies of the Company without paying to selling or remaining Stockholders a fair and adequate price, including a sufficient premium for such controlling interest, or who are simply interested in putting the Company into "play". In addition, the removal of the Antitakeover Provisions would permit AEW, if it then controlled a majority of the Board (and subject, in certain cases, to stockholder approval), to cause the Company to liquidate, dissolve or redeem the outstanding shares of AEW Preferred Stock, or enter into transactions with the Company, including, without limitation, mergers, consolidations, and sales of assets. Any of such transactions could result in a greater return to holders of AEW Preferred Stock than to the other Stockholders. In certain of such events, the holders of AEW Preferred Stock would be entitled to preferential amounts prior to any distribution to the Stockholders. See Proposal 2 - "Terms of the Series A Convertible Preferred Stock - Liquidation Preference" and " - Redemption".


    Reporting Requirements. Pursuant to the Stock Purchase Agreement, the Company will provide either AEW or certain transferees of the AEW Preferred Stock certain monthly, quarterly, and annual reports, as well as a business plan for each fiscal year.

    Share Transfer Covenants. The proposed amendment to the Charter to be submitted for Stockholder approval in Proposal 3 includes an amendment to the Charter which would amend the limitations of the transferability of the Common Stock. More specifically, it will provide certain limitations on the number of shares of the Company's stock which any person may beneficially own (generally 5% of the value of the outstanding shares). These ownership limitations are related to the maintenance of the Company's status as a real estate investment trust (a "REIT") under the Code. This proposed amendment to the Charter, which would replace existing Article VII of the Charter, provides that Mr. Bedford and AEW will be subject to higher ownership limitations, provided that Mr. Bedford and AEW furnish certain representations and undertakings set forth in the proposed amendment to the satisfaction of the Board. In addition, under the terms of this proposed amendment to the Charter, the Board may, in its absolute discretion, withhold its consent to a transfer which would result in the transferee holding an amount in excess of such limitation. Under the Stock Purchase Agreement, however, the Company has agreed that its consent to such a transfer by AEW of all or a portion of the AEW Preferred Stock held by it will not be unreasonably withheld, provided that the proposed transferee supplies such reasonable representations and undertakings as appropriate to ensure that the transfer will not cause the Company to lose its status as a REIT. Therefore, AEW would be subject to a standard different from that which would be applicable to other holders of the Company's stock.

    Bylaw Amendments. As a condition to the Closing, the Company will amend Article II, Section 10 of its Bylaws, pursuant to which the Company has opted out of the Control Share Acquisition Statute of the MGCL. The amended Bylaws will provide that this "opt-out" will not be amended without the consent of a majority of the holders of the AEW Preferred Stock. Generally, the Control Share Acquisition provisions are antitakeover provisions which disenfranchise "Control Shares" (as defined in the MGCL) of their voting rights. The inclusion in the Bylaws of a provision requiring the consent of AEW to amend the "opt-out" from the Control Share provisions of the MGCL is consistent with the waiver by the Board of the application of the business combination provisions of the MGCL to AEW. These actions have the effect of permitting AEW to enter into transactions and to purchase additional shares of the Company without being subject to antitakeover protections which would otherwise be imposed by the MGCL. It should be noted, however, that any transaction between AEW and the Company would require approval of the Board of Directors, and that directors elected by holders of the AEW Preferred Stock will have a fiduciary duty to the Company as a whole and not strictly to the holders of the AEW Preferred Stock.

    In addition, the Board will amend the Bylaws to include an acknowledgment that AEW engages in business competitive with the Company, and that any directors affiliated with AEW shall have no obligation to present to the Company opportunities that may be pursued by AEW unless such opportunities were presented to such directors in their capacity as directors of the Company. The Bylaws, as amended, will provide that these provisions may not be amended without the consent of a majority of the outstanding shares of AEW Preferred Stock.

Certain Ancillary Agreements

    In connection with the Stock Purchase Agreement, and in order to clarify the terms of their relationships, the Company, Mr. Bedford and BPIA have agreed to enter into the following agreements:

    Voting Agreement. Mr. Bedford has executed a Voting Agreement (the "Voting Agreement") with AEW pursuant to which Mr. Bedford has agreed to vote his shares of Common Stock in favor of the AEW Stock Sale.

    Standstill Agreement. Mr. Bedford will execute a Standstill Agreement with the Company which will provide, among other things, that Mr. Bedford will not sell or otherwise dispose of certain of his shares of Common Stock, or any interest in any shares of Common Stock, without the consent of the Board of Directors. The Board will give such consent only if the proposed transaction will not cause Mr. Bedford and his affiliates' ownership interest in the Company to fall below the levels specified in the Stock Purchase Agreement and the proposed amendment to the Charter describing the terms of the AEW Preferred Stock. See Proposal 2 - "Terms of the Series A Convertible Preferred Stock - Voting Rights" and "- Protective Provisions". In addition, the Standstill Agreement will contain certain representations and undertakings concerning the ownership limitations set forth in the proposed amendment to the Charter. See Proposal 3 - "Limitations on the Transferability of the Company's Stock".

    BPIA Agreement. BPIA, a corporation wholly-owned by Mr. Bedford, provides certain services relating to acquisitions and financings by the Company. As a condition to Closing, the Company and BPIA will enter into a written contract (the "BPIA Agreement") memorializing the terms of that unwritten arrangement between the parties. Pursuant to the terms of the BPIA Agreement, upon the completion of a financing or acquisition, the Company will pay BPIA a fee equal to the lesser of
(a) 1-1/2% of the gross proceeds of a financing or of the purchase price of the property, as the case may be, and (b) an amount equal to the costs funded by Mr. Bedford through the time of such financing or acquisition minus the aggregate amount of fees previously paid. Under the BPIA Agreement, the Company will pay a fee to BPIA in connection with the closing of the AEW Stock Sale and the Amended Credit Facility. In no event would the aggregate amount of fees paid to BPIA exceed the aggregate amount of costs funded by BPIA. See Proposal 5 - "Certain Relationships and Related Transactions".

    The Amended Credit Facility. Simultaneously with, and as a condition to, Closing, the Company will enter into an amended credit facility with BofA (the "Amended Credit Facility"). As a condition to closing on the Amended Credit Facility, the Company will be required to have closed the AEW Stock Sale. The Amended Credit Facility will, for the first two years of its three-year term, permit borrowings in an aggregate principal amount of up to $60 million at any one time outstanding, subject to limitations as described below. Thereafter, the amount available will be reduced monthly based on a 20-year amortization formula. No borrowing will be permitted after the expiration of the first two years of the term. Outstanding loans under the Amended Credit Facility will bear interest at a floating rate equal to either BofA's published "reference" rate plus .50% or the Inter Bank Offering Rate plus 2.25% per annum.

    The Company's ability to borrow under the Amended Credit Facility is limited to an amount (the "Borrowing Base") equal to the lesser of
(i) a specified percentage of the appraised value of the properties which have been pledged as collateral under the facility and (ii) an amount calculated quarterly by reference to net operating income (as such will be defined in the Amended Credit Facility) from properties pledged as collateral under the Amended Credit Facility. The Amended Credit Facility will be secured by mortgages on certain of the properties acquired with the proceeds of the Amended Credit Facility. Before a new property can be pledged as collateral under the Amended Credit Facility and, therefore, added to the Company's Borrowing Base, the property must be approved by BofA. The Amended Credit Facility will be a full recourse obligation.

    The Amended Credit Facility contains various restrictive covenants which include, among other things, limitations on quarterly dividends, a minimum ratio of cash flow to scheduled maturities of long-term debt, a maximum ratio of debt to tangible net worth, and limitations on liens, mortgages, certain additional indebtedness and a restriction on making loans.

    Under the Amended Credit Facility, the following, among others, will represent events of default: (i) the failure of Mr. Bedford to remain as Chief Executive Officer and Chairman of the Board (unless he is replaced by someone satisfactory to BofA) and (ii) the Company's failure to pay two consecutive dividends owing to the holders of the AEW Preferred Stock and the exercise by such holders of any of their rights arising therefrom.

Fees and Expenses Payable in Connection with the Offering

    Pursuant to an agreement between the Company and Merrill, the Company has agreed to pay at Closing to Merrill five percent of the gross offering proceeds, or $2.5 million. The Company has agreed to pay all reasonable due diligence and legal expenses incurred by AEW, but not more than $500,000, if the transaction closes or if the transaction fails to close for any reason other than breach by AEW. In addition, pursuant to the BPIA Agreement, the Company will pay a fee of $750,000 to BPIA for the services and expenses incurred in connection with the AEW Stock Sale.

Conditions to Closing

    Each of the Company's and AEW's obligations to effect the Closing of the AEW Stock Sale is subject to various conditions, including that the AEW Stock Sale shall have been approved by the Stockholders.

    AEW's obligation to consummate the Closing is subject to certain additional conditions, including the following: (i) that the Company shall have closed, simultaneously with the Closing of the AEW Stock Sale, on the Amended Credit Facility with BofA, the material terms of which shall be reasonably satisfactory to AEW, (ii) that the average closing sale price of the Common Stock as reported by the NYSE for the seven business days immediately preceding the Closing Date shall be at least $5.25, (iii) AEW's review, inspection and approval, within the due diligence period as set forth in the Stock Purchase Agreement of all economic, legal, physical and environmental matters relating to the Company and the assets of the Company, (iv) that the Company shall have terminated its Rights Plan and redeemed all outstanding rights for an aggregate consideration of no more than $60,000, and (v) that either (a) the amendment to the Charter to remove Article VIII shall have been approved by the Stockholders, or (b) Mr. Bedford shall have entered into an agreement reasonably satisfactory to AEW pursuant to which he will vote his shares in favor of the proposal to delete
Article VIII and will not assert, directly or indirectly, against AEW or its affiliate the provisions of Article VIII. AEW has completed its due diligence review of the Company, and subject to the applicable title company agreeing to certain modifications to certain title policies which it intends to issue, has determined that it will proceed with the transaction. The Company believes that such modifications will be obtained.

Listing of the Common Stock Issuable Upon Conversion of the AEW
Preferred Stock

    The AEW Preferred Stock will not be listed for trading on any exchange. Effective upon Closing, the Common Stock issuable upon conversion of the AEW Preferred Stock will be listed on the New York Stock Exchange and the Pacific Stock Exchange.

Certain Considerations

    While the Board is of the opinion that the AEW Stock Sale is in the best interest of the Company and its Stockholders, Stockholders should consider the following possible effects when evaluating the transaction.

    Antitakeover Effect. The consent of AEW or of any transferee holding 50% or more of the outstanding AEW Preferred Stock, will be required to effect any Major Transactions (as defined hereafter), including, among others, any merger or consolidation of the Company, and the sale of assets with a purchase price of more than $10 million. See Proposal 2 - "Terms of the Series A Convertible Preferred Stock - Protective Provisions". Such veto right remains in effect for so long as the outstanding AEW Preferred Stock represents 15% or more of the Outstanding Shares. In addition, in connection with the agreement, the Board of Directors has submitted for Stockholder approval additions to the Charter which would amend the limitations on the transferability of the Company's stock in certain circumstances. See Proposal 3 - "Limitations on Transferability of the Company's Stock". Such provisions will reduce the amount of shares of Common Stock which a potential purchaser may acquire. This ownership limitation and/or the veto right could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Company's stock or otherwise be in the best interest of the Stockholders.

    Change of Control; Approval Rights. Subject to certain limitations, the consent of AEW, and of any transferee holding 50% or more of the outstanding AEW Preferred Stock, will be required for the Company to make substantial investments, issue substantial amounts of debt, to modify the executive compensation or employment contracts, or to change the Company's business plan. As a result, although the Board of Directors and the Company's management will continue to manage the ordinary business affairs of the Company, AEW will have the power to exercise a controlling influence over most substantial transactions. Moreover, absent any redemption of the AEW Preferred Stock by the Company, AEW will have the right to maintain its percentage ownership interest in the Company, and therefore to preserve its ability to exercise a controlling influence over the Company's affairs. Although the Board of Directors generally owes a fiduciary duty to the Company, there can be no assurance that the interests of AEW, and indirectly the directors elected by the holders of the AEW Preferred Stock, will not differ from or conflict with the interests of the holders of Common Stock. See "- Certain Rights Under the Stock Purchase Agreement - Right to Participate in Future Offerings" and Proposal 2 - "Terms of the Series A Convertible Preferred Stock - Approval of Major Transactions" and - "Terms of the Series A Convertible Preferred Stock - Redemption".

    Right to Cause Redemption. In the event that the Company (i) fails to pay dividends on the AEW Preferred Stock for two consecutive quarters following the first anniversary of the Closing, (ii) defaults in the payment of any institutional debt, (iii) fails to obtain the consent of AEW prior to taking certain actions, or (iv) fails to reach certain financial performance levels, then the holders of the AEW Preferred Stock will have the right, subject to applicable laws regarding legal distributions, to cause the Company to redeem all of the then outstanding shares of AEW Preferred Stock at a price of $6.00 per share plus all accrued dividends payable thereon. In that case, the Company could experience substantial difficulty in financing such redemption and may be required to liquidate a substantial portion of its properties to that end. In addition, it is likely that the resultant financial strain on the Company's capital resources would adversely affect the market price of the Common Stock.

    Amended Credit Facility; Event of Default. Under the terms of the Amended Credit Facility, the failure of the Company to pay two consecutive dividends payable to the holders of the AEW Preferred Stock and the exercise by such holders of their rights arising therefrom will constitute an event of default. Therefore, the Credit Facility will not provide a source of funds to finance any redemption of the AEW Preferred Stock. In addition, the Company expects to rely on the Amended Credit Facility as a primary source of capital to finance both acquisitions as well as its day-to-day operations. The absence of the availability of the Credit Facility would have a material adverse effect on the operations of the Company, and, ultimately, on an investment in the Company's Stock.

    Removal of Certain Antitakeover Provisions. As a condition to Closing, the Board of Directors has agreed (i) to waive the application of the provisions of the Company's Charter and the MGCL which would otherwise limit the Company's ability to enter into transactions with AEW, and (ii) to terminate the Rights Plan. See "Certain Rights Under the Stock Purchase Agreement - Business Combination Provisions; Rights Plan". In addition, in the event that the Stockholders do not approve the proposed amendment to the Charter which would remove the business combination provisions in the Charter (Proposal 4), the holders of the AEW Preferred Stock will thereafter be entitled to vote on proposals to delete such provisions. Because of the number of shares of AEW Preferred Stock which likely will be outstanding at the time of such a vote, it is likely that such a subsequent proposal would be adopted. Moreover, Mr. Bedford will enter into an agreement pursuant to which he will agree to vote his shares in favor of any such proposed amendment. The removal of all of these Antitakeover Provisions would, absent the right of AEW and certain of its transferees to veto most substantial transactions, meaningfully increase the Company's vulnerability to (i) coercive two-tiered, front-end loaded or partial offers which may not offer full value to all Stockholders; and (ii) market accumulators who through open market or private purchases would be able to exercise a controlling influence over the policies of the Company without paying to selling or remaining Stockholders a fair and adequate price, including a sufficient premium for such controlling interest, or who are simply interested in putting the Company into "play". The Board believes that the Company will not be subject to any such unsolicited takeovers until such time as AEW's right to veto any Major Transaction lapses, although there can be no assurance in this regard. See Proposal 2 - "Terms of the Series A Convertible Preferred Stock - Voting Rights - Approval of Major Transactions".

    In addition, the removal of the Antitakeover Provisions would permit AEW, if it then controlled a majority of the Board (and subject, in certain cases, to stockholder approval), to cause the Company to liquidate, dissolve, redeem the outstanding shares of AEW Preferred Stock, or enter into transactions with the Company, including, without limitation, mergers, consolidations, and sales of assets. Any of such transactions could result in a greater return to holders of AEW Preferred Stock than to the other Stockholders. In certain of such events, the holders of AEW Preferred Stock would be entitled to preferential amounts prior to any distribution to the Stockholders. See Proposal 2 - "Terms of the Series A Convertible Preferred Stock - Liquidation Preference" and " - Redemption".

    Registration Rights. AEW and certain of its transferees will have the right to cause the Company to register certain shares of Common Stock for sale to the public. The right of the holders of the shares of Common Stock issuable upon conversion of the AEW Preferred Stock to register such shares and sell them in the public market could have a material adverse effect on both the market price for the Common Stock and the Company's ability to raise additional equity capital in the future. See "Certain Rights Under the Stock Purchase Agreement - Registration Rights".

    Preferential Dividends; Liquidation Preferences. The holders of the AEW Preferred Stock will be entitled to receive, prior to any distribution to the holders of Common Stock, dividends in an amount equal to $0.135 per quarter. Such amounts will reduce the amount otherwise distributable to holders of Common Stock as dividends. In addition, upon liquidation, the holders of the AEW Preferred Stock will be entitled to receive $6.30 per share plus accrued dividends payable thereon. Such amounts would likewise reduce amounts distributable to the Stockholders on liquidation. See Proposal 2 - "Terms of the Series A Convertible Preferred Stock - Dividends" and "- Liquidation Preference".

    Dilution. The issuance of 8,333,334 shares or more of Common Stock on conversion of the AEW Preferred Stock will substantially dilute the voting rights and the percentage ownership interest of the existing Stockholders. In addition, conversion of the AEW Preferred Stock to Common Stock could have the effect of diluting the economic interests of the existing Stockholders, depending on the market price of the Common Stock on the date of conversion. The dilutive effect on per-share earnings of the issuance of the AEW Preferred Stock will depend, in part, on the actual earnings generated by the Transaction Proceeds.

    Board Representation; Veto Rights. The holders of the AEW Preferred Stock will vote separately as a class for directors and initially will elect a number of Directors (two) that is less than the number of Directors that such holders could elect assuming conversion of the shares of AEW Preferred Stock. Upon the occurrence of certain events, the holders of the AEW Preferred Stock would be entitled to elect a majority of the Board, which is roughly proportionate to the voting power that the Common Stock issuable upon conversion of the AEW Preferred Stock would be entitled to exercise. Under certain circumstances, even if a substantial portion of the shares of AEW Preferred Stock originally sold have been converted into shares of Common Stock, the holders of AEW Preferred Stock will nonetheless be entitled to elect a specified number of directors, despite the fact that the number of shares of Common Stock into which the remaining outstanding shares of AEW Preferred Stock are convertible may have declined to a level at which such shares would no longer have the votes necessary to elect that number of directors. See Proposal 2 - "Terms of the Series A Convertible Preferred Stock - Voting Rights".

    So long as the outstanding shares of AEW Preferred Stock represent at least 15% of the Outstanding Shares, AEW or any transferee holding more than 50% of the outstanding shares of AEW Preferred Stock will be entitled to a veto right in respect of most substantial transactions proposed by the Company, including the merger, sale or consolidation of the Company and acquisitions, investments, and dispositions in excess of specified amounts. Such rights exceed the rights which the holders of the AEW Preferred Stock would otherwise have as holders of Common Stock upon conversion of the outstanding shares of AEW Preferred Stock to Common Stock.

    Effect on Market Price of the Common Stock. The issuance of the AEW Preferred Stock could adversely affect the market price of the Common Stock, because the AEW Preferred Stock may be perceived as detracting from the "upside" potential of an investment in the Common Stock, without fully participating in the potential "downside" attendant to an investment in the Common Stock.

    Limitation on Use of Net Operating Loss Carryovers. Under the Code, the acquisition of the AEW Preferred Stock by AEW will cause an "ownership change" (as defined in the Code) with respect to the Company. As a result, use of the Company's net operating loss carry forward will generally be restricted to an amount per year equal to the long term tax exempt rate for the month in which the change occurs (5.96% for April 1995) times the value of all the Company's Common Stock outstanding immediately prior to the change. As long as the Company maintains its qualification as a REIT, the Section 382 limitation will not have a material effect on the Company since, as a REIT, it is entitled to deduct from its taxable income dividends paid to its shareholders. Although no assurance can be given in this regard, the Company believes that the amount of dividends it will pay in the foreseeable future will exceed its taxable income from all sources. If, however, the Company were for any reason to cease to be qualified as a REIT or elected to retain the proceeds attributable to the sale of any asset which was sold at a gain for income tax purposes, the limitation on its use of its net operating loss carryovers could result in its owing substantially more federal income tax than it would have otherwise owed.

    Potential Loss of REIT Status. If there were a substantial decline in the value of a share of Common Stock of the Company relative to the value of a share of the AEW Preferred Stock and five or fewer "individuals" (within the meaning of the Internal Revenue Code) owned greater than 50% of the value of all shares of outstanding stock of the Company, the Company would cease to be eligible to be treated as a real estate investment trust (see Proposal One - "Certain Income Tax Considerations").

Potential Conflicts of Interest

    Amounts Payable to Corporation Wholly-Owned by Mr. Bedford. Upon Closing of the Stock Purchase Agreement, the Company will pay to BPIA, a corporation wholly-owned by Mr. Bedford, $750,000 pursuant to the BPIA Agreement. In addition, on closing of the Amended Credit Facility, the Company will pay to BPIA $550,000 in consideration of services provided in connection with the Amended Credit Facility.
Such amount does not exceed the aggregate amount of costs incurred by BPIA to date in connection with such acquisition services.

    Continued Employment of Mr. Bedford. Under the terms of the Stock Purchase Agreement and the terms of the AEW Preferred Stock, the termination of Mr. Bedford as chief executive officer would result in material adverse consequences to the Company. Specifically, the holders of the AEW Preferred Stock would be entitled to demand the redemption of their shares at a time when the Company could experience difficulty in financing such a redemption, and the holders of the AEW Preferred Stock would be entitled to elect a majority of the Board.
As a result of these provisions, the Board of Directors will be less likely to replace Mr. Bedford as Chief Executive Officer. It should be noted, however, that such provisions were required by AEW as a basis for their agreement to make an investment in the Company.

    Certain Detriments to Mr. Bedford. Pursuant to the Investment Proposals, Mr. Bedford has agreed to refrain from selling a substantial portion of his shares of Common Stock. As a result, he will be precluded from liquidating a large part of his substantial investment in the Company. In addition, Mr. Bedford has agreed to permit AEW to participate in any sale of Common Stock made by Mr. Bedford in transactions other than on the public market, thereby further limiting his ability to sell shares of Common Stock.

    Acquisition of Property Owned by an Affiliate of AEW. Aldrich Eastman Waltch, L.P., an affiliate of AEW (see Proposal 1 -"Background and Research for the AEW Stock Sale") is a national real estate investment adviser. As such, it is affiliated with and/or controls entities which, in turn, have extensive real estate holdings. As a result, the Company may, from time to time, enter into negotiations to purchase properties which are owned by entities affiliated with AEW.

    For example, the Company has entered into preliminary negotiations with an affiliate of AEW concerning the purchase of an office building owned by that affiliate. The Company has not yet commenced its due diligence review of the property, but expects to enter into a letter of intent regarding such property. If the sale is consummated, it is expected that the purchase price will be approximately $6,375,000, which will be funded either from the proceeds of the AEW Stock Sale or from the proceeds of mortgage debt to be secured on certain of the Company's other properties. There can be no assurance, however, that at the conclusion of its due diligence review the Company will decide to proceed with the acquisition, or that if such a decision is made, the parties will be able to reach agreement on the terms of any contract. In order to address the potential conflicts of interest, only those directors who are not affiliates of AEW will act upon those matters concerning properties owned by AEW affiliates.

Certain Income Tax Considerations

    In connection with the Closing of the AEW Stock Sale, the Company will obtain an opinion of Shearman & Sterling, special tax counsel to the Company, that (i) the Company was organized in conformity with the requirements for qualification as a REIT, and (ii) the Company has operated in a manner so as to qualify as a REIT at all times since its organization, and, based on its current and anticipated status and operations, and assuming completion of the transactions contemplated by the Stock Purchase Agreement, the Company will be able to meet the requirements for qualification and taxation as a REIT in the current and subsequent taxable years. In rendering their opinion, Shearman & Sterling will assume that no individual who directly or indirectly owns an interest in AEW will be treated as an owner of more than 8.2% of the value of the outstanding shares of the Company.

    The Internal Revenue Code sets forth a number of conditions which must be satisfied in order for an entity to be treated as a real estate investment trust for federal income tax purposes. One of these conditions requires that an entity seeking to so qualify or maintain its status as a real estate investment trust not be "closely held".
An entity would be deemed to be closely held if, at any time during the last half of the taxable year of the entity, more than 50% in value of its outstanding shares is owned, directly or indirectly, by or for not more than five individuals. The test is with respect to "individuals" and, therefore, the application of this test requires a "look through" to the actual beneficial owners of stockholders which are entities like corporations or partnerships.

    Proposal 3, which substitutes a new Article VII to the Charter of the Company, contains provisions limiting the transferability of shares of stock intended to reduce the risk that the Company would fail to satisfy the closely held test. Even if Proposal 3 regarding the substitution of a new Article VII is not approved by the shareholders, but the shareholders do approve the sale of the stock to AEW pursuant to the Stock Purchase Agreement, the existing Charter includes provisions which also are designed to reduce this risk. The amendment to the Charter set forth in Proposal 3, however, would provide the Company with greater flexibility in reducing the risk that the Company would inadvertently fail to qualify as a REIT.

    Whether or not Proposal 3 is approved, the Stock Purchase Agreement, in effect, permits a partner in AEW to own up to 8.2% of the outstanding shares of the Company on a fully diluted basis (that is, treating the AEW Preferred Stock as if all of such stock were converted to Common Stock). This is the equivalent of owning approximately 14.2% of the AEW Preferred Stock. If each share of the AEW Preferred Stock and the Common Stock were relatively equal in value, the ownership of the AEW Preferred Stock or the Common Stock upon conversion thereof by AEW would not cause the Company to be closely held within the meaning of the Inernal Revenue Code since, when the maximum ownership of each of the partners of AEW is combined with the ownership of Peter Bedford, five or fewer individuals should not own more than 50% in value of the outstanding shares of the Company.

    Notwithstanding the above, if (1) there were a substantial decline in the value of a share of the Common Stock relative to a share of the AEW Preferred Stock, (2) five or fewer individuals owned more than 50% of the AEW Preferred Stock, and (3) such Preferred Stock constitutes more than 50% of the aggregate value of both the Common and the AEW Preferred Stock, the Company would cease to be eligible to be treated as a real estate investment trust. The Company believes that the likelihood of all three circumstances occurring is quite remote. For example, as noted, five or fewer "individuals" would need to own more than a 50% interest in AEW. Significantly, the Company believes that most of the partners in AEW are entities which are widely held and not individuals. Therefore, based upon the "look through" requirement described above, the Company believes that it is unlikely that five or fewer "individuals" would own more than 50% of the outstanding shares. Nonetheless, if there were both such a substantial decline in value of the shares of Common Stock and five or fewer individuals were treated as owning more than 50% of AEW, the Company could fail to qualify as a REIT.

    If the Company were to fail to qualify as a REIT, it would be subject to tax (including any applicable alternative minimum tax) on its income at the regular corporate rates, with no deduction for distributions to shareholders. In addition, unless certain limited relief provisions were applicable, the Company would be precluded from REIT qualification for four years following the year during which qualification was lost. This treatment would result in reduced cash flow available for investment or distribution and inevitably would result in a lower trading price for the Common Shares.

Vote Required; Recommendation of the Board of Directors

    Approval of the AEW Stock Sale requires the affirmative vote of holders of a majority of the votes cast on the matter, provided that the number of votes cast represents over 50% of all outstanding shares of Common Stock. In addition, the approval of this Proposal 1 is contingent on the approval of Proposal 2, which requires approval by holders of a majority of the outstanding shares of Common Stock. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE AEW STOCK SALE. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, PROXIES SOLICITED IN CONNECTION WITH THIS PROXY STATEMENT WILL BE SO VOTED.

    There can be no assurance that even if the AEW Stock Sale is approved hereby, such sale will be consummated. This Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy the shares of AEW Preferred Stock.
                                PROPOSAL 2

            AMENDMENT OF CHARTER TO CREATE A NEW CLASS OF STOCK
            OF THE COMPANY TO BE KNOWN AS "SERIES A CONVERTIBLE
          PREFERRED STOCK", AND TO STATE THE TERMS OF SUCH STOCK

THE APPROVAL OF THE PROPOSED CHARTER AMENDMENT PURSUANT TO THIS
PROPOSAL 2 IS CONTINGENT UPON THE APPROVAL OF THE SALE OF THE SERIES A CONVERTIBLE PREFERRED STOCK IN PROPOSAL 1. UNLESS PROPOSAL 1 IS
APPROVED, NEITHER OF SUCH PROPOSALS WILL BE PERMITTED TO BECOME
EFFECTIVE BY THE COMPANY.

Terms of the Series A Convertible Preferred Stock

    On May 11, 1995, the Board of Directors of the Company adopted a resolution declaring that it was advisable and in the best interest of the Company for the Charter of the Company to be amended as set forth in the Articles of Amendment attached hereto as Exhibit A (the "Articles of Amendment") and directed that the proposed amendment to the Charter as set forth in the Articles of Amendment be submitted for consideration by the Stockholders at the Annual Meeting. The following discussion of the proposed amendment which is contained in the Articles of Amendment is not intended to be complete and is subject to, and qualified in its entirety by, the full text of the Articles of Amendment.

    General

    The Board of Directors, subject to Stockholder approval, created a new class of stock of the Company to be known as the "Series A Convertible Preferred Stock". Other than AEW, the holders of the AEW Preferred Stock will have no preemptive rights with respect to any shares of stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. See Proposal 1 - "Certain Rights Under the Stock Purchase Agreement - Right to Participate in Future Offerings".

    Ranking

    The AEW Preferred Stock will rank senior to the Common Stock with respect to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company. Until such time as the outstanding shares of AEW Preferred Stock represent less than 15% of the Outstanding Shares, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks equal or senior to the AEW Preferred Stock with respect to the payments of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of a majority of the outstanding shares of AEW Preferred Stock, voting together as a single class.

    Dividends

    Holders of shares of AEW Preferred Stock will be entitled to receive in each calendar quarter, when and as authorized and declared by the Board of Directors, out of assets of the Company legally available for payment, cumulative dividends in cash in an amount equal to the greater of (i) an amount per share of $0.135 and (ii) the dividends payable with respect to such quarter in respect of the Common Stock into which each share of the AEW Preferred Stock is convertible plus, in both cases, the dividends accumulated but unpaid on the AEW Preferred Stock. If the holders of the AEW Preferred Stock shall have exercised the right to redeem such stock and the redemption payment has not been made, then the rate at which dividends shall accrue will increase to $0.165 per share until either the redemption price payable with respect to the AEW Preferred Stock is paid or the size of the Board is increased to eleven directors. See "-Voting Rights", hereafter. Dividends on the AEW Preferred Stock will be payable quarterly in arrears, commencing with the calendar quarter ending September 30, 1995 on such dates as the Board of Directors may determine, which shall not be later than the 45th day after the end of the calendar quarter. Dividends will begin to accrue on the Closing Date and will be cumulative from such date, whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment thereof.

    Dividends may be authorized, declared and paid on shares of Common Stock in any fiscal quarter only if full cumulative dividends shall have been paid on or authorized and set apart on all shares of AEW Preferred Stock at such quarterly rates for all prior dividend periods through and including the end of such quarter. In the event that the Company authorizes a distribution payable other than in cash, then the holders of the AEW Preferred Stock will be entitled to a proportionate share of such distribution as though the holders of AEW Preferred Stock were holders of the number of shares of Common Stock into which the AEW Preferred Stock is convertible.

    In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend (but not by redemption or other acquisition of shares or otherwise), is permitted under the MGCL, amounts that would be needed, if the Company were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Company's total liabilities.

    Liquidation Preference

    The holders of shares of AEW Preferred Stock will be entitled to receive in the event of a Liquidation Event, as defined below, $6.30 per share of AEW Preferred Stock plus an amount per share of AEW Preferred Stock equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference"), and no more.

    Until the holders of the AEW Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any Stockholder upon the liquidation, dissolution or winding up of the Company. If, upon the Liquidating Event (as defined hereafter), the assets of the Company, or proceeds thereof, distributable among the holders of the shares of AEW Preferred Stock are insufficient to pay in full the Liquidation Preference, then such assets, or the proceeds thereof, will be distributed pro rata to the holders of shares of AEW Preferred Stock in accordance with their respective holdings thereof.

    A Liquidating Event is (a) any transaction, including without limitation, a consolidation or merger of the Company, or other corporate reorganization if, immediately after such transaction, the stockholders of the Company (determined prior to such event) hold fifty percent or less in interest of the outstanding voting securities of the surviving corporation, (b) a sale of all or substantially all of the assets of the Company to any person, or the acquisition of a majority of the outstanding shares of Common Stock of the Company by any person, other than (i) AEW and its affiliates (as defined in the Stock Purchase Agreement), (ii) Mr. Bedford, members of his immediate family, or his affiliates (as defined in the Stock Purchase Agreement), (iii) as a result of the conversion of shares of AEW Preferred Stock, and (iv) any underwriter in either a public or private offering.

    Redemption

    All redemption payments shall be made in cash, unless the holders of the AEW Preferred Stock agree, at their sole discretion, to accept some alternative payment. If redemption is prohibited under the MGCL or similar statute, redemption shall be pro rata to the extent of funds legally available therefor.

    Redemption at the Option of the Company. Except as provided below under "Automatic Redemption Cancellable at the Option of the Non-Series A Directors", shares of AEW Preferred Stock will not be redeemable by the Company prior to the second anniversary of the Closing Date. At any time thereafter, the AEW Preferred Stock may be redeemed in whole (but not in part) at the option of the Company. The redemption price will be equal to a price calculated by determining an internal rate of return on the AEW Preferred Stock of 25% per annum (treating the purchase price paid by AEW as investment "out-flows", and all dividends and other distributions paid on the AEW Preferred Stock from the date of issuance as "in-flows") for the first two years commencing with the Closing Date until the date of redemption and an internal rate of return on the AEW Preferred Stock of 20% per annum from and after the second anniversary of the Closing Date until the date of redemption, but not beyond the fifth anniversary of the Closing Date.

    At any time after the fifth anniversary of the Closing Date, or at any time prior thereto if there are less than 400,000 shares of AEW Preferred Stock outstanding, the AEW Preferred Stock may be redeemed in whole or in part at the option of the Company. The redemption price at such time will be $6.30 per share (declining $0.06 in each of the first five full years commencing on the fifth anniversary of the Closing) plus all accrued and unpaid dividends.

    Prior to any redemption by the Company, the holders of AEW Preferred Stock will have the right to convert the AEW Preferred Stock into Common Stock of the Company provided that the holder of AEW Preferred Stock shall have surrendered his or her certificates for conversion and given written notice of the election to convert not later than the close of business on the fifth business day prior to the redemption date.

    Redemption at Preferred Stockholders' Option. After the first anniversary of the Closing, the Company will be required, at the option of the holders of the AEW Preferred Stock, to redeem the AEW Preferred Stock of any holder demanding redemption at a price of $6.00 per share plus all accrued and unpaid dividends on the occurrence of any one or more of the following: (a) failure to pay required dividends on the AEW Preferred Stock for two consecutive quarters, including all dividends accumulated but unpaid for all prior quarters;
(b) a default in the payment of principal or interest on any institutional debt (or debts) having an outstanding balance (or balances aggregating) greater than (i) $5 million for non-recourse debt, and (ii) $2 million for recourse debt (which default, in either case, shall not have been cured by the Company within 30 business days from the time the Company receives written notification of the default); (c) the failure of the Company to obtain any consent of AEW or other holder of AEW Preferred Stock prior to completing any Major Transaction, as and if required pursuant to the terms of the proposed amendment to the Charter; (d) for calendar year 1996, the Company's Funds Available for Distribution, as defined in the proposed amendment to the Charter ("FAD"), fails to reach at least a break-even dividend coverage equal to the full dividend payable on the AEW Preferred Stock; (e) for calendar year 1997, the Company's FAD fails to reach at least a break-even dividend coverage equal to the full dividend payable on the AEW Preferred Stock and annual dividends on the Common Stock equal to a seven percent (7%) yield on $5.72 (rounded to the nearest whole cent); and (f) for calendar year 1998 and subsequent years, the Company's FAD fails to reach at least a break-even dividend coverage equal to the full dividend payable on the Preferred Stock and dividends on the Common Stock equal to an eight percent (8%) yield on $5.72 (rounded to the nearest whole cent). Because the AEW Preferred Stock is redeemable at the option of the holder, the AEW Preferred Stock will be reported separately from the stockholders' equity (i.e., classified as temporary equity) in the Company's financial statements.

    Automatic Redemption Cancellable at the Option of the Non-Series A Directors. In the event that the size of the Board of Directors has been increased to eleven pursuant to the terms of the proposed amendment to the Charter (See "-Voting Rights") and the holders of AEW Preferred Stock have elected four directors to fill the newly created vacancies, then the Corporation shall be deemed to have approved a redemption at the option of the Company, unless a majority of the directors who are not elected by the holders of AEW Preferred Stock cancel such redemption. This Automatic Redemption provision, however, will have no effect on the ability of a majority of the Board of Directors to effect a redemption at any time following the second anniversary of the Closing. See "- Redemption at the Option of the Company", above.

    Voting Rights

    Except as indicated below, the holders of shares of AEW Preferred Stock will have no voting rights. On those matters for which the holders of the AEW Preferred Stock have the right to vote, each share will be entitled to one vote.

    Election of Directors. The holders of the AEW Preferred Stock as a class initially will have the right to elect two directors. If (i) the Company has failed in two consecutive quarters to pay in full and in a timely manner the quarterly dividends (including all dividends accumulated but unpaid for all prior quarters), (ii) Mr. Bedford ceases to serve substantially full-time as Chief Executive Officer of the Company, (iii) Mr. Bedford, his affiliates and members of his immediate family beneficially own fewer than 1,198,278 shares of Common Stock of the Company, as adjusted for any stock splits or similar transactions, or (iv) the Company fails to pay the full redemption price payable to the holders of a majority of the AEW Preferred Stock pursuant to a demand for redemption made by the holders of a majority of the AEW Preferred Stock under circumstances in which the holders of the AEW Preferred Stock have the right to demand redemption (See "Redemption"), then immediately thereafter, and regardless of any subsequent cure, the holders of the AEW Preferred Stock shall be entitled to elect the smallest number of directors constituting a majority of the Board of Directors. The number of members of the Board is currently seven. In order to facilitate the effective control of the Board by the holders of the AEW Preferred Stock, upon the occurrence of any such event, the number of directors then constituting the Board of Directors of the Company will be increased to eleven members, and the holders of the AEW Preferred
Stock will have the exclusive right to elect four persons to fill such newly created vacancies on the Board.

    In the event that the number of outstanding shares of AEW Preferred Stock represents less than 15% but at least 7% of the Outstanding Shares, then the holders of AEW Preferred Stock will be entitled to elect only one member of the Board; should such number represent less than 7% of the Outstanding Shares of Common Stock, such right to elect directors will terminate altogether.

    Senior Securities; Amendments to the Charter. The approval of holders of a majority of the outstanding shares of AEW Preferred Stock, voting as a single class, will be required in order to amend the Charter in a way that would materially and adversely affect the rights or preferences of the holders of AEW Preferred Stock or to authorize any class or series of stock having rights equal or senior to the AEW Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Company. The right of the holders of the AEW Preferred Stock to vote on the foregoing matters will terminate if the holders of AEW Preferred Stock hold less than 15% of the Outstanding Shares.

    Business Combination Provisions. If the Stockholders do not approve the deletion of Article VIII of the Charter, containing provisions relating to certain business combinations, the holders of the AEW Preferred Stock will have the right to vote on a subsequent proposal to delete Article VIII of the Charter.

    Conversion Rights

    Shares of AEW Preferred Stock will be convertible at the option of the holder at any time after the second anniversary of the Closing into such number of shares of Common Stock as is determined by dividing $6.00 by the then conversion price in respect of the AEW Preferred Stock (the "Conversion Price"). The initial Conversion Price will be $6.00 per share and, therefore, each share of AEW Preferred Stock initially will be convertible into one share of Common Stock. The Conversion Price is subject to adjustment as described below. The right to convert shares of AEW Preferred Stock called for redemption will terminate at the close of business on the fifth business day prior to any redemption date. See "- Redemption" above.

    Fractional shares of Common Stock will not be issued upon conversion but, in lieu thereof, the Company will pay a cash amount equal to the fair market value of such fractional interests as determined in good faith by the Board.

    Conversion Price Adjustments. The Conversion Price is subject to adjustments in the event that the Company issues Additional Stock (as defined hereafter) for consideration which, on a per share basis, is less than the Conversion Price as then in effect. Prior to the second anniversary of the Closing, if the Company issues Additional Stock for a consideration per share less than the Conversion Price, then the Conversion Price shall be reduced, concurrently with such issue, to a price equal to the consideration per share received by the Company for such Additional Stock.

    On or after the second anniversary of the Closing, if the Company issues Additional Stock for consideration in an amount per share which is less than the Conversion Price, then the Conversion Price will be reduced concurrently with such issue to a price determined by multiplying the Prior Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance, assuming conversion of all outstanding shares of AEW Preferred Stock at the Prior Conversion Price plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of shares of Additional Stock so issued would purchase at the Prior Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue, assuming conversion of the outstanding shares of AEW Preferred Stock at the Prior Conversion Price plus the number of shares of such Additional Stock so issued. The effect of the foregoing formula is to reduce the Conversion Price in an amount proportionate to the amount by which the Conversion Price exceeds the per share consideration for the Additional Stock, taking into account the amount of Additional Stock issued relative to the total outstanding shares of Common Stock.

    For purposes hereof, "Additional Stock" means all Common Stock issued by the Company after the Closing Date, other than Common Stock issued or issuable at any time: (a) upon conversion of the AEW Preferred Stock; (b) upon exercise of options outstanding on the Closing Date; (c) upon issue of options granted pursuant to the Stock Option Plans with respect to employees, directors, and consultants of the Company in amounts not exceeding the aggregate reserved for issuance under such plans on the Closing Date, as increased from time to time upon approval by a majority of the Directors elected by the holders of the AEW Preferred Stock; (d) upon issue of warrants to underwriters in any firm commitment public offering of securities by the Company; (e) as a dividend or distribution on AEW Preferred Stock or any subdivision, combination, or consolidation of the Common Stock; or (f) by way of dividend or other distribution on shares of Common Stock the issuance of which was excluded from the definition of Additional Stock by clauses (a) through (e) of this paragraph, or on shares of Common Stock so excluded.

    The Conversion Price is also subject to adjustment upon certain events, including subdivisions, combinations and consolidation of Common Stock. In addition, in the event that the Company makes a distribution of securities of the Company other than Common Stock, then provision shall be made such that holders of the AEW Preferred Stock will receive, upon conversion thereof, in addition to Common Stock, that amount of securities which they would have received had their shares of AEW Preferred Stock been converted as of the date of such distribution.

    If the Common Stock issuable upon conversion of the AEW Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of AEW Preferred Stock shall be convertible into, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by holders upon conversion of the AEW Preferred Stock immediately before that change.

    Protective Provisions

    Pursuant to the terms of the Articles of Amendment, the consent of AEW or any transferee of AEW holding more than 50% of the outstanding shares of AEW Preferred Stock will be required in order for the Company to effect any of the following transactions (the "Major Transactions"): (i) the consolidation or merger of the Company; (ii) the issuance or modification of any debt in a principal amount which exceeds $10 million; (iii) the making of new investments, including a purchase of real estate operating companies or real estate investment trusts, with a purchase price equal to or greater than $10 million, or any series of purchases within any 90-day period with aggregate purchase prices exceeding $25 million; (iv) the issuance of any equity securities, other than pursuant to the Company's stock option plans with respect to compensation of employees, directors and consultants (the "Stock Option Plans"), and the issuance of equity securities the proceeds of which will be used to redeem the AEW Preferred Stock; (v) the sale of any asset or assets with a sale price in excess of $10 million, or any series of sales within any 90-day period with aggregate sales prices exceeding $25 million; (vi) the modification of any executive employment agreement; (vii) the modification of the BPIA Agreement or any other agreement between the Company and Mr. Bedford or any of his Affiliates (as defined in the Charter) which would make any of the agreements less favorable to the Company; (viii) the termination of the Company's status as a REIT; (ix) any substantial change in the Company's current business strategies or annual operating plan (as approved by the Board of Directors); (x) permitting Mr. Bedford to cease serving as the substantially full-time chief executive officer of the Company or permitting Mr. Bedford to dispose of his shares of Common Stock so that Mr. Bedford, his affiliates (as defined in the Articles of Amendment) and members of his immediate family beneficially own fewer than 1,198,278 shares of Common Stock (as adjusted for stock splits or similar transactions; (xi) the issuance of awards of any shares or options other than those permitted in paragraph (iv); and (xii) any amendment to the resolution of the Board of Directors exempting AEW and any affiliate of AEW from the provisions of the business combination provisions set forth in Section 3-602 of the MGCL, and exempting therefrom any transaction resulting from the exercise of a redemption right of the AEW Preferred Stock which may constitute a business combination. See Proposal 1 - "Certain Rights Under the Stock Purchase Agreement - Business Combination Provisions" and "Certain Considerations - Antitakeover Effect".

    In order to protect the Company from violating one of the foregoing provisions, Mr. Bedford will enter into an agreement with the Company pursuant to which he will agree not to sell certain of his shares of Common Stock without prior approval from the Company. See Proposal 1
- "Certain Ancillary Agreements - Standstill Agreement".

    The foregoing right to approve the Major Transactions shall remain effective until such time as the total outstanding shares of AEW
Preferred Stock represents less than 15% of the Outstanding Shares.

    In addition, for so long as the outstanding shares of AEW Preferred Stock represent at least 15% of the Outstanding Shares, the Company must obtain the approval of holders of a majority of the outstanding shares of AEW Preferred Stock prior to filing or assenting to or in any other way participating in the filing of an involuntary petition in bankruptcy or seeking similar protection from creditors under federal or state bankruptcy or insolvency laws.

    Transfer Agent

    The transfer agent for the Common Stock and the AEW Preferred Stock is Chemical Mellon Shareholder Services LLC.

Vote Required; Recommendation of the Board of Directors

    Approval of the Articles of Amendment requires the affirmative vote of a majority of the outstanding shares of Common Stock. In addition, the approval of this Proposal 2 is contingent on the approval of Proposals 1 and 2. Proposal 1 requires approval by holders of a majority of votes cast on the matter, provided that the number of votes cast represents over 50% of all outstanding shares of Common Stock. If approved, the Articles of Amendment will become effective upon the filing thereof with the State Department of Assessments and Taxation of Maryland. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ARTICLES OF AMENDMENT. IN THE ABSENCE OF INSTRUCTIONS TO
THE CONTRARY, PROXIES SOLICITED IN CONNECTION WITH THIS PROXY
STATEMENT WILL BE SO VOTED.

                                PROPOSAL 3

                 AMENDMENT OF CHARTER TO SUBSTITUTE A NEW
                   ARTICLE VII LIMITING TRANSFERABILITY
                          OF THE COMPANY'S STOCK


THE APPROVAL OF THE PROPOSED CHARTER AMENDMENT PURSUANT TO THIS
PROPOSAL 3 IS CONTINGENT UPON THE APPROVAL OF THE SALE OF THE SERIES A CONVERTIBLE PREFERRED STOCK IN PROPOSAL 1 AND THE PROPOSED CHARTER AMENDMENT SET FORTH IN PROPOSAL 2.

UNLESS ALL OF PROPOSALS 1, 2, AND 3 ARE APPROVED, PROPOSAL 3 WILL NOT BE PERMITTED TO BECOME EFFECTIVE BY THE COMPANY.


Limitations on Transferability of the Company's Stock

    The Current Charter Provision

    For the Company to qualify as a REIT under the Code, among other conditions, not more than 50% in value of the outstanding stock of the Company may be owned, actually or constructively, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year and the stock of the Company must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months (or during a proportionate part of a shorter taxable year). To reduce the risk that the Company would fail to meet these conditions, the Charter currently authorizes the Company to refuse to accept for transfer or to issue a new certificate for any shares of stock delivered for transfer if the Board of Directors in good faith concludes that such sale, transfer or issuance will or could result in the loss of the Company's REIT status.

    The Articles of Amendment

    The proposed amendment set forth in the Articles of Amendment would change the transferability restrictions in the Charter. The transferability provisions in the proposed amendment relative to the current Charter provisions are intended to provide the Company with greater flexibility in reducing the risk that the Company would inadvertently fail to qualify as a REIT.

    Under the proposed amendment and subject to certain exceptions, no holder would be permitted to own, either actually or constructively under the applicable attribution rules of the Code, more than five percent (in value) of the aggregate of the outstanding shares of stock of the Company (the "Aggregate Stock Ownership Limit") and more than five percent (in number or value, whichever is more restrictive) of the outstanding shares of Common Stock (the "Common Ownership Limit").

    In addition to any of the foregoing ownership limits, under the proposed amendment no holder would be permitted to own, either actually or constructively under the applicable attribution rules of the Code, any shares of any class of the Company's stock if such ownership or acquisition (i) would cause more than 50% in value of the Company's outstanding stock to be owned, either actually or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) or (ii) would result in the Company's stock being beneficially owned by less than 100 persons (determined without reference to any rules of attribution). Acquisition or ownership (actual or constructive) of the Company's stock in violation of these restrictions would result in automatic transfer of such stock to a trust for the benefit of a charitable beneficiary, automatic repurchase of the violative shares by the Company or the violative transfer would be deemed void ab initio.

    As noted above, the Articles of Amendment provide that if any transfer of stock occurs which, if effective, would result in any person (a "Prohibited Owner") beneficially or constructively owning (under the applicable attribution rules of the Code) shares of stock in excess of an applicable ownership restriction, such shares would be automatically transferred to a trust for the benefit of a charitable beneficiary, effective as of the close of business on the business day prior to the date of the purported transfer to the Prohibited Owner. While such shares of stock are held in trust, the trustee would have all voting rights with respect to such shares, and all dividends or distributions paid on such shares would be paid to the trustee of the trust for the benefit of the charitable beneficiary (any dividend or distribution paid on such stock prior to the discovery by the Company that such shares have been automatically transferred to the trust would, upon demand, be paid over to the trustee for the benefit of the charitable beneficiary). Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust would be required to sell the shares held in the trust to a person, designated by the trustee, who may own such shares without violating the ownership restrictions (a "Permitted Holder"). Upon such sale, the price paid for the shares by the Permitted Holder would be distributed to the Prohibited Owner to the extent of the lesser of
(i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the above (e.g., in the case of a gift, devise or other such transaction), the market price as defined in the Articles of Amendment on the date of the event which caused the shares to be held in the trust and (ii) the price received by the Trustee from the sale or other disposition of the shares. Any net sales proceeds in excess of this amount would be paid immediately to the charitable beneficiary.

    The proposed amendment would exempt Mr. Bedford and AEW from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit and would create separate ownership limitations for each of these two parties. Mr. Bedford would be limited to the ownership of no more than 15% of the lesser of the number or value of the outstanding shares of Common Stock. Since AEW would own all of the outstanding shares of AEW Preferred Stock immediately after the AEW Stock Sale, it would be limited to the ownership of 100% of the outstanding shares of AEW Preferred Stock and 58% of the lesser of the number or value of outstanding shares of Common Stock. If shares of the AEW Preferred Stock are redeemed pursuant to the redemption rights of the AEW Preferred Stock, the percentage limit applicable to Mr. Bedford would increase automatically so as to permit his continued ownership after the redemption of the number of shares of Common Stock that he was permitted to own pursuant to his ownership limitation immediately prior to the redemption, and AEW's ownership limitation percentage with respect to shares of Common Stock would be decreased by the same amount of Mr. Bedford's increase. Mr. Bedford and AEW's exemption from the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit and the imposition of the aforementioned stock limitations for Mr. Bedford and AEW are subject to Mr. Bedford and AEW providing certain representations and undertakings with respect to the preservation of the REIT status of the Company. Mr. Bedford will make such representations and undertakings in the Standstill Agreement, and AEW will make them in the Stock Purchase Agreement. See Proposal 1 - "The Series A Convertible Preferred Stock Purchase Agreement".

    In addition, the proposed amendment would permit the Board of Directors to waive, under certain conditions set forth in the Articles of Amendment, the Aggregate Stock Ownership Limit and the Common Stock Ownership Limit for other stockholders as to any class or series of the outstanding stock of the Company and to establish an ownership limitation relating to such stockholders' stock ownership. The Company has agreed in the Stock Purchase Agreement that it will not unreasonably withhold its consent to any transfer by AEW, provided that the proposed transferee supplies such reasonable representations and undertakings as appropriate to ensure that the transfer will not cause the Company to lose its status as a REIT.

    If the Board of Directors at any time determines in good faith that a transfer or other event has taken place that results in a violation of the above-described ownership limits or that a person intends to acquire or has attempted to acquire constructive or beneficial ownership of stock of the Company in violation of the above described limits, the Board of Directors would be required to take such action as it deems advisable to refuse to give effect or to prevent such transfer or other event, including but not limited to causing the Company to repurchase stock, refusing to give effect to such ownership or acquisition on the books of the Company or instituting proceedings to enjoin such transfer or event.

    The constructive ownership rules are complex and may cause Common Stock or AEW Preferred Stock owned beneficially or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than five percent of the number or value of outstanding Common Stock or of less than five percent of the value of outstanding AEW Preferred Stock (or the acquisition of an interest in an entity which owns Common Stock or AEW Preferred Stock) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own Common Stock or AEW Preferred Stock in excess of the limits described above, and thus subject such stock to the Common Ownership Limit or the Aggregate Stock Ownership Limit set forth in the proposed amendment to the Charter set forth in the Articles of Amendment.

    The proposed amendment to the Charter set forth in the Articles of Amendment also would require all persons who own five percent (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder which, in the case of the Company, is one percent) of the outstanding shares of the stock of the Company to file each year a completed questionnaire with the Company containing information regarding their ownership of such shares, as set forth in the Treasury Regulations. In addition, upon demand, each beneficial or constructive owner of stock of the Company would be required to disclose to the Company in writing such information as the Company in good faith deems necessary to determine the Company's status as a REIT or to comply with the requirements of any taxing authority or governmental agency or to determine such compliance.


    Antitakeover Effect

    These ownership provisions could have the effect of discouraging transactions which may be beneficial to the holders of the Company's stock. The ownership limits which are proposed to be included in the Company's Charter will limit the amount of stock of the Company which a potential acquiror may beneficially own. Specifically, any such potential acquiror will be precluded from purchasing more than five percent in value of the Company's stock. Such ownership limitation, if approved, will discourage any tender offer which may be attractive to the Stockholders and will limit the opportunity for Stockholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 5% in number or value of the Company's stock, or to otherwise effect a change in control of the Company. See Summary - "Certain Considerations Concerning the Investment Proposals".

    Effect on AEW and Mr. Bedford

    The proposed amendment to the Charter sets forth higher ownership limitations for Mr. Bedford and AEW than those applicable to the other holders of the Company's stock. If Mr. Bedford and AEW were subject to the Aggregate Stock Ownership Limit and/or the Common Stock Ownership Limit, both Mr. Bedford and AEW (assuming consummation of the AEW Stock Sale) would violate such limits. Unless Board approval is obtained, however, (i) AEW will not be permitted to acquire additional shares of the Company's stock and (ii) Mr. Bedford will be permitted to purchase only that number of additional shares which would bring his ownership total to 15% of the outstanding shares assuming conversion of the AEW Preferred Stock.

Vote Required; Recommendation of the Board of Directors

    Approval of the Articles of Amendment requires the affirmative vote of a majority of the outstanding shares of Common Stock. In addition, the approval of this Proposal 3 is contingent upon the approval of Proposals 1 and 2. Proposal 1 requires approval by a majority of votes cast on the matter, provided that the number of votes cast represents over 50% of all outstanding shares of Common Stock. If approved, the Articles of Amendment will become effective upon the filing thereof with the State Department of Assessments and Taxation of Maryland. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ARTICLES OF AMENDMENT. IN THE ABSENCE OF INSTRUCTIONS TO THE
CONTRARY, PROXIES SOLICITED IN CONNECTION WITH THIS PROXY STATEMENT WILL BE SO VOTED.


                                PROPOSAL 4

                      AMENDMENT OF CHARTER TO DELETE
           ARTICLE VIII REGARDING CERTAIN BUSINESS COMBINATIONS

    Under the proposed Articles of Amendment, attached hereto as Exhibit B (the "Business Combination Articles"), Article VIII of the Charter relating to certain "business combinations" between the Company and any "interested stockholder" (as defined in the Charter) would be deleted in its entirety. The substance of Article VIII was originally included in the Company's Certificate of Incorporation when it was incorporated as a Delaware corporation in 1984. Article VIII requires a "business combination" (as defined in Article VIII, summarized in the discussion regarding Proposal 2) to be approved by the holders of at least 80% of the Voting Stock (as defined in Article
VIII), subject to certain exceptions. Among these exceptions was the approval of a business combination by a majority of disinterested members of the Board of Directors. The principal purpose of charter provisions such as Article VIII is to deter persons from acquiring more than ten percent of the voting power of a corporation without approval by the corporation's board of directors.

    At the time of Article VIII's inclusion in the Corporation's Certificate of Incorporation, Delaware had not yet enacted statutory takeover positions. Since that time, a number of states, including Delaware and Maryland, have enacted statutes designed to deter hostile takeovers. Management believes that the investment community views charter provisions such as Article VIII unfavorably and, thus, management believes that the continued presence of Article VIII in the Charter may tend to discourage investment in the Company. Significantly, AEW also has expressed the desire to have the provisions removed from the Charter. In this regard AEW has required, as a condition to Closing, that the Board pass certain resolutions excluding AEW, any AEW affiliate and transferees of AEW from the limitations set forth in Article VIII. As a result of the deletion of
Article VIII from the Charter, the Company will lose the protection from hostile or unsolicited takeovers which Article VIII was originally adopted to deter. See "Loss of Protections from Unsolicited Takeover Attempts", below. Management believes, however, that the detriment resulting from loss of such protection is outweighed by the benefit of the large capital infusion which will result from the AEW Stock Sale. See Proposal 1 - "The Series A Convertible Preferred Stock Purchase Agreement - Conditions to Closing".

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or a reclassification of equity securities) between a Maryland corporation and any person who beneficially owns ten percent or more of the voting power of the corporation's shares or an affiliate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation (an "Interested Stockholder") or an affiliate of such an Interested Stockholder are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (b) two-thirds of the votes entitled to be cast by holders of the voting stock of the corporation other than shares held by the Interested Stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The minimum price is defined in the MGCL as the highest of: (i) the highest price per share paid by an Interested Stockholder, plus a compounded interest factor, based on U.S. Treasury obligations less dividends paid, (a) at any time within five years prior to the announcement date of the business combination or (b) within five years before a transaction in which it became an Interested Stockholder, whichever is higher; (ii) the market value per share, plus a compounded interest factor based on U.S. Treasury obligations less dividends paid, on (a) the announcement date of the business combination (the "announcement date price") or (b) the date on which an Interested Stockholder first became an Interested Stockholder (the "determination date price"), whichever is higher; or
(iii) the higher of the announcement date price or the determination date price (not including the interest factor or dividends) multiplied by a faction in which the numerator is the price referred to in (i)(a) above, and the denominator is the price paid by the bidder on the first day that the bidder acquired any shares during the period referred to in (i) (a). These provisions of the MGCL do not apply, however, to business combinations that are approved by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. Pursuant to the statute, the Company has exempted any business combinations with any person and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to any such business combinations at this time. The statute allows the Board of Directors to repeal the aforementioned exemption. However, as a condition to AEW's purchase of the AEW Preferred Stock, the Board of Directors has adopted a resolution which irrevocably exempts any business combination between the Company and AEW, any AEW Affiliate or any transferee of AEW from the provisions of the MGCL relating to business combinations described above.

    As noted above in the discussion under Proposal 1, even if the Stockholders do not approve this proposed amendment to the Charter, the Board of Directors has adopted resolutions which, pursuant to
Article VIII as currently set forth in the Charter, irrevocably exempt any business combinations which may occur between the Company and AEW, any AEW Affiliate or any transferee of AEW. The Board of Directors has also adopted resolutions which similarly exempt any transaction contemplated by or resulting from the exercise of any redemption right of the AEW Preferred Stock from limitations which would otherwise apply. The effect of these resolutions adopted by the Board is to cause the provisions of Article VIII to no longer apply to any business combination which may occur between the Company and AEW or an AEW Affiliate. These resolutions and the approval of the deletion of
Article VIII from the Charter would result in AEW and AEW Affiliates, or any other beneficial owner of ten percent or more of the outstanding Voting Stock (as defined in the Charter) of the Company, being able to enter into business combinations with the Company which may not be in the best interest of the Stockholders, without compliance by the Company with the requirements currently set forth in
Article VIII.

    If the Stockholders do not approve Proposal 4, pursuant to the terms of the AEW Preferred Stock, the holders of the AEW Preferred Stock will, in the future, be entitled to vote on any subsequent proposal to amend the Charter to delete Article VIII therefrom. In addition, as a condition to Closing, Mr. Bedford will agree to vote his shares in favor of any such subsequent proposal.

    Loss of Protection from Unsolicited Takeovers. As a result of the removal of Article VIII and the removal of the protection of the Rights Plan, the Company could become more vulnerable to coercive two-tiered, front-end loaded or partial offers which may not offer full value to all Stockholders, and to purchasers seeking to accumulate blocks of stock in order to exercise a controlling influence over the policies of the Company, whose interests may conflict with those of the Stockholders. The removal of the antitakeover provisions from the Charter would, if AEW then controlled the Board of Directors, permit AEW to cause the Company to liquidate, dissolve, or redeem the outstanding shares of AEW Preferred Stock, or enter into certain transactions with the Company. Any liquidation, however, would be subject to approval by the Stockholders. Any of such transactions could result in a greater return to the holders of the AEW Preferred Stock than to the holders of the Common Stock.

Vote Required; Recommendation of the Board of Directors

    Approval of the Business Combination Articles requires the affirmative vote of 80% of the outstanding shares of Common Stock. If approved, the Business Combination Articles will become effective upon the filing thereof with the State Department of Assessments and Taxation of Maryland. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE ARTICLES OF AMENDMENT. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, PROXIES SOLICITED IN CONNECTION WITH THIS PROXY STATEMENT WILL BE SO VOTED.

                                PROPOSAL 5

                           ELECTION OF DIRECTORS


    Stockholders are not permitted to cumulate votes in the election of directors. The nominees for election as directors of the Company and their principal occupations for the past five years, their ages are set forth below. If any nominee is unable or unwilling to serve as director at the time of the Annual Meeting, the proxies will be voted for another nominee designated by the Nominating Committee. It is not expected that any nominee will be unable or unwilling to serve as director. All directors are elected to serve until the next annual meeting of Stockholders and their successors are duly elected and qualify.


                         Business Experience             Director
Name        Age          During Past Five Years           Since
Claude M.
Ballard     65       Chairman (1992-1994) and a member      1992
(1987-1994) of the Board of
Rockefeller Center Properties, Inc. (a
real estate investment trust); Limited
Partner of The Goldman Sachs Group,
L.P. (since 1989); Limited Partner of
Goldman Sachs & Co. (1988-1989);
Director of American Building
Maintenance Industries, Inc. (1981-
1994) (building maintenance); Director
of CBL & Associates (since 1993) (a
real estate investment trust);
Director of Taubman Centers, Inc.
(since 1993) (a real estate investment
trust); Trustee of Mutual Life
Insurance Company of New York (1989-
1994); Chairman of Merit Equity
Partners, Inc. (since 1989) (property
acquisition and management); Director
of Horizon Hotels, Inc. (since 1990)
(hotel ownership and management).

Peter B.
Bedford      57
Chairman of the Board and Chief          1992
Executive Officer of the Company
(since 1992); Director of Bank America
Corporation (since 1987); Director of
Bixby Ranch Company (since 1985) (a
real estate investment company);
Chairman of the Real Estate Center
Advisory Board of the Wharton School
at the University of Pennsylvania
(1992-1994); Chairman of the Board of
Kingswood Realty Advisors, Inc. (1990-
1994) (investment and asset
management);  President of Bedford
Properties Holdings, Ltd. (formerly
Bedford Properties, Inc.) (since 1962)
(real estate development and property
management).

Anthony
Downs        64    Director of General Growth Properties,       1992
Inc. (since 1992) (a real estate
investment trust); Senior Fellow at
the Brookings Institution (since 1977)
(non-profit policy research
organization); Director of
Massachusetts Mutual Life Insurance
Co. (since 1993); Director of Pittway
Corporation (since 1971)
(manufacturing company); Director of
the Urban Land Institute (since 1979);
Director of Urban Institute (since
1977); Director of NAACP Legal
Educational & Defense Fund, Inc.
(since 1986); Director of NHP
Foundation (since 1991)  (a housing
foundation); Executive Consultant to
Salomon Brothers (1986-1994) and Aetna
Realty Investors (since 1977).

Anthony M.
Frank          63        Chairman of Acrogen, Inc. (since 1992)    1992
(a bio-tech company); Director of
Charles Schwab & Co., Inc. (since
1993); Director of Irvine Apartment
Communities, Inc. (since 1993) (a real
estate investment trust); Director of
Capital Guaranty Corporation (since
1993) (a municipal bond insurance
company); Director of General American
Investors (since 1992); Director of
Living Centers of America (since 1992)
(retirement centers); Director of Adia
Temporary Services (since 1994);
Director of Temple-Inland (since 1992)
(a forest products company);
Postmaster General of the United
States (1988-1992); Chief Executive
Officer of First Nationwide Bank
(1971-1988).

Martin I.
Zankel,
Esq.      60     Senior Partner at the law firm of                 1992
Bartko, Zankel, Tarrant & Miller and
predecessor firms (since 1979);
Chairman of the Board and Chief
Executive Officer of Landsing Pacific
Fund, Inc. (since 1992) (a real estate
investment trust).

    The following persons have been chosen by the prospective purchasers of the AEW Preferred Stock to serve as directors of the Company contingent on the closing of the sale of the Series A Convertible Preferred Stock. See Proposal 1 and Proposal 2 - "Terms of the Series A Convertible Preferred Stock - Voting Rights". The following persons have not been nominated for election by the Stockholders, and accordingly, their names do not appear on the enclosed Proxy Card. Rather, they will serve at the election of the holders of AEW Preferred Stock.

    Thomas G. Eastman is a founder and co-chairman of Aldrich Eastman Waltch ("AEW"). He is a board member and former Chairman of the National Association of Real Estate Investment Managers. He is a Member of the Urban Land Institute and its Finance and Membership Committees. He is a Member of the Executive Committee of the Institutional Real Estate Clearinghouse. Mr. Eastman is a graduate of Stanford University (B.A.) and Harvard University (M.B.A.).

    Thomas H. Nolan, Jr., directs the management of several commingled investment fund portfolios. Mr. Nolan joined AEW in 1984 and has specialized in multi-asset portfolios. Prior to that, Mr. Nolan spent five years with Coopers & Lybrand where he specialized in real estate and financial service organizations. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. Mr. Nolan is a graduate of the University of Massachusetts (B.B.A.).


Executive Officers of the Company

    The following three (3) persons serve as executive officers of the
Company:



Name        Age           Business Experience
                          During Past Five Years
Peter B.
Bedford      57      Chairman of the Board and Chief Executive
Officer of the Company (since 1992); Director of Bank America Corporation (since 1987);
Director of Bixby Ranch Company (since 1985)
(a real estate investment company); Chairman of the Real Estate Center Advisory Board of the Wharton School at the University of Pennsylvania (1992-1994); Chairman of the
Board of Kingswood Realty Advisors, Inc.
(1990-1994) (investment and asset management);
President of Bedford Properties Holdings, Ltd.
(formerly Bedford Properties, Inc.) (since
1962) (real estate development and property management).

Donald A.
Lorenz      45       Executive Vice President and Chief Financial
Officer of the Company (since 1995); Chief
Executive Officer of Tri-Ox (1993-1994) (a manufacturing company); Executive Vice
President of Bedford Holdings Ltd. (1989-
1993); Managing Partner of Armstrong, Gilmour
& Associates (1979-1989) (a certified public accounting firm).

Hanh
Kihara       47        Controller of the Company (since 1993);
Controller (1991-1993) and Assistant
Controller (1990-1991) of Bedford Properties
Holdings, Ltd.; Manager of Armstrong, Gilmour
& Associates (1988-1990); Certified Public
Accountant (since 1989).

Compensation of Executive Officers

    The following table sets forth information regarding compensation paid by the Company for services rendered during the past three years for the Company's Chief Executive Officer and the two most highly compensated executive officers of the Company who were employed by the Company as of December 31, 1994 (collectively, the "Named Executive Officers"). No executive officer other than the Named Executive Officers earned more than $100,000 in any year. The salaries of the two Vice Presidents-Acquisitions were, as of December 31, 1994, paid by BPI Acquisitions, then a separate division of the Company which was funded by Mr. Bedford. The acquisition personnel are now employed directly by a separate corporation, wholly-owned by Peter Bedford.
See "Certain Relationships and Related Transactions -- Cost of Acquisitions". Prior to July 1992, the Company's affairs were managed by Kingswood Realty Advisors, Inc., and the Company had no salaried employees.

                        SUMMARY COMPENSATION TABLE

                                                         Long-Term
                         Annual Compensation(1)        Compensation
                                                    Securities Underlying
                                                         Options/SARS
Name and Principal
  Position               Year       Salary         Options        SARs

Management of Bedford
  Property Investors:

Peter B. Bedford,
Chief Executive
  Officer(2)             1994       $156,013       10,000(3        -0-
                                      50,000(4)
                         1993       $129,615       10,000(3)       -0-
                         1992          -0-         50,000(3)       -0-

Management of BPI Acquisitions:

John Papini,
Vice President-
Acquisitions(5)          1994       $147,988       20,000(6)     10,000
                         1993       $ 86,135       10,000(4)        -0-

Robert E. Pester,
Vice President-
Acquisitions(7)          1994       $131,195       30,000(6)     10,000

_________________________

(1) The Company did not pay any bonuses to any of the Named
    Executive Officers during the fiscal years covered by the table.

(2) Mr. Bedford did not commence employment with the Company until February 1993. He began serving as a director of the Company in December 1990.

(3) Represents stock options granted pursuant to the Directors'
    Stock Option Plan.

(4) Represents stock options granted pursuant to the Employee
    Stock Option Plan.

(5) Mr. Papini commenced employment with the Company in February
    1993; however, as of March 1995, he was no longer employed by the Company.

(6) 10,000 of which represent either stock options or stock appreciation rights ("SARs"), at the option of holder thereof, granted under the Employee Stock Option Plan.

(7) Mr. Pester commenced employment with the Company in February
    1994.


    Employment Contract.   On February 16, 1993, the Company entered
into an employment agreement with Mr. Bedford, Chairman of the Board and Chief Executive Officer. Concurrently with the closing of the sale of the AEW Preferred Stock, the Company will amend its employment agreement (the "Amended Employment Agreement") with Mr. Bedford. Pursuant to the Amended Employment Agreement, Mr. Bedford has agreed to serve as Chief Executive Officer and Chairman of the Board on a substantially full-time basis for a term of five years from the date of the closing of the sale of AEW Preferred Stock. Under the contract, both currently and as amended, the Company agrees to pay Mr. Bedford $150,000 per annum. If the Company fails to give Mr. Bedford one year notice of termination of his employment, he will be entitled to severance pay equal to one year's salary. The Amended Employment Agreement expires in 2000, but will be automatically renewable for an additional one-year term unless either party notifies the other of termination thereof.

    Employee Stock Option Plan. A total of 1,800,000 shares of the Company's Common Stock have been reserved for issuance under the Company's 1985 Stock Option Plan (the "Employee Stock Option Plan"). The Employee Stock Option Plan expires by its own terms in 2003.

    The Employee Stock Option Plan provides for the grant of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), non-qualified stock options and SARs to officers, key employees and consultants of the Company. Incentive stock options may be granted only to employees.
The Employee Stock Option Plan is administered by the Compensation Committee, which determines the terms of options and SARs granted, including the exercise price, the number of shares subject to an option, and an option's exercisability. Options granted to employees are exercisable upon vesting, which typically occurs over a four-year period.

    The Employee Stock Option Plan requires that the exercise price of incentive stock options be at least equal to the fair market value of such shares on the date of grant and that the exercise price of non-qualified stock options be equal to at least 85% of the fair market value of such shares on the date of grant. The maximum term of options granted under the Employee Stock Option Plan is ten years. Incentive stock options may not be granted to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock.

    SARs may be granted in conjunction with stock options granted under the Employee Stock Option Plan and entitle the holder to receive the difference between the fair market value and the exercise price of the Common Stock receivable upon exercise of the underlying option. The value of a SAR may be paid in cash or Common Stock, at the option of the Company. A SAR granted in tandem with an incentive stock option may not be exercised if a previously issued incentive stock option or related SAR held by such person remains outstanding. The exercise of a SAR results in the termination of the related option on a share-for-share basis. Shares covered by such terminated options are not eligible for reissuance under the Employee Stock Option Plan.

Compensation of Directors

    Members of the Board of Directors who are not employees of the Company are currently paid an annual retainer fee of $12,500 and an additional fee of $2,500 for each board meeting attended. Any Director attending in person a duly constituted meeting of a committee of the Board of Directors of which such Director is a member shall receive, in addition to any other fees to which he may be entitled, a separate meeting attendance fee equal to $2,500 for his or her attendance in person at any such committee meeting not held on the same day, the day preceding or the day following a regular or special meeting of the Board of Directors. Any member of the Board of Directors who participates in a regular or special meeting of the Board of Directors by conference telephone or similar communications equipment shall receive $600 for each such meeting. Directors are reimbursed for out-of-pocket expenses in connection with attendance at meetings. If a Director travels to conduct a site inspection of a property to be acquired by the Company, such Director is paid $1,000 per day and reimbursed for related travel expenses. Directors receive no other compensation for their services on behalf of the Company (except under the 1992 Directors' Stock Option Plan).

    1992 Directors' Stock Option Plan. Under the Company's 1992 Directors' Stock Option Plan (the "Directors' Plan"), members of the Board of Directors are granted non-qualified stock options. The aggregate number of shares of Common Stock reserved for issuance under the Directors' Plan is 500,000. The Directors' Plan is administered by the Compensation Committee of the Board of Directors of the Company. Pursuant to the Directors' Plan, each first year director is granted an option for 50,000 shares of Common Stock effective on the date on which such person becomes a director, and an additional option for 10,000 shares on the date of each successive annual meeting, provided they are re-elected to the Board. On May 20, 1992, subject to subsequent approval of the Directors' Plan by the Company's Stockholders, each of the five Directors was granted an option for 50,000 shares of Common Stock at an exercise price of the then market price (as defined in the Directors' Plan) of $2.665 per share. On June 9, 1993, each of the same five Directors was granted an additional option for 10,000 shares of Common Stock at the then market price of $3.856 per share. On May 18, 1994, each of the same five Directors was granted an additional option for 10,000 shares of Common Stock at the then market price of $6.483 per share. Options granted under the Directors' Plan are exercisable six months from the date of grant. As of November 18, 1994, all options granted under the Directors' Plan were exercisable. As of April 28, 1995, no options granted under the Directors' Plan had been exercised. As of April 28, 1995, the market value of Common Stock subject to options under the Directors' Plan, as measured by the closing price on the New York Stock Exchange, was $5.50 per share.

Committees and Meetings of the Board of Directors

    The Board of Directors held four regular meetings and no special meetings during the 1994 fiscal year. During that period, no director was absent from any meeting of the Board or of any committee on which he served.

    The Company has an Audit Committee which consists of Messrs. Ballard (Chairman), Downs and Frank. The Audit Committee reviews the internal controls of the Company and reviews the services performed and to be performed by the independent auditors of the Company during the year. The Audit Committee also meets regularly with the independent auditors to review the quarterly financial statements of the Company and to review the scope and results of the annual audit. The Audit Committee held one meeting during 1994.

    The Company has a Compensation Committee which consists of Messrs. Downs (Chairman), Frank and Zankel. The Compensation Committee is responsible, with respect to stock options, for the administration of stock option plans of the Company, including the Employee Stock Option Plan and the 1992 Directors' Stock Option Plan. A description of the Employee Stock Option Plan, the 1992 Directors' Stock Option Plan and the 1989 Share Equivalent Incentive Plan is included under "Compensation of Directors and Executive Officers". The Compensation Committee met once during 1994.

    The Company also has a Nominating Committee which consists of Messrs. Frank (Chairman) and Ballard. The Nominating Committee is responsible for submitting nominations for the various officers and for directors which elections are to be held at the Annual Meeting of Stockholders. The Nominating Committee does not consider nominees proposed by Stockholders. The Nominating Committee held one meeting in 1994.

Compensation Committee Interlocks and Insider Participation

    The members of the Compensation Committee during 1994 were Messrs. Downs, Frank and Zankel. None of these individuals were officers or employees of the Company at any time during the year ended December 31, 1994, nor have any of these individuals ever been an officer of the Company or any of its subsidiaries. In addition, none of the executive officers of the Company served on the compensation committee of another entity or as a director of an entity which employs any of the members of the Compensation Committee.

    Martin I. Zankel, a director of the Company, and his associates provided legal services to the Company for which his firm was paid, in the aggregate, $82,666 in 1994.

Certain Other Matters

    Mr. Bedford did not file a Form 4 in connection with certain transactions involving the sale of shares held by Kingswood Realty Advisors, Inc., which is now subject to bankruptcy proceedings. In addition, Mr. Bedford did not file a Form 4 with respect to the transfer of shares in certain other transactions. Mr. Bedford filed a Form 5 at year end reporting all of such sales.


Option Grants

    The following table sets forth certain information concerning options/SARs granted during 1994 to the Named Executive Officers.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR

                     Number     % of Total
                       of       Options/
                   Securities     SAR's        Exercise
                   Underlying   Granted to        or
                   Options/SARS Employees in   Base Price   Expiration
Name                Granted     Fiscal Year    ($/Share)      Date

Peter B. Bedford   10,000(1)        5.2%         6.483       11/18/99
                   50,000(2)       26.2%         7.00        5/18/99

John Papini        10,000(2)        5.2%         7.00        5/18/99
                   10,000(2)        5.2%         6.875       9/23/04

Robert E. Pester   10,000(2)        5.2%         7.00        5/18/99
                   10,000(2)        5.2%         6.875       3/16/04
                   10,000(2)        5.2%         6.875       9/23/04


______________________________

   (1) Stock Options granted pursuant to 1992 Directors Stock Option Plan, which options vest and become exercisable six months from the date of grant.

   (2) Stock Options granted pursuant to Employee Stock Option Plan, which options vest and become exercisable at a rate of 25% per year either from the date of employment or the date of grant.


    In addition to the options indicated above, on May 18, 1994, options to purchase up to 51,000 shares of Common Stock were granted to officers and employees other than the Named Executive Officers under the Employee Stock Option Plan at the then market price of $7.00 per share. Additionally on September 23, 1994, options to purchase up to 30,000 shares of Common Stock (or SARs, at the option of the holders) were granted at the then market price of $6.875 per share. Such options vest and become exercisable at a rate of 25% per year from either the date of employment or the date of grant. In general, the Employee Stock Option Plan provides that all options held by an officer or employee shall be cancelled upon termination of employment and after the expiration of specified time periods during which the optionee may exercise his or her options. As of April 28, 1995, the market value of Common Stock subject to options under the Employee Stock Option Plan, as measured by the closing price on the New York Stock Exchange, was $5.50 per share. No stock options or SARs were exercised in 1994.

Aggregate Option Values at Year-End 1994

    The Named Executive Officers did not exercise any stock options or SARs in 1994. The following table sets forth the number and aggregate dollar value of Named Executive Officers' unexercised options at the end of 1994.

                           AGGREGATED OPTION/SAR
                       EXERCISES IN LAST FISCAL YEAR
                       AND FY-END OPTION/SAR VALUES

                                     Value of Securities
            Number of Securities      Unexercised in-the-
            Underlying Unexercised     Money Options at
            Options/SARs at FY-End           FY-End
Name      Exercisable  Unexercisable  Exercisable Unexercisable

Peter B.
 Bedford    82,500      37,500           $158,190           $0
John
 Papini        5,000    25,000             $3,125        $9,375
Robert E.
 Pester          0      30,000                $0      $0

Security Ownership of Certain Beneficial Owners and Management

    The following table sets forth information as of April 28, 1995, with respect to directors, certain employees of the Company and each person who is known by the Company to own beneficially more than 5% of the shares of its Common Stock, and with respect to shares owned beneficially by all directors and officers of the Company as a group:

  Title                              Number of Shares       Percent of
of Class    Name and Address       Beneficially Owned    Outstanding Shares

Common
Stock       Peter B. Bedford
            270 Lafayette Circle
            Lafayette, CA  94549     1,806,825(1)            28%(2)
Common
Stock       Anthony M. Downs
            8483 Portland Place
            McLean, VA  22102           70,500(3)            1.1%
Common
Stock       Anthony M. Frank
            10 Windward Road
            Belvedere, CA  94920        78,000(3)            1.2%

Common
Stock       Claude M. Ballard
            7 St. Johns Place
            Little Rock, AR 72207       71,000(3)            1.1%

Common
Stock       Martin I. Zankel
            900 Front Street, Suite 300
            San Francisco, CA 94111     90,000(3)            1.4%

Common
Stock       Bob Pester
            270 Lafayette Circle
            Lafayette, CA  94549        11,000                (4)

Common
Stock       John Papini
            3470 Mt. Diablo Blvd.
            Lafayette, CA  94549        1,100                 (4)

Common
Stock       All Directors and
            Officers as a group
            (9 persons)              1,950,566(5)          30.6%(6)
_________________________

   (1) Includes 300,000 shares owned by Mr. Bedford's children (as to which Mr. Bedford has sole voting power) and 95,000 shares of Common Stock subject to exercisable options.

   (2) Assuming conversion of all of the shares of the Series A Convertible Preferred Stock to be sold pursuant to the AEW Stock Sale (although such stock is not convertible for two years), Mr. Bedford would hold 13% of the outstanding Common Stock.

   (3) Includes for each director exercisable options to purchase 70,000 shares of Common Stock.

   (4)   Less than 1%.

   (5)   Includes exercisable options to purchase 397,500 shares.

   (6) Assuming conversion of all of the shares of the Series A Convertible Preferred Stock to be sold pursuant to the AEW Stock Sale (although such stock is not convertible for two years), the Directors and Officers as a group would hold 13% of the outstanding Common Stock.


Security Ownership Assuming Consummation of the AEW Stock Sale

    The following table sets forth certain information concerning the ownership of the Company's stock assuming consummation of the AEW Stock Sale. Although the AEW Preferred Stock will not be convertible until the second anniversary of the date of issuance, the following table assumes conversion of the AEW Preferred Stock to Common Stock at the initial Conversion Price as of the date of the Closing, and sets forth stockholders who would hold more than five percent of the then outstanding Common Stock of the Company:

                                                          % of
                        Number of                    Outstanding
  Name of                Shares of                    Shares of
Beneficial Owner        Common Stock             Common Stock (3)

AEW Partners, L.P.        8,333,334                    58%

Peter B. Bedford          1,806,825(1)                 13%

All Directors and
 Officers                 1,950,566(2)                 13%
 as a group

_______________

(1) Includes 300,000 shares owned by Mr. Bedford's children (as to which he has sole voting power) and 95,000 shares of Common Stock subject to exercisable options.

(2) Includes exercisable options to purchase 397,500 shares of Common Stock.

(3) Rounded to nearest percentage.


Certain Relationship and Related Transactions

    Cost of Acquisitions

    From February 1993 until December 31, 1994, all of the Company's activities relating to debt and equity financings and the acquisition of new properties (the "Acquisition Services") were handled under an arrangement with Mr. Bedford whereby he provided acquisition and financing personnel (the "Acquisition Personnel"), allocable overhead costs, and the costs of all due diligence conducted prior to an acquisition, whether or not any financing is obtained or a property is acquired. Upon the completion of a financing or the acquisition of a property, Mr. Bedford was paid a fee by the Company equal to the lesser of (a) 1-1/2% of the gross amount raised or of the purchase price of a property, as the case may be, or (b) an amount equal to (i) the aggregate amount of costs funded by Mr. Bedford through the time of such acquisition or financing minus (ii) the aggregate amount of fees previously paid to Mr. Bedford pursuant to such arrangement. In no event would the aggregate amount of fees paid to Mr. Bedford exceed the aggregate amount of costs funded by Mr. Bedford. Such fees were capitalized by the Company as part of the direct costs of acquisition and financing activities. As of December 31, 1994, the Company had paid Mr. Bedford an aggregate amount of $903,000 pursuant to this arrangement, which was $712,000 less than the amount of total acquisition and financing costs funded by Mr. Bedford. Commencing as of January 1, 1995, the Acquisition Services have been performed by BPIA, a California corporation wholly owned by Mr. Bedford, pursuant to a written contract. Accordingly, the Acquisition Personnel previously employed by the Company are now employed by BPIA, and all amounts previously owed to Mr. Bedford personally are now owed to BPIA. The substantive financial terms of the arrangement remain unchanged. See Proposal 1 - "The Stock Purchase Agreement - Certain Ancillary Agreements".

    Upon closing of the sale of AEW Preferred Stock, the Company will pay $750,000 to BPIA for its services and expenses in connection with the sale. In addition, upon closing of the Amended Credit Facility, as defined hereafter, the Company will pay BPIA $555,000 in connection therewith. Amounts paid will be in accordance with the agreement between BPIA and the Company, and will not exceed the actual costs incurred by BPIA.

    Other Transactions

    The Company is leasing 2,400 square feet of industrial space on a month-to-month basis at a market rental rate of $1,288 per month to a company wholly-owned by Mr. Bedford.

    During 1994, furniture and equipment was purchased from a company wholly owned by Mr. Bedford. The purchase price of approximately
$69,000 was based on independent valuations.

    Martin I. Zankel, a director of the Company, and his associates provided legal services to the Company for which his firm was paid, in the aggregate, $82,666 in 1994.

    Mr. Bedford is the President and sole director of Kingswood Realty Advisors, Inc.("Kingswood Realty"), a real estate investment advisory company. Kingswood Realty, a former advisor of the Company, ceased operations on January 26, 1994. Following the termination of its operations, Kingswood Realty retained as its sole asset 44,250 shares of the Company's Common Stock while its liabilities consisted of its obligations under three long-term office leases. Although Kingswood Realty was able to negotiate the early termination of one of these leases, the landlords under the other two leases refused to negotiate an early termination of such leases, and as a result Kingswood Realty filed a petition under Chapter 11 of the United States Bankruptcy Code on June 8, 1994. The sole creditors in the bankruptcy proceeding are Kingswood Realty's prior two landlords.

Vote Required; Recommendation of the Board of Directors

    Election as a Director requires the approval of a plurality of all of the votes cast at the meeting. THE BOARD RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES. IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, PROXIES SOLICITED IN CONNECTION WITH THIS PROXY STATEMENT WILL BE SO VOTED.

                           INDEPENDENT AUDITORS

    KPMG Peat Marwick, Certified Public Accountants, served as independent auditors of the Company for the fiscal year ended December 31, 1994. The Board of Directors, acting upon the recommendation of the Audit Committee, has selected KPMG Peat Marwick to audit the financial statements of the Company for the fiscal year ending December 31, 1995. A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he so desires and will be available to respond to appropriate questions from stockholders.


                               OTHER MATTERS

    The Board of Directors knows of no matter to be presented at the Annual Meeting other than those set forth in the Notice of Meeting and described in this Proxy Statement. If, however, any other business should properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters.


             INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The Company hereby incorporates by reference into this Proxy Statement the following sections of the Company's Annual Report: (i) Management's Discussion and Analysis set forth at pages 8-11 thereof, and (ii) the Company's Audited Financial Statements set forth at pages 16-27 thereof. In addition, the Company hereby incorporates by reference into this Proxy Statement the unaudited Financial Statements set forth at pages 1-10 of the Company's Form 10-Q for its first quarter ending March 31, 1995, and the Company's Form 8-K filed May 19, 1995. A copy of the Company's Annual Report and Form 10-Q is included with the mailing of this Proxy Statement.

                           STOCKHOLDER PROPOSALS

    Proposals of Stockholders intended to be presented at the annual meeting of Stockholders to be held in 1996 must be received by the Company at its principal executive offices no later than May 9, 1996 for inclusion in the Company's Proxy Statement and form of proxy relating to that meeting. Such proposals must meet the requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

                             By Order of the Board of Directors,



August 7, 1995
___________________________________
         Jennifer I. Mori
         Secretary

                                 GLOSSARY


    "Acquisition Services" means all of the Company's activities relating to debt and equity financing.

    "Additional Stock" means all Common Stock issued by the Company after the Closing Date, other than Common Stock issued or issuable at any time: (a) upon conversion of the AEW Preferred Stock; (b) upon exercise of options outstanding on the Closing Date; (c) upon issue of options granted pursuant to the Stock Option Plans with respect to employees, directors, and consultants of the Company in amounts not exceeding the aggregate amount reserved for issuance under such plans on the Closing Date, as increased from time to time upon approval by a majority of the Directors elected by the holders of the AEW Preferred Stock; (d) upon issue of warrants to underwriters in any firm commitment public offering of securities by the Company; (e) as a dividend or distribution on AEW Preferred Stock or any subdivision, combination, or consolidation of the Common Stock; or (f) by way of dividend or other distribution on shares of Common Stock the issuance of which was excluded from the definition of Additional Stock by clauses (a) through (e) of this paragraph, or on shares of Common Stock so excluded.

    "AEW" means AEW Partners, L.P., a Delaware limited partnership, or a single affiliate of AEW to be identified prior to Closing.

    "AEW Affiliates" means affiliates of AEW, as defined in the Company's Charter.

    "AEW Preferred Stock" means the shares of Series A Convertible Preferred Stock to be issued pursuant to the Stock Purchase Agreement.

    "AEW Stock Sale" means the sale of AEW Preferred Stock to AEW pursuant to the Stock Purchase Agreement.

    "Aggregate Stock Ownership Limit" means ownership of no more than five percent (in value) of the aggregate of the outstanding shares of stock in the company.

    "Amended Credit Facility" means an amended credit facility with BofA, permitting borrowing by the Company in an aggregate principal amount of $60 million, subject to certain limitations.

    "Amended Employment Agreement" means the amended employment agreement between Peter B. Bedford and the Company to be executed concurrent with the Closing.

    "Articles of Amendment" means the Articles of Amendment adopted by the Board of Directors and recommended for Stockholder approval in the form attached hereto as Exhibit A.

    "Annual Meeting" means the Annual Meeting of Stockholders to be held on Wednesday, September 13, 1995, in the A.P. Giannini Auditorium, Concourse Level, The Bank of America Building, 555 California Street, San Francisco, California, at 1:00 p.m., local time, and at any adjournment(s) or postponement(s) of such meeting.

    "BofA" means Bank of America, NT & SA.

    "Board of Directors" or the "Board" means the Board of Directors of Bedford Property Investors, Inc., a Maryland corporation.

    "Borrowing Base" means the limit of the amount that the Company may borrow under the Amended Credit Facility and is equal to the lesser of
(i) a specified percentage of the appraised value of the properties which have been pledged as collateral under the Amended Credit
Facility and (ii) an amount calculated quarterly by reference to net operating income (as such will be defined in the Amended Credit Facility) from properties pledged as collateral under the Amended Credit Facility.

    "BPIA" means Bedford Acquisitions, Inc. d/b/a/ BPI Acquisitions.

    "BPIA Agreement" means the written contract to be entered into between the Company and BPIA setting forth the terms under which BPIA will provide Acquisition Services to the Company in exchange for certain fees to be paid.

    "Business Combination Articles" means the Articles of Amendment adopted by the Board and recommended for Stockholder approval in the form attached hereto as Exhibit B.

    "Charter" means the Charter of the Company.

    "Closing" means the closing the AEW Stock Sale.

    "Closing Date" means the date of closing of the AEW Stock Sale.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Common Ownership Limit" means ownership by a single owner of no more than five percent (in number or value, whichever is more restrictive) of the outstanding shares of Common Stock.

    "Common Stock" means the Company's issued and outstanding shares of Common Stock, par value $.01 per share.

    "Company" means Bedford Property Investors, Inc., a Maryland corporation.

    "Conversion Price" means the conversion price with respect to the AEW Preferred Stock used to determine the number of shares of Common Stock issuable upon conversion of the AEW Preferred Stock, initially set at $6.00, as such may be adjusted from time to time pursuant to the Articles of Amendment.

    "Directors' Plan" means the Company's 1992 Directors' Stock Option
Plan.

    "Employee Stock Option Plan" means the Company's 1985 Stock Option
Plan.

    "FAD" means the Funds Available for Distribution, which equals Funds From Operations, as defined in the Articles of Amendment, minus Non-Revenue Enhancing Capital Expenditures, as defined in the Articles of Amendment.

    "Holder" means AEW, any affiliate, or any permitted transferee of the registration rights who holds shares of Common Stock of the Company.

    "Interested Stockholder" means a beneficial owner of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

    "Investment Proposals" means the investment proposals described in this Proxy Statement relating to the transaction and acts contemplated by the Company in connection with the Stock Purchase Agreement consisting of: (i) a proposal to approve the sale and issuance of 8,333,334 shares of Series A Convertible Preferred Stock to AEW Partners, L.P., for an aggregate purchase price of $50 million; (ii) a proposal to amend the Charter of the Company to create the Series A Convertible Preferred Stock and to set forth the terms of such stock;
(iii) a proposal to amend the Charter to substitute a new Article VII limiting the transferability of the Company's Common Stock by imposing limitations on the amount of the Company stock a stockholder may own; and (iv) to amend the Charter to delete the provisions of Article VIII regarding business combinations. Each of the Investment Proposals are more fully described in the Proxy Statement.

    "Liquidating Event" means (a) any transaction, including without limitation, a consolidation or merger of the Company, or other corporate reorganization if, immediately after such transaction, the stockholders of the Company (determined prior to such event) hold fifty percent or less in interest of the outstanding voting securities of the surviving corporation, (b) a sale of all or substantially all of the assets of the Company to any person, or the acquisition of a majority of the outstanding shares of Common Stock of the Company by any person, other than (i) AEW and its affiliates (as defined in the Stock Purchase Agreement), (ii) Mr. Bedford, members of his immediate family, or his affiliates (as defined in the Stock Purchase Agreement), (iii) as a result of the conversion of shares of AEW Preferred Stock, and (iv) any underwriter in either a public or private offering.

    "Liquidation Preference" means the right of the preferred shareholders to receive, in the event of a Liquidation Event, $6.30 per share of AEW Preferred Stock plus an amount per share of Preferred Stock equal to all dividends accrued and unpaid thereon to the date of the final distribution to such holders.

    "Major Transactions" means any one or more of the following transactions: (i) the consolidation or merger of the Company; (ii) the issuance or modification of any debt in a principal amount which exceeds $10 million; (iii) the making of new investments, including a purchase of real estate operating companies or real estate investment trusts, with a purchase price equal to or greater than $10 million, or any series of purchases within any 90-day period with aggregate purchase prices exceeding $25 million; (iv) the issuance of any equity securities, other than pursuant to the Stock Option Plans, and the issuance of equity securities the proceeds of which will be used to redeem the AEW Preferred Stock; (v) the sale of any asset or assets with a sale price in excess of $10 million, or any series of sales within any 90-day period with aggregate sales prices exceeding $25 million; (vi) the modification of any executive employment agreement;
(vii) the modification of the BPIA Agreement or any other agreement between the Company and Mr. Bedford or any of his Affiliates (as defined in the Charter) which would make any of the agreements less favorable to the Company; (viii) the termination of the Company's status as a REIT; (ix) any substantial change in the Company's current business strategies or annual operating plan (as approved by the Board of Directors); (x) permitting Mr. Bedford to cease serving substantially full-time as chief executive officer of the Company or permitting Mr. Bedford to dispose of his shares of Common Stock so that Mr. Bedford, his affiliates (as defined in the Articles of Amendment) and members of his immediate family beneficially own fewer than 1,198,278 shares of Common Stock (as adjusted for stock splits or similar transactions; (xi) the issuance of awards of any shares or options other than those permitted in paragraph (iv); and (xii) any amendment to the resolution of the Board of Directors exempting AEW and any affiliate of AEW from the provisions of the business combination provisions set forth in Section 3-602 of the MGCL, and exempting therefrom any transaction resulting from the exercise of a redemption right of the AEW Preferred Stock which may constitute a business combination.

    "Merrill" means Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, the Company's Placement Agent.

    "MGCL" means the Maryland General Corporation Law.

    "NYSE" means the New York Stock Exchange.

    "Named Executive Officers" means the Company's Chief Executive Officer and the two most highly compensated executive officers of the Company who were employed by the Company as of December 31, 1994.

    "New Securities" means any voting securities sold and issued for cash or cash equivalents other than (i) securities issuable upon conversion of any convertible voting securities; (ii) securities issuable upon exercise of any options or warrants; (iii) securities issuable pursuant to the Directors' Stock Option Plan and the Employee Stock Option Plan of the Company; (iv) securities issuable in consideration of the acquisition of assets or shares of another entity; (v) securities issuable in a firm commitment underwritten public offering; (vi) warrants (or the shares of Common Stock issuable upon exercise thereof) issuable to an underwriter as partial compensation for a firm commitment underwritten public offering; and
(vii) securities issuable in connection with any stock split, stock dividend, or recapitalization of the Company.

    "Permitted Holder" means a person, designated by the trustee, who may own such shares without violating the ownership restrictions.

    "Prohibited Owner" means any person who, if a purported transfer were effected, would beneficially own shares of stock in excess of an applicable ownership restriction.

    "Record Date" means the holders of record of the shares of Common Stock at the close of business on July 7, 1995.

    "Registrable Securities" means the shares of Common Stock issuable upon the conversion of the AEW Preferred Stock and any Common Stock which may be issued or distributed in respect thereof by way of recapitalization, reclassification, stock dividend, stock split or other distribution.

    "REIT" means a real estate investment trust, as defined under the Code.

    "Right" means the rights issued pursuant to the Rights Plan.

    "Rights Plan" means the Stockholder Rights Plan between the Company and Mellon Bank, N.A., originally dated as of July 18, 1989.

    "SARs" means stock options or stock appreciation rights.

    "SEC" means the Securities and Exchange Commission.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Series A Preferred Stock" means Series A Convertible Preferred Stock, $.01 par value per share.

    "Stockholders" means the holders of the Company's issued and outstanding shares of Common Stock, par value $.01 per share.

    "Stock Option Plans" means the Directors' Stock Option Plan and the Employee Stock Option Plan of the Company.

    "Stock Purchase Agreement" means the Series A Convertible Preferred Stock Purchase Agreement with AEW dated as of May 18, 1995.

    "Takeover Provisions" means the Rights Plan, the Charter Provision, and Section 3-602 of the MGCL.

    "Transaction Proceeds" means the aggregate purchase price to be paid pursuant to the AEW Stock Sale less payment of offering expenses.

    "Voting Agreement" means an agreement entered into by Mr. Bedford with AEW pursuant to which Mr. Bedford will agree to vote his shares of Common Stock in favor of the AEW Stock Sale.

                               EXHIBIT LIST


EXHIBIT A  Articles of Amendment Defining the Terms of the
           Series A Convertible Preferred Stock and Amending the Limitations on the Transferability of the Company's Stock

EXHIBIT B  Articles of Amendment Deleting Article VIII
           (relating to Certain Business Combinations) from the Charter

EXHIBIT C  Bedford Property Investors, Inc., Pro Forma
           Consolidated Statement of Operations for the Year
           Ended December 31, 1994

EXHIBIT D  Historical Summary of Gross Income and Direct
           Operating Expenses of Properties Acquired in 1994
                      for the Year Ended December 31, 1993


                              EXHIBIT A


                    ARTICLES OF AMENDMENT DEFINING THE
           TERMS OF THE SERIES A CONVERTIBLE PREFERRED STOCK AND
            AMENDING THE LIMITATIONS ON THE TRANSFERABILITY OF
                            THE COMPANY'S STOCK



    THIS IS TO CERTIFY THAT:

    FIRST: The charter of Bedford Property Investors, Inc., a Maryland corporation (the "Corporation"), is hereby amended by (a) deleting existing Section 1 of Article V and adding a new Section 1 as follows and (b) adding new Section 5 to Article V as follows:

           Section 1. Authorized Shares. The total number of shares of stock which the Corporation has authority to issue is 50,000,000 shares, of which 30,000,000 shares are shares of Common Stock, $0.01 par value share ("Common Stock"), 10,000,000 shares are shares of Preferred Stock, $0.01 par value per share ("Preferred Stock"), and 10,000,000 shares are shares of Series A Convertible Preferred Stock, $.01 par value per share ("Series A Preferred"). The aggregate par value of all authorized shares of stock having a par value is $500,000.

           Section 5.  Series A Preferred Stock.  The
    preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series A Preferred are set forth below. The Board of Directors may reclassify any unissued shares of Series A Preferred from time to time in one or more classes or series of stock of the Corporation.

               1. Cumulative Dividends.

                 (a)(i) The holders of outstanding shares of the Series A Preferred shall be entitled to receive in each fiscal quarter, when and as authorized and declared by the Board of Directors, out of any assets at the time legally available therefor, dividends in cash at the greater of (X) the rate of $0.135 (the "Dividend
                 Rate") per share or (Y) the dividends
                 payable with respect to such quarter in
                 respect of the Common Stock into which
                 each share of the Preferred Stock is
                 Convertible, plus, in both cases,
                 dividends accumulated on the Series A
                 Preferred but unpaid for all prior
                 quarters, before any cash dividend is paid on the Common Stock for such quarter. If any shares of Series A Preferred have been called for redemption by the holders of the Series A Preferred but the redemption payment has not been made thereon on the redemption date for any reason whatsoever, then the rate at which dividends shall accrue on such shares shall increase to $0.165 per share until the earlier of (A) the payment of the redemption price, or
                 (B) such time as the size of the board has been increased to eleven pursuant to Paragraph 3(a) hereof and the holders of Series A Preferred have elected four directors to fill the newly created vacancies. The right to dividends on shares of Series A Preferred shall be cumulative.

                    (ii) Such dividends or distributions
                 shall be payable quarterly (commencing
                 with the calendar quarter ending September
                 30, 1995) in arrears on such dates as the Board of Directors may from time to time determine, which shall not be later than the 45th day after the end of the calendar quarter. Any dividends payable on Series
                 A Preferred for any partial dividend
                 period (including the period commencing on the date the shares are initially issued and ending on September 30, 1995) will be computed on the basis of a 360-day year consisting of twelve 30-day months.
                 Dividends or distributions (other than
                 dividends payable solely in shares of
                 Common Stock) may be authorized and
                 declared and paid upon shares of Common
                 Stock in any fiscal quarter of the
                 Corporation only if dividends shall have been paid on or declared and set apart upon all shares of Series A Preferred at such quarterly rates for all prior periods through and including the end of such quarter.

                 (b) In the event the Corporation shall
              declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash distributions) or options or rights to purchase any such securities or evidences of indebtedness, then, in each such case the holders of the Series A Preferred shall be entitled to a proportionate share of any such distribution as though the holders of the Series A
              Preferred were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

                 (c) In determining whether a distribution
              (other than upon voluntary or involuntary liquidation), by dividend (but not by redemption or other acquisition of shares or otherwise), is permitted under the Maryland
              General Corporation Law, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of Preferred Stock whose preferential rights upon dissolution are superior to those receiving the distribution shall not be added to the Corporation's total liabilities.

              2.  Liquidation Preference.

                 (a) In the event of any Liquidation Event
              (as defined at (b) below) either voluntary or involuntary, the holders of the Series A
              Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common
              Stock by reason of their ownership thereof, the amount of $6.30 per share plus any accrued and unpaid dividends, for each share of Series A Preferred then held by them (the
              "Series A Liquidation Preference"). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full Series A Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably in satisfaction of the Series A Liquidation
              Preference in proportion to the aggregate preferential amounts owed to each holder of the Series A Preferred. After payment has been made to the holders of the Series A
              Preferred of their full Series A Liquidation
              Preference, any remaining assets shall be distributed ratably to the holders of the Common Stock.

                 (b) For purposes of this Paragraph 2, any
              transaction, including without limitation a consolidation or merger of the Corporation
              (other than for purposes of reincorporation), or other corporate reorganization of the Corporation with or into any other corporation or corporations, immediately after which transaction the stockholders of the Corporation (determined prior to such event) hold fifty percent or less in interest of the outstanding voting securities of the surviving corporation, or a sale of all or substantially all of the assets of the Corporation or the acquisition of a majority of the outstanding shares of Common Stock of the Corporation by a person other than (i)
              AEW Partners, L.P. and its Affiliates, (ii) as a result of the conversion of the Series A
              Preferred Stock, (iii) Peter Bedford or his
              Affiliates or members of his immediate family
              (his spouse, issue, brothers, sisters and their respective issue and trusts for the benefit of such persons) or (iv) underwriters in a public or private placement, shall be treated as a Liquidation Event. "Affiliate" shall mean with respect to any person, any other person controlling, controlled by or under direct or indirect common control with such person (for the purposes of this definition "control", when used with respect to any specified person, shall mean the power to direct the management and policies of such person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms
              "controlling" and "controlled" shall have meanings correlative to the foregoing).

                 (c) The value of securities and property
              paid or distributed pursuant to this
              Paragraph 2 shall be computed at fair market value at the time of payment by the Corporation or at the time made available to stockholders, all as determined by the Board of Directors in the good faith exercise of its reasonable business judgment, provided that (i) if such securities are listed on any established stock exchange or a national market system, their fair market value shall be the closing sales price for such securities as quoted on such system or exchange (or the largest such exchange) for the date the value is to be determined (or if there are no sales for such date, then for the last preceding business day on which there were sales), as reported in the Wall
              Street Journal or similar publication, and
              (ii) if such securities are regularly quoted by a recognized securities dealer but selling prices are not reported, their fair market value shall be the mean between the high bid and low asked prices for such securities on the date the value is to be determined (or if there are no quoted prices for such date, then for the last preceding business day on which there were quoted prices).

                 (d) Nothing hereinabove set forth shall
              affect in any way the right of each holder of Series A Preferred to convert such shares at any time and from time to time into Common
              Stock in accordance with Paragraph 4 hereof.

              3. Voting Rights and Voting Switch. Except as expressly provided in this Charter, the holders of Series A Preferred shall have no voting rights.

                 (a) Directors.  The holder of shares of
              Series A Preferred as a class shall have the right to elect two members of the Board of Directors (which right to elect such two directors shall be construed for the purposes of this Charter as the right to vote generally in the election of directors) and the holders of shares of Common Stock shall have the right to elect the remaining directors; provided, however, that if at any time (i) the Corporation has failed in two consecutive quarters to pay in full and in a timely manner the quarterly dividends on the Series A Preferred as required by Paragraph 1
              (including all dividends accumulated but unpaid for all prior quarters), (ii) Peter
              Bedford shall cease to serve as the
              substantially full-time chief executive
              officer of the corporation, (iii) Peter
              Bedford and his Affiliates and members of his immediate family (his spouse, issue, brothers, sisters and their respective spouses and issue and trusts for the benefit of such persons) own beneficially fewer than 1,198,278 shares of Common Stock of this Corporation (adjusted for any stock splits or similar transactions), or (iv) the Company fails to pay the full redemption price on the shares of Series A Preferred subject to redemption pursuant to Paragraph 5(c) on any redemption date (provided that such redemption was made at the request of holders of a majority of the then outstanding shares of Series A Preferred), then the holders of Series A Preferred shall immediately (and regardless of any subsequent cure) and thereafter be entitled to elect the smallest number of directors constituting a majority of the Board of Directors, and the holders of Common Stock, as a class, shall retain the right to elect the remaining directors. The number of authorized directors is seven and such number cannot be increased without the consent of the holders of Series A Preferred.
              In order to facilitate the effective control of the Board of Directors by the holders of Series A Preferred upon the occurrence of any event identified in (i), (ii), (iii) or (iv) above, the size of the Board shall automatically be increased to eleven, and the holders of the Series A Preferred, voting together as a single class, shall have the exclusive right to elect four persons to fill such newly created vacancies on the Board of Directors. All directors elected by the vote of the Series A Preferred shall be referred to as "Series A Directors". The holders of Series A Preferred may elect the Series A
              Directors by unanimous written consent, by a special meeting of the holders of Series A
              Preferred, or at an annual meeting of
              stockholders of the Corporation. Any special meeting of the holders of Series A Preferred may be called by holders who hold at least
              10% of the outstanding shares of Series A
              Preferred or by a Series A Director and shall be held at the time and place specified by the holder or director calling the meeting.
              A majority of the holders of the Series A
              Preferred shall constitute a quorum for the purposes of any such special meeting. In the case of any vacancy occurring among the Series A Directors, a majority of the remaining Series A Directors, if any, may elect a successor to hold office for the unexpired term of such Series A Director. If all Series A Directors shall cease to serve as directors before their terms expire, the holders of Series A Preferred then outstanding may, by unanimous written consent or at a special meeting of the holders of Series A Preferred, elect successors to hold office for the unexpired terms of the Series
              A Directors.

                 (b) Senior Securities.  Authorization of
              any series or class of equity securities ranking senior or equal to the Series A
              Preferred with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Corporation, must be approved by the affirmative vote of holders of at least a majority of the outstanding shares of Series A Preferred, voting together as a single class.

                 (c) Amendment.  Any amendment to the
              Charter of the Corporation which would
              materially adversely affect the preferences or rights of the Series A Preferred must be approved by affirmative vote of the holders of at least a majority of the outstanding shares of Series A Preferred, voting together as a single class.

                 (d) Termination.  The voting rights set
              forth at (b) and (c) above shall terminate if the Common Shares issuable upon conversion of the outstanding shares of Series A Preferred shall represent less than 15% of the total of
              (i) outstanding shares of Common Stock and
              (ii) the number of shares of Common Stock that would be outstanding upon conversion of the outstanding Series A Preferred. If the
              Common Shares issuable upon conversion of the outstanding Series A Preferred represent less than 15% but 7% or more of such total, the voting rights set forth at (a) above shall provide that the holders of shares of Series
              A Preferred Stock as a class shall only have the right to elect one member of the Board of Directors rather than two; and provided further that the voting rights set forth at
              (a) above shall terminate if the Common
              Shares issuable upon conversion of the
              outstanding shares of Series A Preferred
              Stock represent less than 7% of such total.

                 (e) Mechanics.  Solely for purposes of
              this Paragraph 3, each holder of shares of Series A Preferred shall be entitled to one vote for each such share of Series A
              Preferred held on the record date for the vote or consent of stockholders.

                 (f) Notice of Meetings.  The holder of
              each share of the Series A Preferred shall be entitled to notice of any stockholders' meeting in the manner provided in the Bylaws of the Corporation.

              4. Conversion.  The holders of the Series A
           Preferred shall have conversion rights as follows
           (the "Conversion Rights"):

                 (a) Right to Convert.  Subject to
              Subsection (c), each share of Series A
              Preferred shall be convertible, at the option of the holder thereof, at any time after ______, 1997 [two years after closing] at the office of the Corporation or any transfer agent for the Series A Preferred, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing
              $6.00 for each share of Series A Preferred by the Conversion Price at the time in effect for such share. The initial Conversion Price for shares of Series A Preferred shall be $6.00 per share; provided, however, that such Conversion Price shall be subject to adjustment as set forth in Subsection (c) below.

                 (b) Mechanics of Conversion.  Before any
              holder of Series A Preferred shall be
              entitled to convert the same into shares of Common Stock, the certificate or certificates therefor shall be surrendered, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, and the holder shall give written notice by mail, postage prepaid, to the Corporation at its principal office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A
              Preferred, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred to be converted, and the person or persons entitled to receive the shares of Common
              Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. No fractional shares of Common
              Stock shall be issued upon conversion of shares of Series A Preferred Stock. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion, the Corporation shall pay in cash an amount equal to the fair market value of such fractional interest as determined in good faith by the Corporation's Board of Directors. In determining the amount of fractional share payments, all of the shares of a single holder of Series A Preferred shall be aggregated so that no holder shall receive a fractional share payment equal to or exceeding the value of one share.

                 (c) Conversion Price Adjustments.  The
              Conversion Price of Series A Preferred shall be subject to adjustment from time to time as follows:

                    (i) Special Definitions.  For purposes
                 of this Paragraph 4(c), the following
                 definitions shall apply:

                       (1)  "Options" shall mean rights,
                    options or warrants to subscribe for,
                    purchase or otherwise acquire either
                    Common Stock or Convertible Securities.

                       (2)  "Original Issue Date" with
                    respect to the Series A Preferred shall
                    mean the date on which the first share
                    of such Series A Preferred was issued.

                       (3)  "Convertible Securities" shall
                    mean any evidence of indebtedness,
                    shares (other than the Common Stock or
                    Series A Preferred Stock) or other
                    securities convertible into or
                    exchangeable for Common Stock.

                       (4)  "Additional Stock" shall mean all
                    Common Stock issued (or, pursuant to
                    Paragraph 4(c)(iii), deemed to be
                    issued) by the Corporation after the
                    Original Issue Date, other than Common
                    Stock issued or issuable at any time:

                          (A)  upon conversion of the
                       Series A Preferred;

                          (B)  upon exercise of Options
                       outstanding on the Original Issue
                       Date;

                          (C)  upon issue of options to
                       officers, directors, and employees
                       of, and consultants to the
                       Corporation pursuant to the Amended
                       Employee Stock Option Plan and
                       Directors Stock Option Plan of this
                       Corporation in amounts not exceeding
                       the aggregate reserved for issuance
                       under such plans on the Original
                       Issue Date, as increased from time
                       to time provided that any such
                       increase is approved by a majority
                       of the Series A Directors;

                          (D)  upon issue of warrants to
                       underwriters in any firm commitment
                       public offering of securities by
                       this Corporation;

                          (E)  as a dividend or distribution
                       on Series A Preferred or any event
                       for which adjustment is made
                       pursuant to subparagraph (c)(vi)
                       hereof;

                          (F)  by way of dividend or other
                       distribution on Common Stock
                       excluded from the definition of
                       Additional Stock by the foregoing
                       clauses (A), (B), (C), (D), (E) or
                       this clause (F) or on Common Stock
                       so excluded.

                    (ii)  No Adjustment of Conversion
                 Price.  No adjustment in the Conversion
                 Price of a particular share of Series A
                 Preferred shall be made as a result of the issuance of Additional Stock unless the consideration per share for such
                 Additional Stock issued or deemed to be
                 issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Series A Preferred.

                    (iii) Deemed Issue of Additional
                          Shares of Common Stock.

                       (1) Options and Convertible
                    Securities. Except as otherwise
                    provided in Paragraph 4(c)(ii), in the
                    event the Corporation at any time or
                    from time to time after the Original
                    Issue Date shall issue any Options or
                    Convertible Securities or shall fix a
                    record date for the determination of
                    holders of any class of securities
                    entitled to receive any such Options or
                    Convertible Securities, then the
                    maximum number of shares (as set forth
                    in the instrument relating thereto
                    without regard to any provisions
                    contained therein for a subsequent
                    adjustment of such number) of Common
                    Stock issuable upon the exercise of
                    such Options or, in the case of
                    Convertible Securities and Options
                    therefor, the conversion or exchange of
                    such Convertible Securities, shall be
                    deemed to be shares of Additional Stock
                    issued as of the time of such issue or,
                    in case such a record date shall have
                    been fixed, as of the close of business
                    on such record date, provided that
                    Additional Stock shall not be deemed to
                    have been issued unless the
                    consideration per share (determined
                    pursuant to Paragraph 4(c)(v) hereof)
                    of such Additional Stock would be less
                    than the Conversion Price in effect on
                    the date of and immediately prior to
                    such issue, or such record date, as the
                    case may be, and provided further that
                    in any such case in which Additional
                    Stock is deemed to be issued:

                          (A)  no further adjustment in the
                       Conversion Price for such series
                       shall be made upon the subsequent
                       issue of Convertible Securities or
                       shares of Common Stock upon the
                       exercise of such Options or
                       conversion or exchange of such
                       Convertible Securities;

                          (B)  if such Options or
                       Convertible Securities by their
                       terms provide, with the passage of
                       time or otherwise, for any increase
                       or decrease in the consideration
                       payable to the Corporation, or in
                       the number of shares of Common Stock
                       issuable, upon the exercise,
                       conversion or exchange thereof, the
                       Conversion Price computed upon the
                       original issue thereof (or upon the
                       occurrence of a record date with
                       respect thereto), and any subsequent
                       adjustments based thereon, shall,
                       upon any such increase or decrease
                       becoming effective, be recomputed to
                       reflect such increase or decrease
                       insofar as it affects such Options
                       or the rights of conversion or
                       exchange under such Convertible Securities;

                          (C)  upon the expiration of any
                       such Options or any rights of
                       conversion or exchange under such
                       Convertible Securities which shall
                       not have been exercised, the
                       Conversion Price computed upon the
                       original issue thereof (or upon the
                       occurrence of a record date with
                       respect thereto), and any subsequent
                       adjustments based thereon, shall,
                       upon such expiration, be recomputed
                       as if:

                             (I)  in the case of Convertible
                          Securities or Options for Common
                          Stock, the only Additional Stock
                          issued was Common Stock, if any,
                          actually issued upon the
                          exercise of such Options or the
                          conversion or exchange of such
                          Convertible Securities and the
                          consideration received therefor
                          was the consideration actually
                          received by the Corporation for
                          the issue of all such Options,
                          whether or not exercised, plus
                          the consideration actually
                          received by the Corporation upon
                          such exercise, or for the issue
                          of all such Convertible
                          Securities which were actually
                          converted or exchanged, plus the
                          additional consideration, if
                          any, actually received by the
                          Corporation upon such conversion
                          or exchange, and

                             (II) in the case of Options
                          for Convertible Securities, only
                          the Convertible Securities, if
                          any, actually issued upon the
                          exercise thereof were issued at
                          the time of issue of such
                          Options, and the consideration
                          received by the Corporation for
                          the shares of Additional Stock
                          deemed to have been then issued
                          was the consideration actually
                          received by the Corporation for
                          the issue of all such Options,
                          whether or not exercised, plus
                          the consideration deemed to have
                          been received by the Corporation
                          upon the issue of the
                          Convertible Securities with
                          respect to which such Options
                          were actually exercised;

                          (D)     no readjustment pursuant to
                       clause (B) or (C) above shall have
                       the effect of increasing the
                       Conversion Price to an amount which
                       exceeds the lower of (i) the
                       Conversion Price on the date
                       immediately prior to the original
                       adjustment date, or (ii) the
                       Conversion Price that would have
                       resulted from any issuance of
                       Additional Stock between such date
                       and such readjustment date; and

                          (E)     in the case of any Options
                       which expire by their terms not more
                       than 90 days after the date of issue
                       thereof, no adjustment of the
                       Conversion Price shall be made until
                       the expiration or exercise of all
                       such Options.

                       (2)  Stock Dividends.  In the event
                    the Corporation at any time or from
                    time to time after the Original Issue
                    Date shall pay any dividend on the
                    Common Stock payable in Common Stock,
                    then and in any such event, Additional
                    Stock shall be deemed to have been
                    issued immediately after the close of
                    business on the record date for the
                    determination of holders of any class
                    of securities entitled to receive such
                    dividend; provided, however, that if
                    such record date is fixed and such
                    dividend is not fully paid the only
                    Additional Stock deemed to have been
                    issued will be the number of shares of
                    Common Stock actually issued in such
                    dividend, and such shares will be
                    deemed to have been issued as of the
                    close of business on such record date,
                    and the Conversion Price shall be
                    recomputed accordingly.

                 (iv)  Adjustment of Conversion Price Upon
                       Issuance of Additional Stock.

                       (1)  Prior to_______, 1997 [two
                    years after closing].  If prior to ___,
                    1997, the Corporation shall issue
                    Additional Stock (including Additional
                    Stock deemed to be issued pursuant to
                    Paragraph 4(c)(iii)) for a
                    consideration per share less than the
                    Conversion Price for the Series A
                    Preferred in effect on the date of and
                    immediately prior to such issue, then
                    and in such event, such Conversion
                    Price shall be reduced, concurrently
                    with such issue, to a price equal to
                    the consideration per share received by
                    the Corporation for such Additional
                    Stock.

                       (2)  On or after ________, 1997.  If
                    on or after ____________, 1997 [two
                    years after closing], the Corporation
                    shall issue Additional Stock (including
                    Additional Stock deemed to be issued
                    pursuant to Paragraph 4(c)(iii)) for a
                    consideration per share less than the
                    Conversion Price for the Series A
                    Preferred in effect on the date of and
                    immediately prior to such issue, then
                    and in such event, such Conversion
                    Price shall be reduced concurrently
                    with such issue, to a price (calculated
                    to the nearest cent) determined by
                    multiplying such Conversion Price by a
                    fraction, the numerator of which shall
                    be the number of shares of Common Stock
                    outstanding immediately prior to such
                    issue (including all shares of Common
                    Stock issuable upon conversion of the
                    outstanding Series A Preferred) plus
                    the number of shares of Common Stock
                    which the aggregate consideration
                    received by the Corporation for the
                    total number of shares of Additional
                    Stock so issued would purchase at such
                    Conversion Price; and the denominator
                    of which shall be the number of shares
                    of Common Stock outstanding immediately
                    prior to such issue (including all
                    shares of Common Stock issuable upon
                    conversion of the outstanding Series A
                    Preferred) plus the number of shares of
                    such Additional Stock so issued.

                    (v) Determination of Consideration.
                 For purposes of this Paragraph 4(c), the consideration received by the Corporation for the issue of any shares of Additional
                 Stock shall be computed as follows:

                       (1)  Cash and Property:  Such
                    consideration shall:

                          (A)     insofar as it consists of
                       cash, be computed at the aggregate
                       amount of cash received by the
                       Corporation excluding amounts paid
                       or payable for accrued interest or
                       accrued dividends;

                          (B)     insofar as it consists of
                       property other than cash, be
                       computed at the fair value thereof
                       at the time of such issue, as
                       determined in good faith by the
                       Board; and

                          (C)     in the event Additional Stock
                       is issued together with other shares
                       or securities or other assets of the
                       Corporation for consideration which
                       covers both, be the proportion of
                       such consideration so received,
                       computed as provided in clauses (A)
                       and (B) above, as determined in good
                       faith by the Board.

                       (2)   Options and Convertible
                       Securities.  The consideration per
                       share received by the Corporation
                       for Additional Stock deemed to have
                       been issued pursuant to Paragraph
                       4(c)(iii)(1), relating to Options
                       and Convertible Securities, shall be
                       determined by dividing:

                       (X)   the total amount, if any,
                       received or receivable by the
                       Corporation as consideration for the
                       issue of such Options or Convertible
                       Securities, plus the minimum
                       aggregate amount of additional
                       consideration (as set forth in the
                       instruments relating thereto,
                       without regard to any provision
                       contained therein for a subsequent
                       adjustment of such consideration)
                       payable to the Corporation upon the
                       exercise of such Options or the
                       conversion or exchange of such
                       Convertible Securities, or in the
                       case of Options for Convertible
                       Securities, the exercise of such
                       Options for Convertible Securities
                       and the conversion or exchange of
                       such Convertible Securities; by

                       (Y)   the maximum number of shares
                       of Common Stock (as set forth in the
                       instruments relating thereto,
                       without regard to any provision
                       contained therein for a subsequent
                       adjustment of such number) issuable
                       upon the exercise of such Options or
                       the conversion or exchange of such
                       Convertible Securities.

                    (vi)  Adjustments for Subdivisions,
                 Combinations or Consolidation of Common
                 Stock.  In the event the outstanding
                 shares of Common Stock shall be subdivided
                 (by stock split, or otherwise), into a
                 greater number of shares of Common Stock, the Conversion Price for each series then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                    (vii) Adjustments for Other
                 Distributions.  In the event the
                 Corporation at any time or from time to
                 time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Paragraph 4 or as otherwise provided in Paragraph 1(b), then and in each such event provision shall be made so that the holders of Series A Preferred shall receive upon conversion thereof, in addition to the number of shares of Common
                 Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their shares of Series A Preferred been converted into shares of Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Paragraph 4 with respect to the rights of the holders of the Series A Preferred.

                    (viii)   Adjustments for
                 Reclassification, Exchange and
                 Substitution.  If the Common Stock
                 issuable upon conversion of the Series A
                 Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares, consolidation or merger provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the shares of Series A
                 Preferred shall be convertible into, in
                 lieu of the number of shares of Common
                 Stock which the holders would otherwise
                 have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred immediately before that change.

                 (d)  No Impairment.  The Corporation will
              not, by amendment of its Charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Paragraph 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series A
              Preferred against impairment.

                 (e) Certificate as to Adjustments.  Upon
              the occurrence of each adjustment or
              readjustment of the Conversion Price for the Series A Preferred pursuant to this Paragraph 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such Series A Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The
              Corporation shall, upon the written request at any time of any holder of Series A
              Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments,
              (ii) the Conversion Price in effect at the time for such series, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Series A Preferred.

                 (f)  Notices of Record Date.  In the event
              of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase, or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A Preferred, at least
              20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution, or right.

                 (g) Reservation of Stock Issuable Upon
              Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred, in addition to such other remedies as shall be available to the holder of such Series A Preferred, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

                 (h) Notices.  Any notice required by the
              provisions of this Paragraph (4) to be given to the holders of shares of Series A
              Preferred shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

              5. Redemption. The Series A Preferred shall be redeemable as follows:

                 (a) Redemption at the Option of the
              Corporation after 1997 but Prior to 2000. At any time after _______, 1997, but prior to ________, 2000, the Series A Preferred may be redeemed in whole (but not in part) at the option of the Corporation. The Corporation will give notice to the holders of Series A
              Preferred of its intent to redeem the
              Series A Preferred not less than 30 nor more than 60 days prior to the date set for redemption. The redemption price shall be that amount necessary to cause the holders of the Series A Preferred to have received an internal rate of return (defined below) of 25% per annum over the period of the first two years commencing with the Original Issue
              Date and an internal rate of return of 20% per annum over the period from and after two years after the Original Issue Date until the date of redemption (but not beyond ___ 2000).
              For the purposes of this paragraph (a),
              "internal rate of return" or "IRR" shall be calculated using the acquisition purchase price paid by the holders of the Series A
              Preferred under the stock purchase agreement under which such shares were originally issued as the investment "out-flows", with payments of dividends or other distributions received by the Series A Preferred holders hereunder taken into account as "in-flows" provided that (i) the original purchasers of the Series A Preferred shall be deemed to be the holders of the Series A Preferred for the purposes of calculating investment amounts and receipts, (ii) the fact that such holders may from time to time finance or leverage funds invested in the purchase of the Series A Preferred shall not affect either the characterization or calculation of such investment amounts (i.e. neither receipt of the proceeds of any such financing nor the payment of any debt service or costs related to such financing shall be taken into account), (iii) neither the fact of any transfer of Series A Preferred from the original holders nor the amount of any consideration received by the original holders or paid by the successor holders in connection with any transfer shall affect the calculation of internal rate of return and
              (iv) all items of investment/expense and receipt shall be deemed to have been invested/expended or received on the last day of the calendar month in which they occur.
              An example of the calculation of IRR is
              attached as Schedule 1.

                 (b) Redemption at the Option of the
              Corporation after Five Years or Upon Less than 400,000 Shares Outstanding.
              Notwithstanding the provisions of
              Paragraph 5(a), (i) at any time after _____, 2000, or (ii) at any time prior thereto if there shall be less than 400,000 shares of Series A Preferred outstanding (adjusted for any stock splits or similar transactions), the Series A Preferred may be redeemed in whole or in part at the option of the Corporation. The Corporation will give notice to the holders of the Series A
              Preferred of its intent to redeem the
              Series A Preferred not less than 30 nor more than 60 days prior to the redemption date.
              The redemption price shall be $6.30 per share
              (declining $0.06 for each of the first 5 full years after ____, 2000), plus in each case, all accrued and unpaid dividends.

                 (c) Redemption at Preferred Stockholders
              Option.  After _________, 1996, the
              Corporation will be required, at the option of the holders of the Series A Preferred, to redeem the Series A Preferred of any holder demanding redemption at a price of $6.00 per share plus all accrued and unpaid dividends on the occurrence of any one or more of the following:

                    (i)failure in two consecutive quarters
                 to pay in full the quarterly dividends on the Series A Preferred required by paragraph 1 of this Section 5 (including all dividends accumulated but unpaid for all prior quarters);

                    (ii) a default in the payment of
                 principal or interest on any institutional debt (or debts) having an outstanding balance (or balances aggregating) greater than (a) $5 million for non-recourse debt, and (b) $2 million for recourse debt
                 (which default, in either case, shall not have been cured by the Corporation within 30 business days from the time the Corporation receives written notification of the default);

                    (iii) failure to comply with paragraph
                 6 hereof;

                    (iv) for calendar year 1996, the
                 Corporation's FAD (defined below) fails to reach at least a break-even dividend coverage equal to the full dividend payable on the Series A Preferred;

                    (v) for calendar year 1997, the
                 Corporation's FAD fails to reach at least a break-even dividend coverage equal to the full dividend payable on the Series A
                 Preferred and annual dividends on the
                 Common Stock equal to at least a seven
                 percent (7%) yield on $5.72; and

                    (vi) for calendar year 1998 and
                 subsequent years, the Corporation's FAD
                 fails to reach at least a break-even
                 dividend coverage equal to the full
                 dividend payable on the Preferred Stock
                 and dividends on the Common Stock equal to at least an eight percent (8%) yield on $5.72 (rounded to the nearest whole cent).

    For purposes of this Charter, Funds Available for Distribution ("FAD") shall mean "Funds From Operations" minus "Non-Revenue Enhancing Capital Expenditures". The calculation of FAD shall be made by the Corporation and the Corporation's independent public accounting firm shall prepare a special use report on such calculation.

    "Funds From Operations" or "FFO" shall be defined in accordance with the FFO White Paper prepared in March 1995 by the National Association of Real Estate Investment Trusts and shall mean the Corporation's net income (computed in accordance with generally accepted accounting principles in effect on December 31, 1994, applied in a manner consistent with the Corporation's accounting policies and practices as of that date), excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis. As the White Paper provides, only depreciation and amortization of assets uniquely significant to the real estate industry will be added back. Amounts added back would include real property depreciation, amortization of capitalized leasing expenses, tenant allowances or improvements, and the like. Specifically excluded are the add back of items such as the amortization of deferred financing costs, depreciation of computer software, company office improvements, and other items commonly found in other industries and required to be recognized as expenses in the calculation of net income. Items classified by generally accepted accounting principles as extraordinary or unusual, along with significant non-recurring events that materially distort the comparative measurement of company performance over time, are not meant to be reductions or increases in FFO, and should be disregarded in its calculation. The use of a corporate form versus a partnership form for unconsolidated partnerships and joint ventures should not affect the determination of whether an entity is to be treated as a joint venture for purposes of the definition. Gains or losses on sales of securities or undepreciated land shall be included in FFO, unless they are unusual and non-recurring.

    "Non-Revenue Enhancing Capital Expenditures" shall mean those capital expenditures (computed in accordance with generally accepted accounting principles consistently applied) made with respect to existing real property that the Corporation has owned and leased to others in order to continue (but not those expenditures designed to enhance) the revenue-generating capacity of the property; the following categories of capital expenditures shall not be included for this purpose (and accordingly, the listed capital expenditures will not be deducted from FFO in computing FAD): capital expenditures relating to (i) acquisitions, (ii) deferred maintenance on acquisitions, (iii) tenant improvements and leasing commissions on square footage that was not leased at the time of acquisition, (iv) development of new properties or material new elements of existing properties, and (v) improvements to bring a property into compliance with governmental regulations.

                 (d) Waiver.  The Corporation shall
              promptly notify each holder of Series A
              Preferred of the occurrence of any event set forth at (c) above, and unless such holder has submitted a notice of redemption to the Corporation on or before 90 days after receipt of the Corporation's notice, the holder shall be deemed to have waived the right to have shares of Series A Preferred redeemed as a result of such occurrence. No such waiver shall constitute a waiver of rights with respect to any subsequent occurrence.

                 (e) Redemption Date; Notice of Redemption.
              The notice of redemption submitted by the Corporation or a Series A Preferred
              Stockholder shall set forth: (i) the
              redemption date which shall be not less than 30 nor more than 60 days after the date of the notice in the case of notice submitted by the Corporation and not less than 30 nor more than 180 days after the date of the notice in the case of notice submitted by a Series A
              Preferred stockholder; (ii) the redemption price; and (iii) the place at which the shareholders may obtain payment of the redemption price upon surrender of their share certificates. In case of a partial redemption of Series A Preferred, such redemption shall be pro rata among the various holders thereof or as determined by lot in the discretion of the Board of Directors. On or before the redemption date, each holder of shares called for redemption shall surrender the certificate representing such shares to the Corporation at the place designated in the redemption notice and shall thereupon be entitled to receive payment of the redemption price on the redemption date.
              If less than all of the shares represented by a surrendered certificate are redeemed, the Corporation shall issue a new certificate representing the unredeemed shares.

    If, on or before the redemption date, the Corporation has cash funds available or has deposited for such purpose in trust with a bank or trust company sufficient funds to pay the redemption price in full to the holders of all shares called for redemption, the shares so called shall be deemed to be redeemed as of the date of deposit, dividends on those shares shall cease to accrue and no interest shall accrue on redemption price from and after the redemption date.

    All Conversion Rights shall remain valid and effective following the Corporation's notice of redemption, provided that the right to convert shares shall terminate at the close of business on the fifth day prior to the redemption date if the holder thereof has not exercised its Conversion Right in accordance with Paragraph 4(b) on or prior to such date. Any amounts so deposited on account of the redemption price of shares converted subsequent to the date of deposit shall be repaid to the Corporation forthwith upon the conversion of such shares.

                 (f) Automatic Redemption and Authority for
              Non-Series A Directors to Cancel. In the event that the size of the Board of Directors has been increased to eleven pursuant to Clauses (i), (ii) or (iii) of Paragraph 3(a) hereof and the holders of Series A Preferred have elected four Series A Directors to fill the newly created vacancies (the date on which the last of such four directors is elected being referred to as the "Board
              Switch Date"), then all of the shares of Series A Preferred shall be redeemed on the 180th day following the Board Switch Date pursuant to paragraph 5(a) or 5(b) (other than the notice requirements and with any automatic redemption occurring prior to
              ___________, 1997 being deemed a redemption pursuant to paragraph 5(a)), as applicable, from holders of record of such Shares as of the close of business on the 150th day following the Board Switch Date, unless a majority of the directors who are not Series A Directors rescind such automatic redemption prior to the 180th day following the Board Switch Date. Nothing in this paragraph (f) is intended to limit the rights of the Series A Preferred to effect a redemption pursuant to paragraph 5(c) or to limit the authority of a majority of the full board to effect a redemption pursuant to paragraphs 5(a) or 5(b), including the ability to call the Series A Preferred for redemption during the 180 day period following a Board Switch Date notwithstanding the rescission of an automatic redemption by the directors who are not Series A Directors pursuant to this clause (f) during that period.

                 (g) Payment in Cash.  All redemption
              payments shall be made in cash; provided, however, that if shares of Series A Preferred are called for redemption pursuant to paragraph 5(c) and the Corporation does not reasonably believe that it can obtain the cash necessary to make the redemption payment by the redemption date, the Corporation within 30 days after the date of the redemption notice may provide the holders of Series A Preferred a proposal to pay the redemption price in other than cash, including real property, fully-collateralized senior promissory notes or other assets.
              Such proposal shall contain a valuation of any assets proposed to be transferred or to be used as collateral to secure the Corporation's obligations. The holders of a majority of the outstanding shares of Series
              A Preferred called for redemption shall have the right in their absolute discretion, for any reason or no reason, for a period of 30 days to accept or reject such proposed alternative redemption payment following submittal by the Corporation. If holders of a majority of the outstanding shares of Series A Preferred fail to respond within such 30 day period, they shall be deemed to have rejected such proposal.

                 (h) Payment Prohibited By Law.  If the
              Corporation fails to make a redemption
              payment because such payment is prohibited by
              Section 2-311 of the Maryland General
              Corporation Law or similar statute, then on the redemption date the Corporation shall provide to the holders of Series A Preferred, whose shares are subject to redemption, payment of the maximum amount that may then be legally paid, on a pro rata basis, together with a certificate of the chief executive or chief financial officer of the Corporation setting forth the computation made under the applicable statutory provision to determine what amount could be legally paid. Thereafter, until the shares subject to redemption have been fully redeemed, within fifteen days after the end of each month, the Corporation shall provide the holders of Series A Preferred whose shares are subject to redemption, a similar certificate showing the computation of the maximum legally permitted redemption payment that may be made as of the end of such month, together with the maximum permitted payment, if any, on a pro rata basis. All shares of Series A Preferred for which the redemption payment has not been made on the redemption date shall be considered to be outstanding for all purposes. Nothing in this paragraph
              (h) is intended to limit the other rights of the Series A Preferred relating to the failure of the Company to make a redemption payment.

              6. Protective Provisions.

                 (a) For so long as the shares of Common
              Stock issuable upon conversion of the
              outstanding shares of Series A Preferred represent at least 15% of the total of
              (a) the shares of Common Stock outstanding, plus (b) the shares of Common Stock issuable upon conversion of the outstanding Series A
              Preferred, then the Corporation shall not voluntarily file or assent to or in any other way participate in the filing of an involuntary petition in bankruptcy or seek similar protection from creditors under federal or state bankruptcy or insolvency laws without first obtaining the approval of holders of a majority of the outstanding shares of Series A Preferred.

                 (b) For so long as (I) either the original
              purchaser of the Series A Preferred still holds shares of Series A Preferred or at least one holder holds more than 50% of the outstanding shares of Series A Preferred and
              (II) the shares of Common Stock issuable upon conversion of all outstanding shares of Series A Preferred represent at least 15% of the total of (A) the shares of Common Stock outstanding, plus (B) the shares of Common
              Stock issuable upon conversion of the
              outstanding Series A Preferred, then the Corporation shall not take any of the following actions without first obtaining the approval of the original purchaser or, if a holder other than the original purchaser owns more than 50% of the outstanding shares of Series A Preferred, such holder ("the
              Approving Person"):

                    (i) The issuance of or modification of
                 any debt in a principal amount which
                 exceeds $10 million;

                    (ii) New investments, including a
                 purchase of real estate operating
                 companies or real estate investment
                 trusts, as defined in Section 856 of the Internal Revenue Code of 1986 ("REIT"), with a purchase price equal to or greater than $10 million, or any series of purchases within any 90 day period with aggregate purchase prices exceeding $25 million;

                    (iii) Issuance of any equity securities
                 other than options granted pursuant to the Director Option Plan or the Employee
                 Option Plan or Common Stock issued upon
                 exercise of such options (except approval will not be required upon issuance of any equity securities the proceeds of which will be used to redeem the Series A
                 Preferred);

                    (iv) Sale of any asset or assets with a
                 sales price in excess of $10 million, or any series of sales within any 90 day period with aggregate sales prices exceeding $25 million;

                    (v) Consolidation or merger of the
                 Corporation;

                    (vi) Modification in any material
                 respect of any employment agreement with an executive officer of the Corporation, including compensation;

                    (vii) Modification of the agreement
                 between the Corporation and Westminster
                 Holdings, Inc., a California corporation, or any other agreement between the Corporation and Peter Bedford or any Affiliate of Peter Bedford which would make such agreement less favorable to the Corporation, or entering into any new agreement, arrangement or transaction with
                 Peter Bedford or any Affiliate of Peter
                 Bedford; provided, however, that this
                 clause (vii) shall not apply to the
                 Standstill Agreement to be entered into
                 between Peter Bedford and the Corporation;

                    (viii) Issuance of awards of any shares
                 or options other than those permitted in paragraph (iii) above;

                    (ix) The termination of the
                 Corporation's status as a REIT for tax
                 purposes;

                    (x) Any substantial change in the
                 Corporation's business strategies;

                    (xi) Permit Peter Bedford's ceasing to
                 serve as substantially full-time chief
                 executive officer of the Corporation or
                 disposing of his shares of Common Stock so that Peter Bedford and his Affiliates and members of his immediate family, his spouse, issue, brothers, sisters, and their respective spouses and issue, and trusts for the benefit of such persons) own beneficially less than 1,198,278 shares of Common Stock (as adjusted for stock splits or similar transactions); and

                    (xii) any amendment to the resolution
                 of the Board of Directors exempting from the terms of Section 3-602 of the Maryland
                 General Corporation Law and the Charter
                 any transaction between AEW Partners, L.P.
                 (or any Affiliate of AEW Partners, L.P.)
                 and the Corporation and any transaction
                 contemplated by or resulting from the
                 exercise of any redemption right of the
                 Series A Preferred which may constitute a business combination.

With respect to each of the above transactions, the Approving Person shall be provided with the information regarding the proposed transaction ten business days (any day, Monday through Friday, in which the New York Stock Exchange is open for regular trading) prior to the scheduled approval date. If the Approving Person shall not deliver a written notice objecting to the particular transaction before the end of such ten business day period, the Approving Person shall be deemed to have consented to such transaction.

                    (c) In the event that any holder of
                 Series A Preferred takes any legal action to enforce any of its rights under this
                 Section 5 of Article V of the
                 Corporation's Charter, the non-prevailing party shall be required to pay the costs and expenses of the prevailing party incurred in connection with such action, including attorney and witness fees.

    SECOND: The charter of the Corporation is further amended by replacing Article VII in its entirety with the following:

                                ARTICLE VII
              RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

           Section 7.1.  Definitions.  For the purpose of
    this Article VII, the following terms shall have the following meanings:

           Aggregate Stock Ownership Limit.  The term
    "Aggregate Stock Ownership Limit" shall mean not more than five percent in value of the aggregate of the outstanding shares of Capital Stock. The value of the outstanding shares of Capital Stock shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

           Beneficial Ownership.  The term "Beneficial
    Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code. The terms "Beneficial Owner", "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

           Business Day. The term "Business Day" shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

           Capital Stock. The term "Capital Stock" shall mean all classes or series of stock of the Corporation, including, without limitation, Common Stock, Preferred
    Stock and Series A Preferred Stock.

           Charitable Beneficiary. The term "Charitable Beneficiary" shall mean one or more beneficiaries of the Trust as determined pursuant to Section 7.3.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

           Charter. The term "Charter" shall mean the charter of the Corporation, as that term is defined in the MGCL.

           Code.  The term "Code" shall mean the Internal
    Revenue Code of 1986, as amended from time to time.

           Common Stock Ownership Limit.  The term "Common
    Stock Ownership Limit" shall mean not more than five percent (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding shares of Common Stock of the Corporation. The number and value of outstanding shares of Common Stock of the Corporation shall be determined by the Board of Directors of the Corporation in good faith, which determination shall be conclusive for all purposes hereof.

           Constructive Ownership.  The term "Constructive
    Ownership" shall mean ownership of Capital Stock by a Person, whether the interest in the shares of Capital
    Stock is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section
    318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms "Constructive Owner",
    "Constructively Owns" and "Constructively Owned" shall have the correlative meanings.

           Excepted Holder. The term "Excepted Holder" shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by these Articles or by the Board of Directors pursuant to Section 7.2.7.

           Excepted Holder Limit. The term "Excepted Holder Limit" shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to
    Section 7.2.7, and subject to adjustment pursuant to
    Section 7.2.8: (a) for Peter B. Bedford, fifteen percent of the lesser of the number or value of the outstanding shares of Common Stock, (b) for AEW Partners, L.P., a Delaware limited partnership ("AEW") together with a partnership or limited liability company that is 100% owned directly or indirectly by AEW, (i) fifty-eight percent of the lesser of the number or value of the outstanding shares of Common Stock and (ii) one hundred percent of the outstanding shares of Series A Preferred Stock and (c) for other, subsequently designated Excepted Holders, as to any class or series of the outstanding Capital Stock, the percentage limit established by the Board of Directors pursuant to
    Section 7.2.7. For these purposes, the outstanding Common Stock shall include the shares of Common Stock into which outstanding shares of Series A Preferred Stock are convertible, and if shares of the Series A Preferred Stock are redeemed by the Corporation, (a) the percentage limit applicable to Peter Bedford shall be automatically increased so as to permit his continued ownership after the redemption of that number of shares Common Stock that he was permitted to own under the applicable Excepted Holder Limit immediately before the redemption, and (b) notwithstanding Section 7.2.7(d), the percentage limit with respect to shares of Common Stock applicable to AEW shall be automatically decreased by the same amount as the increase in (a).

           Initial Date. The term "Initial Date" shall mean the date upon which the Articles of Amendment containing this Article VII are filed with the State Department of Assessments and Taxation of Maryland.

           Market Price. The term "Market Price" on any date shall mean, with respect to any class or series of outstanding shares of Capital Stock, the Closing Price for such Capital Stock on such date. The "Closing Price" on any date shall mean the last sale price for such Capital Stock, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Capital Stock, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if such Capital Stock is not listed or admitted to trading on the NYSE, as reported on the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which such Capital Stock is listed or admitted to trading or, if such Capital Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Capital Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Capital Stock selected by the Board of Directors of the Corporation or, in the event that no trading price is available for such Capital Stock, the fair market value of the Capital Stock, as determined in good faith by the Board of Directors of the Corporation.

           MGCL.  The term "MGCL" shall mean the Maryland
    General Corporation Law, as amended from time to time.

           NYSE.  The term "NYSE" shall mean the New York
Stock Exchange.

           Person. The term "Person" shall mean an individual, corporation, partnership, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, association, private foundation within the meaning of
    Section 509(a) of the Code, joint stock company or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, and a group to which an Excepted Holder Limit applies.

           Prohibited Owner. The term "Prohibited Owner" shall mean, with respect to any purported Transfer, any Person who, but for the provisions of Section 7.2.1, would Beneficially Own or Constructively Own shares of Capital Stock, and if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

           REIT. The term "REIT" shall mean a real estate investment trust within the meaning of Section 856 of the Code.

           Restriction Termination Date.  The term
    "Restriction Termination Date" shall mean the first day after the Initial Date on which the Corporation determines pursuant to Article VI, Section 9 of the Charter that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive
    Ownership and Transfers of shares of Capital Stock set forth herein is no longer required in order for the Corporation to qualify as a REIT.

           Transfer. The term "Transfer" shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership, or any agreement to take any such actions or cause any such events, of Capital Stock or the right to vote or receive dividends on Capital Stock, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Capital Stock or any interest in Capital Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in Beneficial or Constructive Ownership of Capital Stock; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms "Transferring" and "Transferred" shall have the correlative meanings.

           Trust. The term "Trust" shall mean any trust provided for in Section 7.3.1.

           Trustee. The term "Trustee" shall mean the Person unaffiliated with the Corporation and a Prohibited Owner, that is appointed by the Corporation to serve as trustee of the Trust.

           Section 7.2  Capital Stock.

           Section 7.2.1  Ownership Limitations.  During the
    period commencing on the Initial Date and prior to the Restriction Termination Date:

                 (a) Basic Restrictions.

                    (i)  (1) No Person, other than an
                 Excepted Holder, shall Beneficially Own or
                 Constructively Own shares of Capital Stock in excess of the Aggregate Stock Ownership
                 Limit, (2) no Person, other than an
                 Excepted Holder, shall Beneficially Own or
                 Constructively Own shares of Common Stock in excess of the Common Stock Ownership
                 Limit and (3) no Excepted Holder shall
                 Beneficially Own or Constructively Own
                 shares of Capital Stock in excess of the Excepted Holder Limit for such Excepted
                 Holder.

                    (ii)  No Person shall Beneficially or
                 Constructively Own shares of Capital Stock to the extent that such Beneficial or Constructive Ownership of Capital Stock would result in the Corporation being "closely held" within the meaning of
                 Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or otherwise failing to qualify as a REIT
                 (including, but not limited to, Beneficial or Constructive Ownership that would result in the Corporation owning (actually or Constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section
                 856(c) of the Code).

                    (iii)  Notwithstanding any other
                 provisions contained herein, any Transfer of shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) that, if effective, would result in the Capital
                 Stock being beneficially owned by less
                 than 100 Persons (determined under the
                 principles of Section 856(a)(5) of the
                 Code) shall be void ab initio, and the
                 intended transferee shall acquire no
                 rights in such shares of Capital Stock.

                 (b) Transfer in Trust.  If any Transfer of
              shares of Capital Stock (whether or not such Transfer is the result of a transaction entered into through the facilities of the NYSE or any other national securities exchange or automated inter-dealer quotation system) occurs which, if effective, would result in any Person Beneficially Owning or Constructively Owning shares of Capital Stock in violation of Section 7.2.1(a)(i) or (ii),

                    (i)  then that number of shares of the
                 Capital Stock, the Beneficial or
                 Constructive Ownership of which otherwise would cause such Person to violate Section
                 7.2.1(a)(i) or (ii)(rounded to the nearest whole shares), shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in
                 Section 7.3, effective as of the close of business on the Business Day prior to the date of such Transfer, and such Person shall acquire no rights in such shares; or

                    (ii)  if the transfer to the Trust
                 described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section
                 7.2.1(a)(i) or (ii), then the Transfer of that number of shares of Capital Stock that otherwise would cause any Person to violate Section 7.2.1(a)(i) or (ii) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Capital Stock.

           Section 7.2.2 Remedies for Breach. If the Board of Directors of the Corporation or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.2.1 or that a Person intends to acquire or has attempted to acquire Beneficial or Constructive Ownership of any shares of Capital Stock in violation of Section 7.2.1 (whether or not such violation is intended), the Board of Directors or a committee thereof shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Corporation to redeem shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.2.1 shall automatically result in the transfer to the Trust described above, and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

           Section 7.2.3  Notice of Restricted Transfer.
    Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of shares of Capital Stock that will or may violate
    Section 7.2.1(a), or any Person who would have owned shares of Capital Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 7.2.1(b) shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation's status as a REIT.

           Section 7.2.4  Owners Required To Provide
    Information. From the Initial Date and prior to the Restriction Termination Date:

                 (a) every owner of more than five percent
              (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of Capital Stock, within 30 days after the end of each taxable year, shall give written notice to the Corporation stating the name and address of such owner, the number of shares of Capital Stock and other shares of the Capital Stock Beneficially Owned and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the
              Corporation's status as a REIT and to ensure compliance with the Capital Stock Ownership
              Limit.

                 (b) each Person who is a Beneficial or
              Constructive Owner of Capital Stock and each
              Person (including the stockholder of record) who is holding Capital Stock for a Beneficial or Constructive Owner shall provide to the Corporation such information as the
              Corporation may request, in good faith, in order to determine the Corporation's status as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

           Section 7.2.5  Remedies Not Limited.  Subject to
    Article VI, Section 9 of the Charter, nothing contained in this Section 7.2 shall limit the authority of the Board of Directors of the Corporation to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation's status as a REIT.

           Section 7.2.6  Ambiguity.  In the case of an
    ambiguity in the application of any of the provisions of this Section 7.2, Section 7.3, or any definition contained in Section 7.1, the Board of Directors of the Corporation shall have the power to determine the application of the provisions of this Section 7.2 or
    Section 7.3 with respect to any situation based on the facts known to it. In the event Section 7.2 or 7.3 requires an action by the Board of Directors and the Charter fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1, 7.2 or 7.3.

           Section 7.2.7  Exceptions.

                 (a) Subject to Section 7.2.1(a)(ii), the
              Board of Directors of the Corporation, in its sole discretion, may exempt a Person from the Aggregate Stock Ownership Limit and the
              Common Stock Ownership Limit, as the case may be, and may establish or increase an Excepted
              Holder Limit for such Person if:

                    (i) the Board of Directors obtains such
                 representations and undertakings from such
                 Person as are reasonably necessary to
                 ascertain (to the extent practicable and prudent) that no individual's Beneficial or Constructive Ownership of such shares of Capital Stock will violate Section
                 7.2.1(a)(ii);

                    (ii) the Board of Directors obtains
                 such representations and undertakings from such Person as are reasonably necessary to ascertain (to the extent practicable and prudent) that such Person does not and represents that it will not own, actually or Constructively, an interest in a tenant of the Corporation (or a tenant of any entity owned or controlled by the Corporation) that would cause the
                 Corporation to own, actually or
                 Constructively, more than a 9.9% interest
                 (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Corporation (or an entity owned or controlled by the Corporation) derives
                 (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the Board of Directors of the Corporation, rent from such tenant would not adversely affect the Corporation's ability to qualify as a REIT, shall not be treated as a tenant of the Corporation); and

                    (iii) such Person agrees that any
                 violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.2.1 through 7.2.6) will result in such shares of Capital Stock being automatically transferred to a Trust in accordance with Sections 7.2.1(b) and 7.3.

                 (b) Prior to granting any exception
              pursuant to Section 7.2.7(a), the Board of Directors of the Corporation may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation's status as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

                 (c) Subject to Section 7.2.1(a)(ii), an
              underwriter which participates in a public offering or a private placement of Capital
              Stock (or securities convertible into or exchangeable for Capital Stock) may
              Beneficially Own or Constructively Own shares of Capital Stock (or securities convertible into or exchangeable for Capital Stock) in excess of the Aggregate Stock Ownership
              Limit, the Common Stock Ownership Limit, or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

                 (d) The Board of Directors may only reduce
              the Excepted Holder Limit for an Excepted
              Holder: (1) with the written consent of such Excepted Holder at any time, or (2) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder
              Limit shall be reduced to a percentage that is less than the Common Stock Ownership
              Limit.

           Section 7.2.8.  Increase in Aggregate Stock
    Ownership and Common Stock Ownership Limits. The Board of Directors may from time to time increase the Common
    Stock Ownership Limit and the Aggregate Stock Ownership
    Limit.

           Section 7.2.9  Legend.  Each certificate for
    shares of Capital Stock shall bear the following legend:

           The shares represented by this
           certificate are subject to
           restrictions on Beneficial and
           Constructive Ownership and Transfer
           for the purpose of the
           Corporation's maintenance of its
           status as a Real Estate Investment
           Trust under the Internal Revenue
           Code of 1986, as amended (the
           "Code").  Subject to certain
           further restrictions and except as
           expressly provided in the
           Corporation's Charter, (i) no
           Person may Beneficially or
           Constructively Own shares of the
           Corporation's Common Stock in
           excess of five percent (in value or
           number of shares) of the
           outstanding shares of Common Stock
           of the Corporation unless such
           Person is an Excepted Holder (in
           which case the Excepted Holder
           Limit shall be applicable); (ii) no
           Person may Beneficially or
           Constructively Own shares of
           Capital Stock of the Corporation in
           excess of five percent of the value
           of the total outstanding shares of
           Capital Stock of the Corporation,
           unless such Person is an Excepted
           Holder (in which case the Excepted
           Holder Limit shall be applicable);
           (iii) no Person may
           Beneficially or
           Constructively Own Capital
           Stock that would result in
           the Corporation being
           "closely held" under
           Section 856(h) of the Code
           or otherwise cause the
           Corporation to fail to
           qualify as a REIT; and (iv)
           no Person may Transfer
           shares of Capital Stock if
           such Transfer would result
           in the Capital Stock of the
           Corporation being owned by
           fewer than 100 Persons.
           Any Person who Beneficially
           or Constructively Owns or
           attempts to Beneficially or
           Constructively Own shares
           of Capital Stock which
           causes or will cause a
           Person to Beneficially or
           Constructively Own shares
           of Capital Stock in excess
           or in violation of the
           above limitations must
           immediately notify the
           Corporation.  If any of the
           restrictions on transfer or
           ownership are violated, the
           shares of Capital Stock
           represented hereby will be
           automatically transferred
           to a Trustee of a Trust for
           the benefit of one or more
           Charitable Beneficiaries.
           In addition, upon the
           occurrence of certain
           events, attempted Transfers
           in violation of the
           restrictions described
           above may be void ab
           initio.  All capitalized
           terms in this legend have
           the meanings defined in the
           charter of the Corporation,
           as the same may be amended
           from time to time, a copy
           of which, including the
           restrictions on transfer
           and ownership, will be
           furnished to each holder of
           Capital Stock of the
           Corporation on request and
           without charge.

           Section 7.3  Transfer of Capital Stock in Trust.

           Section 7.3.1  Ownership in Trust.  Upon any
    purported Transfer or other event described in Section
    7.2.1(b) that would result in a transfer of shares of Capital Stock to a Trust, such shares of Capital Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported
    Transfer or other event that results in the transfer to the Trust pursuant to Section 7.2.1(b). The Trustee shall be appointed by the Corporation and shall be a Person unaffiliated with the Corporation and any Prohibited Owner. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section
    7.3.6.

           Section 7.3.2  Status of Shares Held by the
    Trustee. Shares of Capital Stock held by the Trustee shall be issued and outstanding shares of Capital Stock of the Company. The Prohibited Owner shall have no rights in the shares held by the Trustee. The
    Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares held in the Trust.

           Section 7.3.3 Dividend and Voting Rights. The Trustee shall have all voting rights and rights to dividends or other distributions with respect to shares of Capital Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee shall be paid with respect to such shares of Capital Stock to the Trustee upon demand and any dividend or other distribution authorized but unpaid shall be paid when due to the Trustee. Any dividends or distributions so paid over to the Trustee shall be held in trust for the Charitable Beneficiary. The Prohibited Owner shall have no voting rights with respect to shares held in the Trust and, subject to Maryland law, effective as of the date that the shares of Capital Stock have been transferred to the Trustee, the Trustee shall have the authority (at the Trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Corporation that the shares of Capital Stock have been transferred to the Trustee and (ii) to recast such vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. Notwithstanding the provisions of this Article VII, until the Corporation has received notification that shares of Capital Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

           Section 7.3.4 Sale of Shares by Trustee. Within 20 days of receiving notice from the Corporation that shares of Capital Stock have been transferred to the Trust, the Trustee of the Trust shall sell the shares held in the Trust to a person, designated by the Trustee, whose ownership of the shares will not violate the ownership limitations set forth in Section 7.2.1(a). Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.3.4. The Prohibited Owner shall receive the lesser of (1) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the shares on the day of the event causing the shares to be held in the Trust and (2) the price per share received by the Trustee from the sale or other disposition of the shares held in the Trust. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Capital Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.3.4, such excess shall be paid to the Trustee upon demand.

           Section 7.3.5  Purchase Right in Stock
    Transferred to the Trustee. Shares of Capital Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) or (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 7.3.4. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

           Section 7.3.6  Designation of Charitable
    Beneficiaries. By written notice to the Trustee, the Corporation shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Capital Stock held in the Trust would not violate the restrictions set forth in Section 7.2.1(a) in the hands of such Charitable Beneficiary and (ii) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections
    170(b)(1)(A), 2055 and 2522 of the Code.

    THIRD: The charter of the Corporation is further amended by replacing Article VIII, Section 3, Paragraph (c) in its entirety with the following:

                 (c) A person shall be a "beneficial owner"
              or shall "beneficially own" stock of the
              Corporation:

                    (i)which such person or any of its
                 Affiliates or Associates beneficially
                 owns, directly or indirectly; or

                    (ii)which such person or any of its
                 Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                    (iii)which is beneficially owned,
                 directly or indirectly, by any other
                 person with which such person or any of
                 its Affiliates or Associates has any
                 agreement, arrangement or understanding
                 for the purpose of acquiring, holding,
                 voting or disposing of any shares of
                 Voting Stock.

    FOURTH: The charter of the Corporation is further amended by replacing Article VIII, Section 3, Paragraph (e) in its entirety with the following:

                    (e)"Affiliate" or "Associates" shall
                 have the respective meanings ascribed to such terms in Rule 12b-2 of the General
                 Rules and Regulations under the Securities
                 Exchange Act of 1934, as in effect on
                 April 5, 1993.

    FIFTH: The amendments to the charter of the Corporation as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law and by the Charter of the Corporation.

    SIXTH: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment was 40,000,000, of which 30,000,000 were shares of Common Stock, $0.01 par value per share, and 10,000,000 were Preferred Stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having a par value was $400,000.00.

    SEVENTH: The total number of shares of stock which the Corporation has authority to issue, pursuant to the charter of the Corporation as hereby amended, is 50,000,000, of which 30,000,000 are shares of Common Stock, $0.01 par value per share, 10,000,000 are shares of Preferred Stock, $0.01 par value per share, and 10,000,000 are shares of Series A Convertible Preferred Stock. The aggregate par value of all authorized shares of stock having a par value is $500,000.00.

    EIGHTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

    IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and attested to by its Secretary on this _______ day of ________________, 1995.

ATTEST:

BEDFORD PROPERTY INVESTORS, INC.



By:                          (Seal)
    President



By:_________________________
    Secretary

                                SCHEDULE 1

                       REDEMPTION PRICE CALCULATION



                         Year 1       Year 2      Year 3     Year 4

Preferred Stock        $50,000,000  50,000,000   50,000,000 50,000,000
Accrued Redemption
 Premium                         0   8,000,000   18,000,000 27,100,000
Total Investment
 Basis (1)              50,000,000  58,000,000  68,000,000  77,100,000
Internal Rate of
 Return                     25.00%      25.00%     20.00%      20.00%
Total Return            12,500,000  14,500,000 13,600,000  15,420,000
Minimum Dividends
 Paid                  (4,500,000)  (4,500,000)(4,500,000) (4,500,000)
Accrued Redemption
 Premium               $8,000,000  $10,000,000 $9,100,000  $10,920,000

Redemption Price(2)   $58,000,000  $68,000,000 $77,100,000 $88,020,000

Footnotes:

(1) Beginning of 12 month period.
(2) End of 12 month period.


Note: The above analysis calculates the redemption price at the end of four consecutive twelve month periods. The actual redemption price would be calculated based upon the exact number of days between the date of initial investment and the date of redemption utilizing the required internal rates of return applicable to each period and the actual dividends paid, as such dividends paid may exceed the minimum dividends indicated above.

                                 EXHIBIT B

                           ARTICLES OF AMENDMENT
                           DELETING ARTICLE VIII
                (RELATING TO CERTAIN BUSINESS COMBINATIONS)
                             FROM THE CHARTER


    THIS IS TO CERTIFY THAT:

    FIRST: The charter of Bedford Property Investors, Inc., a Maryland corporation (the "Corporation"), is hereby amended by deleting existing Article VIII in its entirety.

    SECOND: The charter of the Corporation is further amended by deleting the remainder of the penultimate sentence of Article IX following the phrase "entitled to be cast on the matter".

    THIRD: The amendment to the charter of the Corporation as set forth above has been duly advised by the board of directors and approved by the stockholders of the Corporation as required by law.

    FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

    IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary on this ___ day of __________, 1995.

ATTEST:            BEDFORD PROPERTY INVESTORS, INC.


                   By:
(seal)
Secretary               President

                                 EXHIBIT C

                     Bedford Property Investors, Inc.
              Pro Forma Consolidated Statement of Operations
                   For the Year Ended December 31, 1994
                                (Unaudited)
                 (in thousands, except per share amounts)


                            Acquired   Properties
             Historical  Properties       Sold      Pro Forma    Pro Forma
            Consolidated     (1)           (2)      Adjustments Consolidated

Rental income   $9,154       $1,182      $  (11)    $   -         $10,325
Operating
 expenses        2,408          275         (50)        -           2,633
Real estate
 taxes             916          159          (6)        -           1,069
Depreciation
  and
  amortization   1,206            -        (205)       106 (3)      1,107

  Income from
   property
   operations    4,624          748         250       (106)         5,516

General and
 adminstrative
 expense      (1,309)             -           -          -         (1,309)
Interest
 income           56              -           -          -             56
Interest
 expense        (955)             -           -       (665)(4)     (1,620)

  Income before
   gain
   on sale     2,416            748         250       (771)         2,643

Gain on sale of
 real estate
 investment    1,193              -      (1,193)     1,180(5)       1,180

  Net income  $3,609         $  748      $ (943)     $  409       $ 3,823

Net income per common
 and common equivalent
   share        $0.59         $0.12       $(0.15)     $0.06         $0.62

Notes to Pro Forma Consolidated Statement of Operations (dollars in thousands)

(1) The unaudited pro forma consolidated statement of operations reflects the acquisitions of Milpitas Town Center, Village Green, Dupont Industrial Center, and Mariner Court and the sale of Texas Bank North as if such transactions had occurred on January 1, 1994. The Company acquired Milpitas Town Center on August 11, 1994, Village Green on July 7, 1994, Dupont Industrial Center on May 24, 1994, and Mariner Court on January 5, 1994, and sold Texas Bank North on January 14, 1994.

  The pro forma operating results for the four acquired properties for the year ended December 31, 1994, have been prepared utilizing
  (i) the actual operating results of the seller for the period from January 1, 1994 to the acquisition date, and (ii) the actual operating results of the Company for the period from acquisition to December 31, 1994. The combined statement of operations for the period from January 1, 1994 to the acquisition date for these four acquired properties is as follows:

            Milpitas           Dupont
             Town     Village  Industrial     Mariner    Acquired
             Center    Green    Center         Court    Properties

  Rental
   income     $571      $161     $450            $0       $1,182
  Operating
    expenses    76        48      151             0          275
  Real estate
    taxes       58        11       90             0          159

  Income from
    property
    operations  $437    $102     $209             $0      $  748


  No pro forma adjustments are included for Mariner Court, which was acquired on January 5, 1994. The actual results of operations of this property from January 5, 1994 to December 31, 1994 reasonably approximate the pro forma results of operations for the year ended December 31, 1994.

(2) The unaudited pro forma consolidated statement of operations reflects the elimination of the actual results of operations of Texas Bank North from January 1, 1994 to January 14, 1994.

(3) Adjusted to reflect pro forma straight-line depreciation for the period from January 1, 1994 to the acquisition date for the four acquired properties as follows:


                                  Pro Forma Depreciation

          Milpitas Town Center             $ 54
          Village Green                      14
          Dupont Industrial Center           38
          Mariner Court                       -
                         Total             $106

  The above amounts consist of pro forma depreciation on the buildings located at the properties for the period from January 1, 1994 to the acquisition date. Depreciation has been calculated utilizing an estimated useful life of 45 years.

(4) Adjusted to reflect additional borrowings of $24,505 under the Credit Facility for the period from January 1, 1994 to the acquisition date for each of the four acquired properties. Interest was calculated on the total cash outflows at a weighted assumed borrowing rate of 8.1%. The impact of a one-eighth percent increase in the interest rate would be to increase annual interest expense by $31.

(5) Adjusted to reflect the gain on the sale of Texas Bank North as of January 1, 1994; the actual date of sale was January 14, 1994.

                             EXHIBIT D

                 Bedford Property Investors, Inc.

                Historical Summary of Gross Income
                 and Direct Operating Expenses of
                    Properties Acquired in 1994

                   Year Ended December 31, 1993



  Presented herein are the Historical Summaries of Gross Income and Direct Operating Expenses ("the Summaries") prepared in accordance with Rule 3-14 of Regulaton S-X of the Securities and Exchange Commission. The Summaries are presented for the following 1994 property acquisitions:

             Property                               Page

       Mariner Court. . . . . . . . . . . . . . . . .     D-2
       Dupont Industrial Center . . . . . . . . . . .     D-4
       Milpitas Town Center . . . . . . . . . . . . .     D-6


  An historical summary is not presented for the 1994 acquisition of Village Green; as the purchase price was $1,687,000, and therefore, the acquisition was not significant.

                   Independent Auditors' Report


The Board of Directors
Bedford Property Investors, Inc.:


We have audited the accompanying Historical Summary of Gross Income and Direct Operating Expenses (the Summary) of Mariner Court (the Property) for the year ended December 31, 1993. The Summary is the responsibility of the Property's owner. Our responsibility is to express an opinion on the Summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Summary presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the current Report on Form 8-K of Bedford Property Investors, Inc.) and excludes certain expenses, described in note A, that would not be comparable to those resulting from the proposed future operations of the Property.

In our opinion, the Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses, exclusive of expenses described in note A, of Mariner Court for the year ended December 31, 1993, in conformity with generally accepted accounting principles.



February 18, 1994
San Francisco, California

                           Mariner Court
                Historical Summary of Gross Income
                   and Direct Operating Expenses
                   Year Ended December 31, 1993

Revenues:
  Rental income                                          $1,556,390
  Common area reimbursement                                 145,068
  Other                                                      36,356

                                                          1,737,814
Operating expenses:
  Real property tax                                         132,432
  Repairs and maintenance                                   211,498
  Utilities                                                 255,482
  Insurance                                                  12,704
  Legal and accounting                                       16,358
  Other                                                      42,526

                                                            671,000

Operating Income                                         $1,066,814

Notes to Historical Summary of Gross Income and Direct Operating
Expenses

A.     Property and Basis of Accounting
  The Historical Summary of Gross Income and Direct Operating
  Expenses has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission and relates to the operations of Mariner Court, an office building located in Torrance, California, with approximately 106,000 rental square feet.

  In accordance with Rule 3-14, direct operating expenses are presented exclusive of depreciation, interest, management fees and income taxes as these expenses would not be comparable to the proposed future operations of the property.

  The acquisition of the property may result in a new valuation for purposes of determining future property tax assessments.

  Rental income is recognized on a straight line basis over the terms of the related leases. For 1993, rental income was less than the aggregate contractual rentals by $292,373.

B.     Leases (unaudited)
  Minimum future rental receipts are as follows:

            1995           $1,211,097
            1996              791,607
            1997              450,423
            1998              125,319
            1999              131,688
            Thereafter         33,522
                           $2,743,656

  The total minimum future rental payments shown above do not include tenants' obligations for reimbursement of operating expenses or taxes as provided by the terms of certain leases.

C. Estimated Taxable Operating Results and Cash to be Made Available by Operations (unaudited)
  Pro forma cash available from operations and pro forma taxable income for 1993 are shown below. Pro forma taxable operating results are derived by deducting depreciation; however, as a Real Estate Investment Trust (REIT), Bedford Property Investors, Inc. is not subject to federal income tax if it qualifies under the Internal Revenue Code ("Code") REIT provisions. That is, Bedford Property Investors, Inc. is not subject to federal income tax if it distributes 95% of its taxable income and otherwise complies with the provisions of the Code. Bedford Property Investors, Inc. intends to make distributions in order to maintain its REIT status. These dividends paid to the REIT shareholders may be taxable to the shareholders upon distribution.

            Revenues                           $2,030,187
            Operating expenses                    671,000
            Cash available from operations      1,359,187
            Depreciation expense                  112,980

            Taxable Income                     $1,246,207

                   Independent Auditors' Report

The Board of Directors
Bedford Property Investors, Inc.:

We have audited the accompanying Historical Summary of Gross Income and Direct Operating Expenses (the Summary) of Dupont Industrial Center (the Property) for the year ended December 31, 1993. The Summary is the responsibility of the Property's owner. Our responsibility is to express an opinion on the Summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Summary presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the current Report on Form 8-K of Bedford Property Investors, Inc.) and excludes certain expenses, described in note A, that would not be comparable to those resulting from the proposed future operations of the Property.

In our opinion, the Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses, exclusive of expenses described in note A, of Dupont Industrial Center for the year ended December 31, 1993, in conformity with generally accepted accounting principles.


May 26, 1994
San Francisco, California

                     Dupont Industrial Center
                Historical Summary of Gross Income
                   and Direct Operating Expenses
                   Year Ended December 31, 1993
Revenues:
  Rental income                                      $693,786
  Common area reimbursement                           112,422
  Other                                                 8,165

                                                      814,373
Operating expenses:
  Real property tax                                   278,864
  Repairs and maintenance                             106,778
  Utilities                                            43,354
  Insurance                                            32,538
  Legal and accounting                                  6,103
  Other                                                22,662

                                                      490,299

Operating Income                                     $324,074

Notes to Historical Summary of Gross Income and Direct Operating
Expenses

A.     Property and Basis of Accounting
  The Historical Summary of Gross Income and Direct Operating
  Expenses has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission and relates to the operations of Dupont Industrial Center, a suburban industrial complex located in Ontario, California, with approximately 452,000 rental square feet.

  In accordance with Rule 3-14, direct operating expenses are presented exclusive of depreciation, interest, management fees and income taxes as these expenses would not be comparable to the proposed future operations of the property.

  The acquisition of the property may result in a new valuation for purposes of determining future property tax assessments.

  Rental income is recognized on a straight line basis over the terms of the related leases. For 1993, the aggregate contractual rentals exceeded rental income by $43,457.

B.     Leases (unaudited)
  Minimum future rental receipts are as follows:

            1995           $  769,747
            1996              432,272
            1997              307,859
            1998              206,616
            1999               66,237
            Thereafter              0
                           $1,782,731

  The total minimum future rental payments shown above do not include tenants' obligations for reimbursement of operating expenses or taxes as provided by the terms of certain leases.

C. Estimated Taxable Operating Results and Cash to be Made Available by Operations (unaudited)
  Pro forma cash available from operations and pro forma taxable income for 1993 are shown below. Pro forma taxable operating results are derived by deducting depreciation; however, as a Real Estate Investment Trust (REIT), Bedford Property Investors, Inc. is not subject to federal income tax if it qualifies under the Internal Revenue Code ("Code") REIT provisions. That is, Bedford Property Investors, Inc. is not subject to federal income tax if it distributes 95% of its taxable income and otherwise complies with the provisions of the Code. Bedford Property Investors, Inc. intends to make distributions in order to maintain its REIT status. These dividends paid to the REIT shareholders may be taxable to the shareholders upon distribution.

            Revenues                          $857,920
            Operating expenses                 490,299
            Cash available from operations     367,621
            Depreciation expense               162,648

            Taxable Income                    $204,973

                   Independent Auditors' Report


The Board of Directors
Bedford Property Investors, Inc.:

We have audited the accompanying Historical Summary of Gross Income and Direct Operating Expenses (the Summary) of Milpitas Town Center (the Property) for the year ended December 31, 1993. The Summary is the responsibility of management. Our responsibility is to express an opinion on the Summary based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Summary is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Summary presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Summary was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the current Report on Form 8-K of Bedford Property Investors, Inc.) and excludes certain expenses, described in note A, that would not be comparable to those resulting from the proposed future operations of the Property.

In our opinion, the Summary referred to above presents fairly, in all material respects, the gross income and direct operating expenses, exclusive of expenses described in note A, of Milpitas Town Center for the year ended December 31, 1993, in conformity with generally accepted accounting principles.


August 17, 1994
San Francisco, California

                       Milpitas Town Center
                Historical Summary of Gross Income
                   and Direct Operating Expenses
                   Year Ended December 31, 1993

Revenues:
  Rental income                                          $751,482
  Common area reimbursement                               170,408
  Other                                                       317

                                                          922,207
Operating expenses:
  Real property tax                                        73,031
  Repairs and maintenance                                  48,839
  Utilities                                                26,934
  Insurance                                                12,260
  Administrative                                          119,912
  Other                                                    25,955

                                                          306,931

Operating Income Before Depreciation                     $615,276

Notes to Historical Summary of Gross Income and Direct Operating
Expenses

A.     Property and Basis of Accounting
  The Historical Summary of Gross Income and Direct Operating Expenses has been prepared in accordance with Rule 3-14 of Regulation S-X of the Securities and Exchange Commission and relates to the operations of Milpitas Town Center, a suburban industrial complex located in Milpitas, California, with approximately 103,000 rentable square feet.

  In accordance with Rule 3-14, direct operating expenses are presented exclusive of depreciation, interest, management fees and income taxes as these expenses would not be comparable to the proposed future operations of the property.

  The acquisition of the property may result in a new valuation for purposes of determining future property tax assessments.

  Rental income is recognized on a straight line basis over the terms of the related leases. For 1993, the aggregate rental income exceeded contractual rentals by $109,644.

B.     Leases (unaudited)
  Minimum future rental receipts are as follows:

            1995                $  749,388
            1996                   797,005
            1997                   611,870
            1998                   307,549
            1999                   190,505
            Thereafter              15,850
                                $2,672,167

  The total minimum future rental payments shown above do not include tenants' obligations for reimbursement of operating expenses or taxes as provided by the terms of certain leases.

C. Estimated Taxable Operating Results and Cash to be Made Available by Operations (unaudited)
  Pro forma cash available from operations and pro forma taxable income for 1993 are shown below. Pro forma taxable operating results are derived by deducting depreciation; however, as a Real Estate Investment Trust (REIT), Bedford Property Investors, Inc. is not subject to federal income tax if it qualifies under the Internal Revenue Code ("Code") REIT provisions. That is, Bedford Property Investors, Inc. is not subject to federal income tax if it distributes 95% of its taxable income and otherwise complies with the provisions of the Code. Bedford Property Investors, Inc. intends to make distributions in order to maintain its REIT status. These dividends paid to the REIT shareholders may be taxable to the shareholders upon distribution.

            Revenues                          $812,563
            Operating expenses                 306,931
            Cash available from operations     505,632
            Depreciation expense               115,591

            Taxable Income                    $390,041

                   BEDFORD PROPERTY INVESTORS, INC.
               PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                 THIS PROXY IS SOLICITED BY MANAGEMENT

  The undersigned stockholder of Bedford Property Investors, Inc., a Maryland corporation (the "Company"), hereby appoints Jennifer I. Mori and Donald A. Lorenz, and each of them, as proxies for the undersigned, with full power of substitution, to attend, to vote and otherwise represent all of the shares held by the undersigned holders of record at the Annual Meeting of Stockholders of the Company to be held on September 13, 1995 at 1:00 p.m. in the A.P. Giannnini Auditorium, The Bank of America Building, Concourse Level, 555 California Street, San Francisco, California, and at any adjournment(s) or postponement(s) thereof, with the same effect as if the undersigned were present, as instructed below on each of the following matters, as further described in the accompanying Proxy Statement. The undersigned hereby revokes any proxy previously given with respect to such shares.

  The Board of Directors recommends that you vote FOR each proposal. In order to vote FOR all of the proposals, simply sign, date and return this Proxy.


1.     Approval of the Sale of        FOR       AGAINST       ABSTAIN
  Preferred Stock to AEW
  Partners, L.P. for an
  aggregate purchase price
  of $50 million

2.     Approval of the Amendment      FOR       AGAINST       ABSTAIN
  to the Company's Charter
  to create the Series A
  Convertible Preferred Stock
  and to state the terms
  thereof

 3.    Approval of the Amendment      FOR       AGAINST       ABSTAIN
 to the Company's Charter to
  substitute a new Article VII,
  imposing certain ownership
  limitations on the Company's
  Stock and thereby
  limiting the
  transferability thereof

4.     Approval of the Amendment      FOR       AGAINST       ABSTAIN
  to the Company's Charter
  deleting Article VIII
  thereof, thereby removing
  certain antitakeover protections
  regarding certain business combinations

5.     Election of Directors:   Peter B. Bedford, Anthony Downs,
Anthony M. Frank, Martin I. Zankel, Claude M. Ballard

       For all nominees              Withhold authority as to all
      (Except as marked to the                  nominees
                  contrary
below_________________________________________________________________
___________
To withhold authority for any individual nominee(s), print the name(s) of the nominee(s) above.

6. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

  The undersigned acknowledges receipt of the Notice of Annual Meeting of
Stockholders and the accompanying Proxy Statement.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE FOREGOING PROPOSALS AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

                            MARK HERE IF YOU PLAN TO ATTEND THE
                           MEETING

                           Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation, please give full title under signature.

                           Dated  ______________________________, 1995


_______________________________________________________
                                          Signature


_______________________________________________________
                                     Signature, if held jointly

Votes must be indicated by filling in X in Black or Blue ink.
Sign, Date and Return the Proxy Card Promptly Using the Enclosed
Envelope